Exhibit 10.5

AMENDED AND RESTATED FINANCING AGREEMENT

The CIT Group/Business Credit, Inc.,

as Agent,

the Lenders which are parties hereto,

Sheffield Steel Corporation,

as Revolving/LC Borrower

and

Sand Springs Railway Company,

as Term Borrower

Dated: August 12, 2004

$15,000,000 Revolving Line of Credit

$6,000,000 Letter of Credit Line

$3,000,000 Term Loan

i

6.6	Satisfaction of Obligations	33
6.7	Maintenance of Rights in General Intangibles; Notice of Additional Rights	33
6.8	Reference to Loan Documents	33
6.9	Commercial Tort Claims	33
6.10	Notification of Beneficiary Status Under Letter of Credit	34

Section 7.	REPRESENTATIONS, WARRANTIES AND COVENANTS	34
7.1	Affirmative Covenants	34
7.2	Maintenance and Inspection of Books and Records	35
7.3	[Reserved]	36
7.4	Appraisals	36
7.5	Perfection of Security Interest	36
7.6	Insurance	36
7.7	Taxes	37
7.8	Compliance with Laws	38
7.9	Financial Reporting	38
7.10	Negative Covenants	40
7.11	Lease Restrictions	42
7.12	Free Cash Flow	43
7.13	Environmental Matters	43
7.14	Environmental Indemnity	43
7.15	Transactions with Affiliates	43
7.16	Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc	44

Section 8.	INTEREST, FEES AND EXPENSES	44
8.1	Interest Generally	44
8.2	Default Rate of Interest	44
8.3	Letter of Credit Fees and Expenses	44
8.4	Out-of-Pocket Expenses and Documentation Fees	45
8.5	Line of Credit Fee	45
8.6	Restructuring Fee and Loan Facility Fee	45
8.7	Administrative Management Fee	45
8.8	Charges to Revolving/LC Borrower’s Account	45
8.9	LIBOR Loans	45

Section 9.	POWERS	47
9.1	Appointment of Attorney-in-Fact; Powers	47
9.2	Restrictions on Powers of Attorney-in-Fact	47

Section 10.	EVENTS OF DEFAULT AND REMEDIES	48
10.1	Events of Default	48
10.2	Remedies with Respect to Revolving Loans, Advances and Obligations	49
10.3	Remedies with Respect to Collateral	49
10.4	Indemnity Relating to Remedies	50

Section 11.	TERMINATION	51

Section 12.	MISCELLANEOUS	51
12.1	Waiver	51
12.2	Entire Agreement	51
12.3	Usury	51
12.4	Severability	52
12.5	WAIVER OF JURY TRIAL DISCLAIMER	52
12.6	Notices	52
12.7	GOVERNING LAW	53

Section 13.	AGREEMENTS REGARDING THE LENDERS	53
13.1	Disbursements and Collections	53
13.2	Settlement Date Remittances	53
13.3	Monthly Loan Statement	53
13.4	Remittance of Fees and Interest	54
13.5	Participations and Assignments	54
13.6	No Obligation to Fund	55
13.7	Lawsuits	55
13.8	Right of Set Off	55
13.9	Confidentiality	55

Section 14.	AGENCY	56
14.1	Designation of Agent	56
14.2	Execution of Duties	56
14.3	Disclaimer of Agent Liability	57
14.4	Reliance and Action by Agent	57
14.5	Notice of Default or Event of Default	57
14.6	Independence of Lenders	57
14.7	Indemnification of Agent	58
14.8	Agent as Lender	58
14.9	Resignation and Successor Agent	58
14.10	Amendment; Release of Collateral; Overadvances	59
14.11	Lender Failure to Respond	59
14.12	Amendment and Restatement of Existing Financing Agreement	59
14.13	Effective Date Loans and Assignments	60

Section 15.	CROSS-GUARANTY	60
15.1	Cross-Guaranty	60
15.2	Waivers by Borrowers	61
15.3	Benefit of Guaranty	61
15.4	Subordination of Subrogation, Etc	61
15.5	Election of Remedies	61
15.6	Limitation	62
15.7	Contribution with Respect to Guaranty Obligations.	62
15.8	Liability Cumulative	63

EXHIBITS

Exhibit A-1	Form of Revolving Note
Exhibit A-2	Form of Term Note
Exhibit A-3	Form of Letter of Credit Note
Exhibit B	Form of Assignment and Transfer Agreement
Exhibit C	Matters to be Covered in Opinion of Counsel
Exhibit D	Form of Intercreditor Agreement

SCHEDULES

Schedule 1.1(a)	Existing Liens
Schedule l.1(b)	Existing Indebtedness
Schedule 1.1(c)	Real Property of Term Borrower
Schedule 1.1(d)	Railcars of Term Borrower
Schedule 6.9	Commercial Tort Claims
Schedule 7.1(f)	Collateral Locations, Chief Executive Office and Tradenames
Schedule 7.1(g)	Required Consents

THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation (hereinafter “CIT”), with offices located at 10 South LaSalle Street, Chicago, Illinois 60603 and any other entity becoming a Lender hereunder pursuant to Section 13.5(b) of this Agreement, hereinafter are collectively referred to as the “Lenders” and individually as a “Lender”), and CIT, as the Agent for the Lenders (hereinafter, the “Agent”), are pleased to confirm the terms and conditions under which the Lenders, acting through the Agent, shall make revolving loans and other financial accommodations to Sheffield Steel Corporation (hereinafter “Revolving/LC Borrower”), a Delaware corporation with a principal place of business at 220 North Jefferson, Sand Springs, Oklahoma 74063 and shall make a term loan and other financial accommodations to Sand Springs Railway Company (hereinafter the “Term Borrower” and collectively with Revolving/LC Borrower the “Borrowers”) a Delaware corporation with a principal place of business at 220 North Jefferson, Sand Springs, Oklahoma 74063.

RECITALS

A. The Revolving/LC Borrower, the Agent and certain financial institutions (the “Existing Lenders”) are party to that certain Financing Agreement dated as of August 14, 2002 (as amended, the “Existing Financing Agreement”), whereunder the Existing Lenders agreed to provide a revolving credit facility and other financial accommodations to the Revolving/LC Borrower (“Existing Loans”).

B. The Revolving/LC Borrower desires to issue on the Closing Date its 11 3/8% Senior Secured Notes due 2011 in the approximate principal amount of $80,000,000, the proceeds of which will be used to, among other things, repay Existing Loans.

C. The Revolving/LC Borrower, the Agent and the Lenders now desire to amend and restate the Existing Financing Agreement to, among other things, (i) add the Term Borrower as a borrower under a term loan and (i) restate the Existing Financing Agreement to reflect the amendments thereto.

Section 1. DEFINITIONS AND ACCOUNTING TERMS

1.1 Definitions. For purposes of this Financing Agreement, the following terms shall be defined in the following manner:

Accounts shall mean any and all of the Credit Parties’ present and future: (a) accounts (as defined in the UCC), and any and all other receivables (whether or not specifically listed on schedules furnished to the Agent), including, without limitation, all accounts created by, or arising from, the Credit Parties’ sales, leases, rentals of goods or renditions of services to their customers, including but not limited to, those accounts arising under a trade name or style of the Credit Parties, or through the Credit Parties’ divisions; (b) instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) unpaid seller’s or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant hereto; (f) guarantees, supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (g) insurance policies or rights relating to any of the foregoing; (h) general intangibles pertaining to any and all of the foregoing (including all rights to payment, including those arising in connection with bank and non-bank credit cards), and including books and records and any electronic media and software thereto; (i) notes, deposits or property of account debtors securing the obligations of any such account debtors of the Credit Parties; and (j) cash and non-cash proceeds (as defined in the UCC) of any and all of the foregoing; provided that Accounts shall not include those accounts arising from the use, sale, lease or other disposition of the Equipment or Real Property of the Revolving/LC Borrower and its Subsidiaries (other than the Term Borrower) at any time.

Additional Principal Payments shall have the meaning assigned to such term in Section 7.10(k).

Administrative Management Fee shall mean an amount equal to $30,000 per annum, payable to the Agent exclusively in accordance with Section 8.7 of this Financing Agreement, to cover the costs of the Agent (excluding Out-of-Pocket Expenses) in connection with the routine administration, record keeping, analysis and evaluation of the Collateral.

Affiliate means, with respect to any Person, any Person or group acting in concert in respect of the Person in question that, directly or indirectly, controls or is controlled by or is under common control with such Person and all directors and the chief executive officer of such Person provided that neither the Lenders nor any Affiliate of the Lenders shall be deemed to be an Affiliate of any Credit Party. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation.

Agent’s Bank Account shall have the meaning provided for in Section 3.4 of this Financing Agreement.

Assignment and Transfer Agreement shall mean the Assignment and Transfer Agreement in the form of Exhibit B attached hereto.

Availability Reserve shall mean an amount equal to the sum of: (a) (i) three (3) months rental payments and tax, utility and other charges for any of the Revolving/LC Borrower’s leased premises or other Collateral locations for which the Revolving/LC Borrower have not delivered to the Agent a landlord’s waiver in form and substance reasonably satisfactory to the Agent, and (ii) three (3) months estimated payments (plus any other fees or charges owing by the Revolving/LC Borrower) to any applicable warehousemen or third party processor (as determined by the Agent in its reasonable business judgement), provided that any of the foregoing amounts shall be adjusted from time to time hereafter upon (x) delivery to the Agent of any such acceptable waiver, (y) the opening or closing of a Collateral location and/or (z) any change in the amount of rental, storage or processor payments or similar charges; plus (b) any reserve which the Agent may establish from time to time pursuant to the express terms of this

Financing Agreement; plus (c) an amount equal to $3,000,000; plus (d) an amount equal to the outstanding principal amount of the Term Loan; plus (e) such other reserves as the Agent deems necessary in its reasonable judgment (i) as a result of negative forecasts and/or trends in any Credit Party’s business, industry, prospects, profits, operations or financial condition, or (ii) as a result of other issues, circumstances or facts that could otherwise negatively impact the Credit Parties or their business, prospects, profits, operations, industry, financial condition or assets.

Balance Sheet shall mean a consolidated balance sheet for the Revolving/LC Borrower prepared in accordance with GAAP.

Bank of Oklahoma shall mean Bank of Oklahoma, National Association and its successors as assigns.

Bank of Oklahoma Loan Agreements shall mean (i) the Term Loan Agreement dated August 14, 2002 between the Revolving/LC Borrower and the Bank of Oklahoma and (ii) the credit facility between Term Borrower and Bank of Oklahoma maturing March 1, 2006, in each case, with respect to the obligations under the Bank of Oklahoma Notes.

Bank of Oklahoma Loan Documents shall mean, collectively, the Bank of Oklahoma Notes, the Bank of Oklahoma Loan Agreements and any other documents or instruments that from time to time evidence the obligations under the Bank of Oklahoma Notes or secure or support payment or performance thereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.

Bank of Oklahoma Notes shall mean (i) any term notes dated August 14, 2002 between the Revolving/LC Borrower and Bank of Oklahoma with respect to a term loan in principal amount of $4,500,000 and (ii) any term notes and revolving notes issued by the Term Borrower to the Bank of Oklahoma with respect to a term loan in a principal amount of $1,250,000 and a revolving line of credit in the maximum amount of $250,000, as the same may be amended, restated, supplemented or otherwise modified from time to time.

Borrowers shall mean the Revolving/LC Borrower and the Term Borrower.

Borrowing Base shall mean the sum of:

(a) eighty-five percent (85%) of the Revolving/LC Borrower’s outstanding Eligible Accounts Receivable, plus

(b) the lesser of (i) $21,000,000, and (ii) the sum of (A) the lesser of (1) sixty-five percent (65%) of the aggregate value of the Eligible Inventory (other than eligible SSMP Scrap Inventory), valued at the lower of cost or market on a first in, first out basis, or (2) eighty-five percent (85%) of the most recent appraised net liquidation value of Eligible Inventory (other than eligible SSMP Scrap Inventory), as determined by the appraisal conducted by the Agent prior to the Closing Date or such subsequent appraisal that is acceptable to the Agent in its sole discretion, plus (B) the least of (1) sixty-five percent (65%) of the aggregate value of eligible SSMP Scrap Inventory, valued at the lower of cost or market value on a first in, first out basis, (2) eighty-five percent (85%) of the appraised net liquidation value of eligible SSMP Scrap Inventory, each as determined by the appraisal conducted by the Agent prior to the Closing Date or such subsequent appraisal that is acceptable to the Agent in its sole discretion, or (3) (y) $12,000,000 plus (z) the amount of the reserve described in clause (d) on the definition of Availability Reserves, less (C) the amount of the Availability Reserve then in effect.

Business Day shall mean any day on which the Agent, each Lender and JPMorgan Chase Bank are open for business.

Capital Expenditures shall mean, for any period, the aggregate expenditures of the Credit Parties during such period on account of property, plant, equipment or similar fixed assets that, in conformity with GAAP, are required to be reflected on the Balance Sheet.

Capital Lease shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure on the Balance Sheet.

Cash Equivalents shall mean (A) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (B) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (C) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (D) certificates of deposit or banker’s acceptances, maturing no more than one year from the date of creation thereof, issued by commercial banks incorporated under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank, each having combined capital, surplus and undivided profits of not less than $250,000,000 and having a senior unsecured rating of “A” or better by a nationally recognized rating agency (an “A Rated Bank”), (E) repurchase obligations worth with a term of not more than seven days for underlying securities of the types described in clause (A) above entered into with an A Rated Bank, (F) time deposits, maturing no more than thirty (30) days from the date of creation thereof with A Rated Banks and (G) mutual funds that invest solely in one or more of the investments described in clauses (A) through (E) above.

Change of Control means the occurrence of one or more of the following events:

(a) any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Revolving/LC Borrower to any Person or group of related Persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (a “Group”), other than a transaction in which the transferee is controlled by one or more Permitted Holders;

(b) the approval by the holders of capital stock of the Revolving/LC Borrower of any plan or proposal for the liquidation, winding up or dissolution of the Revolving/LC Borrower;

(c) the Permitted Holders collectively cease for any reason to be the beneficial owners, directly or indirectly, of at least a majority of the total voting power of the voting stock of the Revolving/LC Borrower, whether by virtue of the issuance, sale or other disposition of capital stock of the Revolving/LC Borrower, a merger, consolidation or sale of assets involving the Revolving/LC Borrower, a Subsidiary, any voting trust or other agreement.

Chase Bank Rate shall mean the rate of interest per annum announced by JPMorgan Chase Bank from time to time as its “prime rate” in effect at its principal office in New York City. (The prime rate is not intended to be the lowest rate of interest charged by JPMorgan Chase Bank to its borrowers).

Chase Bank Rate Loans shall mean any loans made pursuant to this Financing Agreement that bear interest based on the Chase Bank Rate.

Closing Date shall mean the date on which this Financing Agreement is executed and delivered by the Borrowers and the Agent and the conditions set forth in Section 2.1 are satisfied.

Collateral shall mean all present and future (i) “Collateral”, as defined in that certain Amended and Restated Pledge and Security Agreement dated as of the date hereof, pursuant to which, along with the other Loan Documents, the Revolving/LC Borrower granted a security interest in certain property and interests in property and proceeds to secure payment of the Obligations; (ii) the Other Collateral; (iii) “Collateral” as defined in the Term Loan Collateral Documents and (iv) “Collateral” as defined in the Other Obligor Collateral Document; provided that Collateral shall not include Equipment or Real Property of Revolving/LC Borrower or any of its Subsidiaries (other than Term Borrower), the equity interests of any direct or indirect Subsidiary of the Revolving/LC Borrower or proceeds thereof.

Collection Day(s) shall mean a period of one (1) Business Day after the deposit of checks or other remittances representing the proceeds of Collateral into the Agent’s Bank Account, for which interest may be charged on the aggregate amount of such deposits at the rate provided for in Section 8.1 or 8.2 (if applicable) of this Financing Agreement.

Commitment Letter shall mean the Commitment Letter dated on or about July 23, 2004 issued by the Agent to, and accepted by, the Borrowers.

Confidential Information shall have the meaning provided for in Section 13.9 of this Agreement.

Copyrights shall mean all of the Credit Parties’ present and hereafter acquired copyrights, copyright registrations, recordings, applications, designs, styles, licenses, marks, prints, and labels bearing any of the foregoing, goodwill, and any and all general intangibles pertaining thereto.

Credit Parties shall mean the Borrowers, their Subsidiaries (other than Unrestricted Subsidiaries) and any other Person that from time to time guarantees any of the Obligations hereunder.

Default shall mean any event that would constitute an Event of Default but for the requirement of the giving of notice, the lapse of time, or both.

Default Rate of Interest shall mean a rate of interest equal to two percent (2%) per annum greater than the interest rate accruing on the Obligations pursuant to Section 8.1 hereof, which the Agent and the Lenders shall be entitled to charge the Credit Parties in the manner set forth in Section 8.2 of this Financing Agreement.

Depository Account shall mean (i) with respect to Revolving/LC Borrower, the collection account in the Agent’s name and control established pursuant to Section 2.1(n) of the Existing Financing Agreement, (ii) with respect to Term Borrower, the collection account referenced in Section 2.1(s) of this Financing Agreement and (iii) with respect to any Credit Party, any other collection account established by Agent from time to time hereafter for the purpose of collecting Proceeds of Collateral.

Documentation Fee shall mean an amount equal to the Agent’s standard fees (and standard fees of the Agent’s in-house counsel) relating to any and all modifications, waivers, releases, amendments of additional collateral with respect to this Financing Agreement, the Collateral and/or the Obligations subsequent to the Closing Date.

Early Termination Date shall mean any date prior to the Termination Date on which the Borrowers terminate this Financing Agreement or the Revolving Line of Credit, whether voluntary, upon acceleration or otherwise.

Early Termination Fee shall mean an amount equal to the product obtained by multiplying (a) the maximum amount of (i) the Revolving Line of Credit plus (ii) the Letter of Credit Line plus (iii) the outstanding principal amount of the Term Loan times (b) (i) three percent (3.0%) if the Early Termination Date occurs on or before the first anniversary of the Closing Date, (ii) two percent (2.0%) if the Early Termination Date occurs after first anniversary of the Closing Date but on or before the second anniversary of the Closing Date; and (iii) one percent (1.0%) if the Early Termination Date occurs after the second anniversary of the Closing Date but prior to the Termination Date thereafter; provided that the Borrowers may, prior to any Default or Event of Default, voluntarily terminate this Financing Agreement within the sixty (60) days preceding any Termination Date without the incurrence of an Early Termination Fee.

EBITDA shall mean all earnings before all interest, tax obligations and depreciation and amortization expense of the Revolving/LC Borrower, all determined on a consolidated basis in conformity with GAAP on a basis consistent with the latest audited financial statements of the Revolving/LC Borrower, but excluding the effect of extraordinary and/or nonrecurring gains or losses for such period.

Eligible Accounts Receivable shall mean the gross amount of the Revolving/LC Borrower’s Trade Accounts Receivable that are subject to a valid, first priority, perfected security interest in favor of the Agent, for the benefit of the Lenders, which conform to the warranties contained herein and which, at all times, continue to be acceptable to the Agent in the exercise of its reasonable judgment, less, without duplication, the sum of:

(a) any returns, discounts, clams, credits and allowances of any nature (whether issued, owing, granted, claimed or outstanding), plus

(b) reserves for Trade Accounts Receivable, that arise from, or are subject to or include: (i) sales to the United States of America, any state or other governmental entity or to any agency, department or division thereof, except for any such sales as to which the applicable Credit Party complied to the Agent’s satisfaction with the Assignment of Claims Act of 1940 or any other applicable statute, rules or regulation; (ii) foreign sales, other than sales (x) which otherwise comply with all of the other criteria for eligibility hereunder and are secured by letters of credit (in form and substance, satisfactory to the Agent) issued or confirmed by, and payable at, banks acceptable to the Agent having a place of business in the United States of America, or (y) to customers residing in Canada provided that such Accounts are payable in United States Dollars and do not exceed $250,000 in the aggregate at any time; (iii) Accounts that remain unpaid more than ninety (90) days from invoice date and Accounts that are reasonably likely to remain unpaid ninety days from invoice date in the reasonable business judgment of the Agent; (iv) contra accounts; (v) sales to any Subsidiary (direct or indirect) of any Credit Party, or to any entity otherwise affiliated with any Credit Party or with any shareholder, parent or Subsidiary (direct or indirect) of any Credit Party in any way; (vi) bill and hold (deferred shipment) or consignment sales; (vii) sales to any customer which is either (w) insolvent, (x) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (y) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts, or (z) financially unacceptable to the Agent or has a credit rating unacceptable to the Agent; (viii) all sales to any customer if fifty percent (50%) or more of the aggregate dollar amount of all outstanding invoices to such customer are unpaid more than ninety (90) days from invoice date; (ix) sales to any customer and/or its affiliates to the extent such sales exceed twenty percent (20%) or more of all Eligible Accounts Receivable; (x) pre-billed receivables and receivables arising from progress billings; and (xi) sales not payable in United States currency; plus

(c) reserves equal to an amount representing, historically, returns, discounts, claims, credits, allowances and applicable terms; plus

(d) reserves established for any other reasons deemed necessary by the Agent in its reasonable business judgment, including, without limitation, reasons that are customary either in the commercial finance industry or in the lending practices of the Agent.

Eligible Inventory shall mean the gross amount of the Revolving/LC Borrower’s Inventory that is subject to a valid, first priority, perfected security interest in favor of the Agent, for the benefit of the Lenders, and which conforms to the warranties contained herein and which, at all times continues to be acceptable to the Agent in its reasonable business judgment, less, without duplication, (a) work-in-process (other than finished bars used for fence posts and billets, which bars would be salable “as is” in the normal course of business), (b) supplies (other than raw materials), (c) Inventory not present in the United States of America, (d) Inventory returned or rejected by the Revolving/LC Borrower’s customers (other than goods that are undamaged and resalable in the normal course of business) and goods to be returned to the

Revolving/LC Borrower’s suppliers, (e) Inventory in transit to third parties (other than the Revolving/LC Borrower’s agents or warehouses), or in the possession of a warehouseman, bailee, third party processor, or other third party, unless such warehouseman, bailee or third party has executed a notice of security interest agreement (in form and substance satisfactory to the Agent) and the Agent, for the benefit of the Lenders, shall have a first priority perfected security interest in such Inventory, and (f) the amount of any reserve against Inventory established by the Agent in its reasonable discretion, including without limitation reserves for special order goods, discontinued, slow-moving and obsolete Inventory, market value declines, bill and hold (deferred shipment), consignment sales, shrinkage and any applicable customs, freight, duties and Taxes.

Equipment shall mean all present and hereafter acquired equipment (as defined in the UCC) of the Credit Parties including, without limitation, all machinery, motor vehicles, equipment, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds thereof of whatever sort.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

Eurocurrency Reserve Requirements shall mean for any day, as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum aggregate reserve requirement (expressed as a decimal) in effect with respect to the Agent or any Lender on such day, including, without limitation, basic, supplemental, marginal and emergency reserves under Regulation D or any other applicable regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by the Agent or any Lender (such reserve to be adjusted to the nearest one-sixteenth of one percent (1/16 of 1%) or, if there is not a nearest one-sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%)).

Event(s) of Default shall have the meaning given to such term in Section 10.1 of this Financing Agreement.

Existing Financing Agreement shall have the meaning set forth in the Recitals.

Fixed Charges shall mean, without duplication and on a consolidated basis, for any period, the sum of (a) all interest obligations (including the interest component of Capital Leases) of the Revolving/LC Borrower (on a consolidated basis) paid or due during such period, (b) amount of principal repaid or scheduled to be repaid on Permitted Indebtedness of the Credit Parties (excluding Additional Principal Payments) during such period, (c) unfinanced Capital Expenditures, as incurred by the Credit Parties during such period and (d) all federal, state and local income tax expenses due and payable by the Credit Parties during such period.

Free Cash Flow shall mean, for any period, the amount equal to EBITDA less Fixed Charges.

GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply, provided that in the event Revolving/LC Borrower modifies its accounting principles and procedures from those in effect on the Closing Date, Revolving/LC Borrower shall provide such statements of reconciliation as shall be in form and substance acceptable to the Agent.

General Intangibles has the meaning set forth in the UCC and includes, without limitation, all of the Credit Parties’ present and hereafter acquired intangible personal property (other than Accounts) including, without limitation, all present and future contract rights, rights to receive payments of money, choses in action, causes of action, judgments, commercial tort claims (as defined in the UCC), tax refunds and tax refund claims, Copyrights, Patents, Trademarks, tradenames, licenses, permits, franchises, computer programs, software, customer and supplier contracts and lists, interests in general or limited partnerships, joint ventures or limited liability companies, reversionary interests in pension and profit sharing plans and reversionary, beneficial and residual interests in trusts, leasehold interests in real or personal property, rights to receive rentals of real or personal property and guarantee and indemnity claims, together with respect to the foregoing, all (i) applications (ii) right, title and interest in and to any and all extensions and renewals (iii) goodwill (iv) any other forms of similar intellectual property; and (v) all monies and claims for monies now or hereafter due and payable in connection with any of the foregoing or otherwise, and all cash and non-cash proceeds thereof, including, without limitation, the proceeds or royalties of any licensing agreements between the Credit Parties and any licensee of any of the Credit Parties’ General Intangibles.

Governmental Authority means any nation or government, any intergovernmental or supranational body, any state or other political subdivision thereof and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

Indebtedness shall mean, without duplication, all liabilities, contingent or otherwise, which are either (a) obligations in respect of borrowed money or for the deferred purchase price of property, services or assets, other than Inventory, or (b) lease obligations which, in conformity with GAAP, have been, or should be capitalized, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof. For purposes of this Financing Agreement, the Old Senior Secured Notes shall not be deemed to be Indebtedness so long as (i) the Revolving/LC Borrower has irrevocably deposited with the trustee for such Old Senior Secured Notes on the Closing Date such portion of the proceeds from the Senior Secured Notes as is necessary to redeem such notes in full and satisfy and discharge all obligations with respect thereto on or prior to August 30, 2004 and (ii) such Old Senior Secured Notes are redeemed in full and all obligations with respect thereto are satisfied and discharged (and all liens of such trustee released) on or prior to August 30, 2004.

Indenture shall mean the Indenture dated on or about the date hereof between the Borrowers and U.S. Bank National Association, as trustee and collateral agent, with respect to

$80,000,000 11 3/8% Senior Secured Notes of the Borrower due 2011, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

Indenture Trustee shall mean U.S. Bank National Association, its successors as assigns, as Trustee under the Indenture.

Intercreditor Agreement shall mean that certain intercreditor agreement among the Borrowers, the Agent and US Bank National Association as collateral agent (the “Collateral Agent”), dated as of the date hereof, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

Interest Period shall mean: (a) with respect to an initial request by any Borrower for a LIBOR Loan or the conversion of a Chase Bank Rate Loan to a LIBOR Loan, at the option the applicable Borrower a one-month, two-month, three-month or six-month period commencing on the borrowing or conversion date with respect to such LIBOR Loan and ending one, two or three months thereafter, as applicable; and (b) with respect to any continuation of a LIBOR Loan, at the option of the applicable Borrower a one-month, two-month or three-month period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan and ending one, two or three months thereafter, as applicable; provided that the foregoing provisions relating to Interest Periods are subject to the following terms:

(i) if any Interest Period would otherwise end on a day which is not a Working Day, such Interest Period shall be extended to the next succeeding Working Day, unless the result of such extension would extend such payment into another calendar month, in which event such Interest Period shall end on the immediately preceding Working Day;

(ii) any Interest Period that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Working Day of a calendar month; and

(iii) for purposes of determining the availability of Interest Periods, such Interest Periods shall be deemed available if (x) JPMorgan Chase Bank quotes an applicable rate or the Agent determines LIBOR, as provided in the definition of LIBOR, (y) the LIBOR determined by JPMorgan Chase Bank or the Agent adequately and fairly reflects the cost of maintaining or funding its loans bearing interest at LIBOR for such Interest Period, and (z) such Interest Period ends on or before the last day of the then current term of this Financing Agreement. If a requested Interest Period shall be unavailable in accordance with the foregoing provisions, the applicable Borrower shall choose an Interest Period that complies with the foregoing provisions or the applicable Borrower shall pay interest on the Obligations subject to such request at the applicable per annum rate based upon the Chase Bank Rate.

Inventory has the meaning set forth in the UCC and includes, without limitation, any and all goods, including, without limitation, goods in transit, wheresoever located, whether now owned or hereafter acquired by the Credit Parties and all additions, substitutions and replacements thereof, which are held for sale or lease, furnished under any contract of service, or held as raw materials, work in process or supplies, and all materials used or consumed in the

Credit Parties’ business, and includes such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by the Credit Parties, as well as any proceeds thereof of whatever sort.

Issuing Bank shall mean any bank issuing a Letter of Credit for Revolving/LC Borrower.

JPMorgan Chase Bank shall mean JPMorgan Chase Bank or any successor thereto.

Lender shall mean any Revolving Lender, Letter of Credit Lender or Term Lender.

Letters of Credit shall mean all standby letters of credit issued for or on behalf of Revolving/LC Borrower with the assistance of the Lenders (acting through the Agent) by the Issuing Bank.

Letter of Credit Account shall have the meaning set forth in Section 5.11.

Letter of Credit Advances shall have the meaning set forth in Section 5.2.

Letter of Credit Availability shall mean the lesser of (1) the amount by which (a) the lesser of (i) the sum of the Revolving Line of Credit plus the Letter of Credit Line or (ii) the Borrowing Base exceeds (b) the sum of (i) the amount of all Obligations (excluding the principal amount of the Term Loan) plus (ii) the undrawn amount of all Letters of Credit outstanding for the benefit of Revolving/LC Borrower or (2) the amount by which (a) the Letter of Credit Line exceeds the amount of Letter of Credit Obligations outstanding.

Letter of Credit Guaranty shall mean the guaranty delivered by the Agent, on behalf of the Lenders, to the Issuing Bank of Revolving/LC Borrower’s reimbursement obligation under such Issuing Bank’s reimbursement agreement, application for letter of credit or other like document.

Letter of Credit Guaranty Fee shall mean the fee that the Agent, for the benefit of the Lenders, may charge Revolving/LC Borrower under Section 8.3 of this Financing Agreement for issuing the Letter of Credit Guaranty or otherwise assisting Revolving/LC Borrower in obtaining Letters of Credit.

Letter of Credit Guaranty Payment shall mean any and all indebtedness, liability or obligation of any kind incurred by the Agent under any Letter of Credit Guaranty.

Letter of Credit Lender shall mean any lender that purchases a participation in a Letter of Credit or a Letter of Credit Advance.

Letter of Credit Line shall mean the commitments of the Lenders to assist Revolving/LC Borrower in obtaining Letters of Credit pursuant to Section 5 of this Financing Agreement, in the aggregate amount of $6,000,000.

Letter of Credit Note shall mean any note, in the form of Exhibit A-3 attached hereto, delivered by the Revolving/LC Borrower to the Agent, for the benefit of the Letter of Credit

Lenders, to evidence the Letter of Credit Obligations made to the Revolving/LC Borrower pursuant to this Financing Agreement.

Letter of Credit Obligations shall mean the sum of the aggregate undrawn amount of Letters of Credit and the aggregate principal amount of Letter of Credit Advances outstanding under the Letter of Credit Line.

LIBOR shall mean, for any Interest Period, a rate of interest equal to the quotient obtained by dividing: (a) at the Agent’s election, (i) LIBOR for such Interest Period as quoted to the Agent by JPMorgan Chase Bank (or any successor thereof) two (2) Business Days prior to the first day of such Interest Period, or (ii) the rate of interest determined by the Agent at which deposits in U.S. Dollars are offered for such Interest Period as presented on Telerate Systems at page 3750 as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period (provided that if two or more offered rates are presented on Telerate System at page 3750 for such Interest Period, the arithmetic mean of all such rates, as determined by the Agent, will be the rate elected); by (b) a number equal to 1.00 minus the Eurocurrency Reserve Requirements, if any, in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period.

LIBOR Loan shall mean any loans made pursuant to this Financing Agreement that bear interest based upon LIBOR.

Line of Credit Fee shall mean, for any month, the product obtained by multiplying (a) (i) the Revolving Line of Credit plus the Letter of Credit Line determined as of the close of business on the first day of such month, minus (ii) the average daily principal balance of Revolving Loans and the average daily amount of Letter of Credit Obligations outstanding during such month, times (b) one-half of one percent (0.5%) per annum for the number of days in said month.

Loan Documents shall mean this Financing Agreement, the Term Loan Collateral Documents, the Other Obligor Collateral Documents, the Intercreditor Agreement, any Promissory Note, the other closing documents executed by the Credit Parties and any other ancillary loan and security agreements executed by the Credit Parties from time to time in connection with this Financing Agreement, all as may be renewed, amended, restated or supplemented from time to time.

Material Adverse Effect shall mean a material adverse effect on either (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Credit Parties, taken as a whole, (b) the ability of any of the Credit Parties to perform their respective obligations under this Financing Agreement or any other Loan Document, or to enforce its rights against account debtors, (c) the value of the Collateral or (d) the ability of the Agent or the Lenders to enforce the Obligations or its rights and remedies under this Financing Agreement or any of the other Loan Documents.

Obligations shall mean: (a) all loans and advances made by the Agent and the Lenders to the Borrowers or to others for any Borrower’s account (including, without limitation, all Revolving Loans, all Term Loans and all Letter of Credit Advances); (b) any and all other indebtedness, obligations and liabilities which may be owed by any Borrower to the Agent or any Lender and arising out of, or incurred in connection with, this Financing Agreement or any of the other Loan Documents (including all Out-of-Pocket Expenses), whether (i) now in existence or incurred by any Borrower from time to time hereafter, (ii) secured by pledge, lien upon or security interest in any of such Borrower’s assets or property or the assets or property of any other person, firm, entity, or corporation, (iii) such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect, or (iv) such Borrower is liable to the Agent or any Lender for such indebtedness as principal, surety, endorser, guarantor or otherwise; (c) all other indebtedness, obligations and liabilities owed by any Borrower to the Agent and/or the Lenders under any other agreement or arrangement now or hereafter entered into between any Borrower, on the one hand, and the Agent and/or any Lender, on the other hand, relating to the transactions contemplated by this Financing Agreement; (d) indebtedness, obligations and liabilities incurred by, or imposed on, the Agent or any Lender as a result of environmental claims relating to any Borrower’s operations, premises or waste disposal practices or disposal sites; (e) any Borrower’s liabilities to the Agent or any Lender as maker or endorser on any promissory note or other instrument for the payment of money; and (f) any Borrower’s liabilities to the Agent or any Lender under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which the Agent or any Lender may make or issue to others for any Borrower’s account, including any accommodations extended by the Agent with respect to applications for Letters of Credit, the Agent’s or any Lender’s acceptance of drafts or the Agent’s or any Lender’s endorsement of notes or other instruments for any Borrower’s account and benefit.

Old Senior Secured Notes shall mean the $30,000,000 aggregate principal amount of 10% senior secured notes due 2007 issued by Revolving/LC Borrower.

Operating Leases shall mean all leases of property (whether real, personal or mixed) other than Capital Leases.

Other Collateral shall mean: (a) all present and hereafter established lockbox, blocked account and any other deposit accounts maintained with any bank or financial institutions into which the proceeds of Collateral are or may be deposited; (b) all cash and other monies and property in the possession or control of the Agent or any Lender; (c) all books, records ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon; and (d) all cash and non-cash proceeds of the foregoing; provided that Other Collateral shall not include any bank account containing only proceeds of Equipment or Real Property other than Equipment or Real Property of the Term Borrower or the equity interests of any direct or indirect Subsidiary of the Revolving/LC Borrower.

Other Obligor Collateral Documents shall mean all security agreements, instruments and other documents executed by any Other Obligor in connection with the grant to the Agent of Collateral to secure such Other Obligor’s guaranty of the Obligations.

Other Obligors shall mean all of the Revolving/LC Borrower’s Subsidiaries (other than the Term Borrower and any Unrestricted Subsidiaries).

Out-of-Pocket Expenses shall mean all of the Agent’s and the Lenders’ present and future expenses incurred in connection with this Financing Agreement and the other Loan Documents, including, without limitation, (a) the cost of lien searches (including tax lien and judgment lien searches), pending litigation searches and similar items, (b) fees and taxes imposed in connection with the filing of any financing statements or other personal property security documents; (c) all costs and expenses incurred by the Agent in opening and maintaining any Depository Accounts and any related lockboxes, depositing checks, and receiving and transferring funds (including charges imposed on the Agent for “insufficient funds” and the return of deposited checks); (d) any amounts paid by, incurred by or charged to the Agent or any Lender by an Issuing Bank under any Letter of Credit or the reimbursement agreement relating thereto, application for Letter of Credit or other like document which pertains either directly or indirectly to Letters of Credit, and the Agent’s standard fees relating to the Letters of Credit and any drafts thereunder; (e) title insurance premiums, real estate survey costs, note taxes, intangible taxes and mortgage or recording taxes and fees; (f) all costs, fees and expenses incurred by the Agent and each Lender in connection with any action taken under Section 7.2 hereof, including travel, meal and lodging expenses of the Agent’s and the Lenders’ personnel; (g) all expenses, costs and fees incurred by the Agent and the Lenders in connection with any action taken under Section 10.3 hereof; and (h) without duplication, all costs and expenses incurred by the Agent and the Lenders in connection with the collection, liquidation, enforcement, protection and defense of the Obligations, the Collateral and the Agent’s and the Lenders’ rights under this Financing Agreement, and all disbursements and fees of in-house and outside counsel to the Agent and the Lenders, including but not limited to such fees and disbursements incurred as a result of a workout, restructuring, reorganization, liquidation, insolvency proceeding and in any appeals arising therefrom whether incurred before, during or after the termination of this Financing Agreement or the commencement of any case with respect to any Credit Party under the United States Bankruptcy Code, 11 U.S.C. §§ 101-1330, or any similar statute.

Overadvances shall mean the amount by which (a) the principal amount of all outstanding Revolving Loans and the amount of all Letter of Credit Obligations exceed (b) the Borrowing Base, to the extent permitted to be made by the Agent pursuant to Section 14.10 hereof or as otherwise approved by all Lenders.

Patents shall mean all of the Credit Parties’ present and hereafter acquired patents, patent applications, registrations, any reissues or renewals thereof, licenses, any inventions and improvements claimed thereunder, and all general intangible, intellectual property and patent rights with respect thereto of the Credit Parties, and all income, royalties, cash and non-cash proceeds thereof.

Permitted Encumbrances shall mean: (a) the liens existing on the date hereof on specific items of Equipment set forth on Schedule 1.1(a) attached hereto; (b) Purchase Money Liens; (c) liens (including a second priority security interest in the Collateral) securing the obligations owing to the holders of the Senior Secured Notes, the Indenture Trustee and the Collateral Agent under the Senior Secured Notes Documents; (d) statutory liens of landlords and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens, and with respect to which adequate reserves or other appropriate provisions are being maintained by the Credit Parties in accordance with GAAP); (e) deposits made (and the liens thereon) in the ordinary course of business of the Credit Parties (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; (f) easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Property, if applicable, and which in the aggregate do not materially interfere with the occupation, use or enjoyment by the Credit Parties of their business or property so encumbered; and (g) liens granted to the Agent, for the benefit of the Lenders, by the Credit Parties; (h) liens of judgment creditors provided such liens do not exceed $100,000 in the aggregate at any time (other than liens bonded or insured to the reasonable satisfaction of the Agent) the Indenture Trustee or the Collateral Agent; (i) precautionary Uniform Commercial Code financing statement filings with respect to Property leased by the Credit Parties to the extent such lease is permitted hereunder and (j) liens for Taxes not yet due and payable (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens, and with respect to which adequate reserves or other appropriate provisions are being maintained by the Credit Parties in accordance with GAAP), but only if such liens (x) are not (other than with respect to Real Property) senior to the liens granted by the Credit Parties to the Agent, for the benefit of the Lenders, or (y) do not secure taxes owed to the United States of America or any department thereof, or to any State authority if applicable State law provides for the priority of tax liens in a manner similar to the laws of the United States of America.

Permitted Holders shall mean (i) Bennett Management Corporation, Lampe, Conway & Co. LLC, Mellon HBV Alternative Strategies LLC, Prudential Investment Management, Inc. and Chilmark Fund II, L.P. and (ii) each Related Fund of the foregoing Persons.

Permitted Indebtedness shall mean: (a) current Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, Equipment, services, Taxes or labor; (b) Indebtedness secured by Purchase Money Liens; (c) Indebtedness arising under the Letters of Credit and this Financing Agreement; (d) Indebtedness arising under the Indenture and the other Senior Secured Notes Documents and Permitted Refinancings thereof; (e) deferred Taxes and other expenses incurred in the ordinary course of business; (f) intercompany Indebtedness (i) owing by the Revolving/LC Borrower to the Term Borrower not to exceed $1,000,000 in the aggregate outstanding at any time and (ii) owing by the Term Borrower to the Revolving/LC Borrower; (g) Indebtedness arising under any commodity price protection agreement or commodity price hedging arrangement providing protection against fluctuations in natural gas values so long as (i) the Revolving/LC Borrower has determined that entering into such agreement or arrangement was a bona fide hedging activity (as opposed to a speculative activity) and (ii) the aggregate obligations in respect of all such agreements and arrangements do not exceed $1,000,000 at any time; (h) other Indebtedness existing on the date of execution of this Financing Agreement and listed on Schedule 1.1(b) attached hereto and

Permitted Refinancings thereof and (i) other unsecured Indebtedness not to exceed $1,000,000 in the aggregate outstanding at any time.

Permitted Refinancings shall mean a replacement, renewal, refinancing or extension of any Permitted Indebtedness by the Person that originally incurred such Indebtedness, provided that: (i) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness refinanced thereby on such date plus the amount of accrued and unpaid interest and fees (including call premiums) and expenses incurred in connection with such replacement, renewal, refinancing or extension; (ii) the weighted average life to maturity of such Indebtedness is not less than the weighted average life to maturity of the Indebtedness being refinanced; (iii) such Indebtedness is not secured by any assets other than those securing such Indebtedness on the latter of the date such Indebtedness was originally incurred or the Closing Date and is not guaranteed by any Credit Party or any Subsidiary of any Credit Party except to the extent such Person guaranteed such Indebtedness being refinanced; (iv) the covenants, defaults and similar provisions applicable to such Indebtedness are, in the opinion of the Agent, no more adverse to the Revolving/LC Borrower and its Subsidiaries than the provisions contained in the original documentation for such Indebtedness and no more restrictive than the provisions contained in this Financing Agreement and do not conflict in any material respect with the provisions of this Financing Agreement and such Indebtedness is otherwise upon terms and subject to documentation in form and substance reasonably satisfactory to the Agent; and (v) in the case of Permitted Refinancing of the Senior Secured Notes, (1) such Indebtedness is either unsecured, or if secured, is secured by no assets other than those securing such Indebtedness on the Closing Date and such security interest is subject to an intercreditor agreement on terms and conditions substantially the same as the Intercreditor Agreement and (2) the scheduled maturity date shall not be earlier than, nor shall any amortization (excluding any excess cash flow redemption offers to the extent not more adverse to the Lenders than those set forth in the Indenture) commence, prior to August 2011.

Person means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

Prepayment Premium shall mean shall mean an amount equal to the product obtained by multiplying (a) the principal amount of the Term Loan to be prepaid (excluding any prepayment pursuant to Section 11(b)) times (b) (i) three percent (3.0%) if the prepayment occurs on or before the first anniversary of the Closing Date, (ii) two percent (2.0%) if the prepayment occurs after first anniversary of the Closing Date but on or before the second anniversary of the Closing Date; and (iii) one percent (1.0%) if the prepayment occurs after the second anniversary of the Closing Date but prior to the Termination Date thereafter.

Promissory Note shall mean any Revolving Note, Letter of Credit Note or Term Note.

Purchase Money Liens shall mean liens on any item of Equipment acquired by the Credit Parties or any of their subsidiaries after the date of this Financing Agreement, provided that (a) each such lien shall attach only to the Equipment acquired, (b) a description of the Equipment so acquired is furnished by the Credit Parties to the Agent, and (c) the Indebtedness

incurred by the Credit Parties in connection with such acquisitions shall not exceed $5,000,000 in any fiscal year of the Revolving/LC Borrower.

Real Property shall mean any interest of the Credit Parties in any real property or any portion thereof, whether leased, owned in fee or otherwise owned, and any fixtures or improvements thereon.

Related Fund shall mean, with respect to any Permitted Holder described in clause (i) of the definition thereof that is a fund that invests in corporate equities and similar securities, any other fund that invests in corporate equities and similar securities and is managed by the investment advisor that manages or advises such Permitted Holder.

Regulatory Change shall have the meaning provided for in Section 8.9(e) of this Financing Agreement.

Required Insurance shall have the meaning provided for in Section 7.6(a) of this Financing Agreement.

Required Lenders shall mean (a) at all times while there are (2) two or fewer Lenders hereunder, all of the Lenders, and (b) at all times while there are three (3) or more Lenders hereunder, those Lenders holding at least fifty-one percent (51%) of the sum of (a) total commitments under the Revolving Line of Credit plus (b) the total commitments under the Letter of Credit Line plus (c) the outstanding principal amount of the Term Loan (or fifty-one percent (51%) of the outstanding principal balance of all Revolving Loans, Letter of Credit Obligations and Term Loans, in the event that the commitments of the Lenders hereunder have terminated).

Revolving Availability shall mean the lesser of (1) the amount by which (a) the lesser of (i) the sum of the Revolving Line of Credit plus the Letter of Credit Line or (ii) the Borrowing Base exceeds (b) the sum of (i) the amount of all Obligations (excluding the principal amount of the Term Loan) plus (ii) the undrawn amount of all Letters of Credit outstanding for the benefit of Revolving/LC Borrower or (2) the amount by which (a) the Revolving Line of Credit exceeds (b) the difference between (i) the amount of all Obligations minus (ii) the outstanding amount of all Letter of Credit Advances.

Revolving Lender shall mean any lender that makes Revolving Loans.

Revolving Line of Credit shall mean the commitments of the Lenders to make Revolving Loans pursuant to Section 3 of this Financing Agreement, in an aggregate amount equal to $15,000,000.

Revolving Loan Account shall have the meaning provided for in Section 3.6 of this Financing Agreement.

Revolving Loans shall mean the loans and advances made from time to time to or for the account of Revolving/LC Borrower by the Agent on behalf of the Lenders pursuant to Section 3 of this Financing Agreement.

Revolving/LC Borrower Security Agreement shall mean that certain Pledge and Security Agreement dated as of August 14, 2002 between the Revolving/LC Borrower and the Agent as amended and restated on the date hereof (as amended, restated or otherwise modified from time to time).

Revolving Note shall mean any note, in the form of Exhibit A-1 attached hereto, delivered by any Borrower to the Agent, for the benefit of the Revolving Lenders, to evidence the Revolving Loans made to such Borrower pursuant to this Financing Agreement.

Senior Secured Notes shall mean the 11 3/8% Senior Secured Notes of the Revolving/LC Borrower due 2011, in the approximate initial principal amount of $80,000,000 issued on the Closing Date under the Indenture, together with any other notes with substantially identical terms (other than restrictions as to transferability) issued thereunder to the extent issued in exchange therefor.

Senior Secured Notes Documents shall mean, collectively, the Indenture, the Senior Secured Notes and any other documents or instruments that from time to time evidence the obligations under the Senior Secured Notes or secure or support the payment or performance thereof, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

Settlement Date shall mean Friday of each week (or if any Friday is not a Business Day, the immediately preceding Business Day), provided that, after the occurrence of an Event of Default or during a continuing decline or sudden increase in the principal amount of Revolving Loans, the Agent, in its discretion, may require that the Settlement Date occur more frequently (even daily) so long as any Settlement Date chosen by the Agent is a Business Day.

SSMP Scrap Inventory shall mean the Eligible Inventory consisting of scrap inventory located on property operated by Sand Springs Metal Processing, Inc. at 1101 West Morrow Road, Sand Springs, Oklahoma 74063.

SSRC Notes shall mean the promissory notes dated on or about May 26, 2004 by Term Borrower in favor of American Heritage Bank with respect to term loans in the principal amount of $1,300,000, as the same may be amended, restated, supplemented or otherwise modified from time to time.

SSRC Loan Documents shall mean, collectively, the SSRC Notes and any other documents or instruments that from time to time evidence, the obligations under the SSRC Notes or secure or support payment or performance thereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.

STB shall mean the Surface Transportation Board of the United States Department of Transportation, or any successor thereto.

Subsidiary shall mean, with respect to of any Person, any corporation, partnership (limited or general), limited liability company, trust or other entity of which a majority of the stock (or equivalent ownership or equity interest) having voting power to elect a majority of the board of directors (if a corporation) or to select the trustee or equivalent managing body or controlling interest, shall, at the time such reference becomes operative, be directly or indirectly owned or controlled by such Person or one or more of the other subsidiaries of such Person or any combination thereof. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Revolving/LC Borrower. Unless otherwise expressly provided, an Unrestricted Subsidiary shall not be considered a “Subsidiary” for purposes of this Agreement.

Taxes shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be owed by the Credit Parties with respect to its business, operations, Collateral or otherwise.

Term Borrower Mortgages shall mean all mortgages and deeds of trust executed and delivered by the Term Borrower in favor of the Agent, for the benefit of the Term Lenders, covering the Real Property set forth on Schedule 1.1(c) attached hereto.

Term Borrower Railcar Filings shall mean the filing of such documents with the STB, pursuant to 49 U.S.C. §11301, as are required to perfect the Agent’s interest, for the benefit of the Term Lenders, in the railcars that are listed on Schedule 1.1(d) attached hereto.

Term Borrower Security Agreement shall mean that certain Pledge and Security Agreement dated as of the date hereof between the Term Borrower and the Agent.

Term Lenders shall mean those lenders that make Term Loans.

Term Loan shall mean the term loan made pursuant to Section 4 of this Financing Agreement for the account of the Term Borrower by the Agent, with respect to a term loan in the original principal amount of $3,000,000.

Term Loan Collateral Documents shall mean the Term Borrower Security Agreement, the Term Borrower Mortgages, the Term Borrower Railcar Filings and all other security agreements, instruments and documents executed in connection therewith, in each case, as amended, restated or otherwise modified from time to time.

Term Notes shall mean any note, in the form of Exhibit A-2 attached hereto, delivered by the Term Borrower to the Agent, for the benefit of the Term Lenders, to evidence a term loan in the original principal amount of $3,000,000, as the same may be amended, restated, supplemented or otherwise modified from time to time.

Termination Date shall mean August 12, 2008.

Trade Accounts Receivable shall mean that portion of the Accounts which arises from the sale of Inventory or the rendition of services in the ordinary course of the Credit Parties’ business.

Trademarks shall mean all of the Credit Parties’ present and hereafter acquired trademarks, trademark registrations, recordings, applications, tradenames, trade styles, service marks, prints and labels (on which any of the foregoing may appear), licenses, reissues, renewals, and any other intellectual property and trademark rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all cash and non-cash proceeds thereof.

UCC shall mean the Uniform Commercial Code as the same may be amended and in effect from time to time in the state of Illinois.

Unrestricted Subsidiary means (i) any Subsidiary (with such term defined for purposes of this definition without giving effect to the last sentence in the definition of such term) of Revolving/LC Borrower that at or prior to the time of formation or acquisition thereof shall be designated an Unrestricted Subsidiary in an officers’ certificate signed by two officers of Revolving/LC Borrower and (ii) any Subsidiary of an Unrestricted Subsidiary.

Working Day shall mean any Business Day on which dealings in foreign currencies and exchanges between banks may be transacted.

1.2 Accounting Terms; Financial Statements. All accounting terms used herein but not expressly defined in this Financing Agreement shall have respective meanings given to them in accordance with GAAP in effect on the date hereof in the United States of America. Unless otherwise provided for herein, wherever any computation is to be made with respect to any Person and its Subsidiaries, such computation shall be made so as to exclude all items of income, assets and liabilities attributable to any Person which is not a Subsidiary of such Person. For purposes of the financial terms set forth herein, whenever a reference is made to a determination which is required to be made on a consolidated basis (whether in accordance with GAAP or otherwise) for Company and its Subsidiaries, such determination shall be made as if each Unrestricted Subsidiary where wholly-owned by a Person not an Affiliate of Company.

Section 2. CONDITIONS PRECEDENT

2.1 Conditions to Initial Loans. The obligation of the Lenders to make the initial loans hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such loans, of the following conditions precedent:

(a) Lien Searches - The Agent shall have received tax, judgment and UCC searches satisfactory to the Agent for all locations presently occupied or used by the Borrowers.

(b) Casualty Insurance - The Borrowers shall have delivered to the Agent evidence satisfactory to the Agent that casualty insurance policies listing the Agent, for the benefit of the Lenders, as loss payee or mortgagee, as the case may be, are in full force and effect, all as set forth in Section 7.6 of this Financing Agreement.

(c) UCC Filings - All UCC financing statements and similar documents required to be filed in order to create in favor of the Agent, for the benefit of the Lenders a first priority perfected security interest in the Collateral (to the extent that such a security interest may be perfected by a filing under the UCC or applicable law), shall have been properly filed in each office in each jurisdiction required. The Agent shall have received (i) acknowledgement copies of all such filings (or, in lieu thereof, the Agent shall have received other evidence satisfactory to the Agent that all such filings have been made), and (ii) evidence that all necessary filing fees, taxes and other expenses related to such filings, have been paid in full.

(d) Opinions - The Borrowers shall have delivered opinions of counsel to the Borrowers in form and substance satisfactory to the Agent covering the matters set forth on Exhibit C (which opinions may be provided by counsel to either Borrower, including local Oklahoma counsel).

(e) Financing Agreement - The Borrowers shall have executed and delivered this Financing Agreement and each applicable Borrower shall have executed and delivered Promissory Notes requested by the Agent.

(f) Revolving/LC Borrower Security and Pledge Agreement - The Revolving/LC Borrower shall have executed and delivered to the Agent, for the benefit of the Lenders, the Revolving/LC Borrower Security and Pledge Agreement.

(g) Term Loan Collateral Documents - The Term Borrower shall have executed and delivered to the Agent, for the benefit of the Lenders, such pledge or security agreement as the Agent requires to govern and perfect the Agent’s lien in the “Collateral” (as defined in the Term Loan Collateral Documents), all in form and substance satisfactory to the Agent including, without limitation, such filings with the Surface Transportation Board as are necessary to perfect the Agent’s security interest in the Term Borrower’s railcars, locomotives and other rolling stock.

(h) Title Insurance Policies - The Agent shall have received, by the Closing Date or such later date as the Agent may agree, in respect of each Term Borrower Mortgage, a mortgagee’s marked-up unconditional commitment for title insurance from a title insurance company reasonably satisfactory to the Agent (the “Title Insurance Company”) obligating the Title Insurance Company to issue the Agent a title insurance policy in form and substance acceptable to the Agent (including such endorsements as the Agent may reasonably require).

(i) Surveys - The Agent and the Title Insurance Company shall have received on the Closing Date or such later date as Agent may agree, surveys in form and substance satisfactory to the Agent and the Title Insurance Company.

(j) Environmental Reports - The Agent shall have received copies of any environmental reports that Revolving/LC Borrower or any of its Subsidiaries possess or have access to with respect to any of the Real Property set forth on Schedule 1.1(c) attached hereto and, with respect to the Term Borrower’s waste disposal practices. The reports must be satisfactory to the Agent and must not disclose or indicate any liability (real or potential) arising out of the Term Borrower’s premises, its operations, its waste disposal practices or waste disposal sites used by Term Borrower.

(k) Intercreditor Agreement - The Borrowers and the Collateral Agent for the Indenture Trustee and the holders of the Senior Secured Notes shall have executed and delivered an intercreditor agreement in the form of Exhibit D hereto.

(l) Additional Documents - The Borrowers shall have executed and delivered to the Agent all other Loan Documents necessary to consummate the lending arrangement contemplated among the Borrowers, the Agent and the Lenders, which documents shall be in form and substance satisfactory to the Agent and its counsel.

(m) Financial Statements - The Agent shall have received the audited financial statements of the Revolving/LC Borrower for its fiscal year ending April 30, 2004 (in form and substance as required by the Existing Financial Agreement), and such financial statements shall not contain any material differences from the internally prepared financial statements previously delivered by Revolving/LC Borrower to the Agent.

(n) Resolutions - The Agent shall have received a copy of the resolutions of the Board of Directors of the Borrowers authorizing the execution, delivery and performance of the Loan Documents to be executed by the Borrowers, certified by the respective Secretary or Assistant Secretary of the applicable Borrower as of the date hereof, together with a certificate of such Secretary or Assistant Secretary as to the incumbency and signature of the officer(s) executing the Loan Documents on behalf of the Borrower.

(o) Organizational Documents - The Agent shall have received a copy of the Articles of Incorporation of each of the Borrowers, certified by the applicable authority in such Borrower’s jurisdiction of incorporation, and copies of the by-laws (as amended through the date hereof) of each of the Borrowers, certified by its Secretary or Assistant Secretary.

(p) Officer’s Certificate - The Agent shall have received an executed Officer’s Certificate for each of the Borrowers, satisfactory in form and substance to the Agent, certifying that (i) the representations and warranties contained herein are true and correct in all material respects on and as of the date hereof, (ii) such Borrower is in compliance with all of the terms and provisions set forth herein and (iii) no Default or Event of Default has occurred.

(q) Disbursement Authorization - The Borrowers shall have delivered to the Agent all information necessary for the Agent to issue wire transfer instructions on behalf of the applicable Borrower for the initial and subsequent loans and/or advances to be made under this Financing Agreement, including disbursement authorizations in form acceptable to the Agent.

(r) Revolving Availability - After giving effect to all loans, advances and extensions of credit to be made on the Closing Date, the Revolving/LC Borrower shall have opening Revolving Availability of $3,000,000 in the aggregate, calculated in the manner required by the Commitment Letter.

(s) Term Borrower Collection Account - The Agent, the Term Borrower and the depository bank shall have entered into an agreement in form and substance satisfactory to the Agent regarding the administration and “springing” control of the Term Borrower’s bank account that has been established for the collection of the Term Borrower’s Accounts.

(t) Existing Obligations - Each Borrower’s existing obligations for Indebtedness, other than Permitted Indebtedness, shall be terminated and released, including without limitation (i) the Bank of Oklahoma Loan Documents and the SSRC Loan Documents, and all loans and obligations of the Term Borrower and the Revolving/LC Borrower (if any) with respect thereto shall be paid or satisfied in full, and all liens and security interests in favor of Bank of Oklahoma and American Heritage Bank in connection therewith shall be terminated and/or released; (ii) the Bank of Oklahoma Notes and SSRC Notes shall be paid or satisfied in full; and (iii) the Revolving/LC Borrower shall have irrevocably deposited with the trustee thereof, pursuant to documentation satisfactory to the Agent, funds sufficient for the redemption and satisfaction and discharge of the Old Senior Secured Notes.

(u) Good Standing and Foreign Qualification Certificates - The Agent shall have received a certificate of good standing from the jurisdiction of incorporation and certificates of qualification to do business from each jurisdiction in which each Borrower does business.

(v) Material Adverse Change - No material adverse change in the financial condition, business, prospects, profitability, assets or operations of the Borrower from June 30, 2004 through the Closing Date (it being understood and agreed that any material adverse change in the terms, conditions, assumptions or projections supplied by the Revolving/LC Borrower to the Agent and on which the Agent based its decision to issue the Commitment Letter may, in the Agent’s reasonable business judgment, be construed by the Agent as a material adverse change).

(w) Existing Financing Agreement - Fleet Capital Corporation (“FCC”) shall have received payment in full of all obligations owed to FCC under the Existing Financing Agreement (excluding any prepayment fees), received the fee set forth in Section 8.6(i) of this Financing Agreement and executed this Financing Agreement as a Departing Lender pursuant to Section 14.13 of this Financing Agreement. In addition, no default or event of default shall have occurred and remain outstanding under the Existing Financing Agreement.

(x) Commitment Letter - The Borrowers shall have fully complied with all the terms and conditions of the Agent’s Commitment Letter.

(y) Senior Secured Notes Documents - The Agent shall receive the duly executed Senior Secured Notes Documents, all in form and substance reasonably acceptable to Agent (it being understood and agreed that such documents to the extent not inconsistent with the terms of the “Description of the Notes” contained in that certain Offering Circular dated August 5, 2004 relating to the offering of the Senior Secured Notes or the draft Indenture dated August 8, 2004 shall be reasonably acceptable) and certified by the Secretary or Assistant Secretary of the Revolving/LC Borrower as true and complete copies.

Transactions consummated on the Closing Date shall be deemed to occur simultaneously and no Default or Event of Default shall be deemed to occur hereunder due to the actual order of such transactions on the Closing Date. Upon the execution of this Financing Agreement and the initial disbursement of loans hereunder, all of the above conditions precedent shall have been deemed satisfied except as the Borrowers and the Agent shall otherwise agree herein or in a separate writing.

2.2 Conditions to Each Loan and Each Letter of Credit. The obligation of the Lenders to make any loan to the Credit Parties or to assist the Revolving/LC Borrower in the issuance of any Letter of Credit at any time is subject to the satisfaction, immediately prior to or concurrently with the making of such loan or providing such assistance, of the following conditions precedent:

(a) no Default or Event of Default shall have occurred and remain outstanding;

(b) all representations and warranties made by the Credit Parties in this Financing Agreement shall be true and correct in all material respects; and

(c) unless the Agent (as permitted herein) or all Lenders agree in writing to make an Overadvance to the Revolving/LC Borrower, after giving effect to such loan or assistance, (i) with respect to a Revolving Loan, that such requested Revolving Loan is within the Revolving Line of Credit and Revolving Availability of the Revolving/LC Borrower; or (2) with respect to a Letter of Credit, that such requested Letter of Credit is within the Letter of Credit Line and the Letter of Credit Availability of the Revolving/LC Borrower.

All of the representations and warranties made by the Credit Parties in this Financing Agreement shall be deemed to be remade by the Credit Parties each time that the Revolving/LC Borrower requests a Revolving Loan or a Letter of Credit hereunder, and each such request shall also constitute, unless otherwise disclosed in writing to the Agent, a representation and warranty by the Revolving/LC Borrower that, after giving effect to the requested advance or Letter of Credit issuance, no Default or Event of Default has occurred or will occur, and (with respect to a Revolving Loan) that such requested Revolving Loan is within the Revolving Line of Credit and Revolving Availability of the Revolving/LC Borrower or (with respect to a Letter of Credit) that such requested Letter of Credit is within the Letter of Credit Line and Letter of Credit Availability of the Revolving/LC Borrowers.

Section 3. REVOLVING LOANS

3.1 General Terms of Loans and Advances. The Agent and the Lenders severally (and not jointly) agree, subject to the terms and conditions of this Financing Agreement and within the Revolving Line of Credit (but subject to the Agent’s and the Lenders’ right to make or permit Overadvances in accordance with the terms and provisions hereof), to make loans and advances from time to time to Revolving/LC Borrower on a revolving basis (i.e., subject to the limitations set forth herein, Revolving/LC Borrower may borrow, repay and re-borrow Revolving Loans). In no event shall Revolving/LC Borrower be entitled to request a Revolving Loan if the amount of such Revolving Loan would exceed the Revolving Availability of Revolving/LC Borrower on the date of such request. Any request for a Revolving Loan must be received by an officer of the Agent no later than 11:00 a.m., Chicago time, (a) on the Business Day on which such Revolving Loan is required, if the request is for a Chase Bank Rate Loan, or (b) three (3) Business Days prior to the Business Day on which such Revolving Loan is required, if the request is for a LIBOR Loan. Should the Agent of the Lenders (in accordance with the terms and provisions hereof) honor requests for Overadvances, any such Overadvances shall be made in the Agent’s or the Lenders’ sole discretion and subject to any additional terms the Agent or the Lenders may deem necessary.

3.2 Schedules and Other Information. In furtherance of the continuing assignment and security interest in the Accounts and Inventory, the Revolving/LC Borrower will provide to the Agent all of the schedules, reports and other information described in Sections 7.9(a) and 7.9(b) of this Financing Agreement. Failure to provide the Agent with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted to the Agent, for the benefit of the Lenders, herein. The Revolving/LC Borrower hereby authorizes the Agent to regard the Revolving/LC Borrower’s printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of the Revolving/LC Borrower’s authorized officers or agents.

3.3 General Representations Concerning Accounts and Inventory. Revolving/LC Borrower hereby represents and warrants to the Agent and the Lenders that: (a) each Trade Account Receivable is based on an actual and bona fide sale and delivery of goods or rendition of services to customers, made by Revolving/LC Borrower in the ordinary course of its business; (b) the Inventory being sold and the Trade Accounts Receivable created are the exclusive property of Revolving/LC Borrower and are not subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Encumbrances; (c) the invoices evidencing such Trade Accounts Receivable are in the name of Revolving/LC Borrower; and (d) the customers of Revolving/LC Borrower have accepted the goods or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business of which Revolving/LC Borrower has advised the Agent pursuant to Section 7.9(c) hereof. Revolving/LC Borrower also acknowledges and confirms to the Agent and the Lenders that any and all Taxes or fees relating to its business, its sales, the Accounts or Inventory relating thereto, are Revolving/LC Borrower’s sole responsibility and that same will be paid by Revolving/LC Borrower when due, subject to Section 7.7 of this Financing Agreement, and that none of said Taxes or fees represent a lien on or claim against the Accounts. Revolving/LC Borrower covenants that Revolving/LC Borrower will not acquire any Inventory on a consignment basis, nor co-mingle its Inventory with any goods of its customers or any other person (whether pursuant to any bill and hold sale or otherwise), unless Revolving/LC Borrower has advised the Agent of such arrangement in writing. Revolving/LC Borrower agrees to maintain such books and records regarding Accounts and Inventory as the Agent reasonably may require and agrees that the books and records of Revolving/LC Borrower will reflect the interest of the Agent, for the benefit of the Lenders, in the Accounts and Inventory. All of the books and records of Revolving/LC Borrower will be available to the Agent and the Lenders for inspection at normal business hours, including any records handled or maintained for Revolving/LC Borrower by any other company or entity.

3.4 Collection of Accounts and Proceeds; Agent’s Bank Account. Revolving/LC Borrower may and shall enforce, collect and receive all Accounts and other proceeds from sales of Revolving/LC Borrower’s Inventory for the benefit of the Lenders and on the Lenders’ behalf, but at Revolving/LC Borrower’s expense. Revolving/LC Borrower shall direct its account debtors to send payments on all Accounts directly to the lockbox established hereunder for Revolving/LC Borrower, and all invoices for sales of inventory shall contain the address of the lockbox as the address for remittance of payment. Notwithstanding the foregoing, should Revolving/LC Borrower ever receive any checks, cash, notes or other instruments or property with respect to sales of Inventory, such proceeds shall be held by Revolving/LC Borrower in trust for the Agent, for the benefit of the Lenders, separate from Revolving/LC Borrower’s other property and funds, and deposited directly into the Depository Account on the Business Day received. Funds remaining on deposit in the Depository Account at the end of each Business Day shall be wire transferred to the Agent’s bank account at JPMorgan Chase Bank in New York City (the “Agent’s Bank Account”) for application against the Obligations owed by Revolving/LC Borrower to the Agent and the Lenders in accordance with the terms hereof. Revolving/LC Borrower agrees to take all actions reasonably required by the Agent or any financial institution at which the Depository Account is maintained in order to effectuate the transfer of funds contemplated above. All amounts received from the Depository Account and any other proceeds of the Collateral deposited into the Agent’s Bank Account will, for purposes of calculating Revolving Availability and Letter of Credit Availability, be credited to Revolving/LC Borrower’s Revolving Loan Account on the date on which the Agent is notified of the receipt of “collected funds” in the Agent’s Bank Account. No checks, drafts or other instrument received by the Agent shall constitute final payment to the Lenders unless and until such instruments have actually been collected.

3.5 Credit Memoranda. Revolving/LC Borrower agrees to issue credit memoranda promptly (with duplicates to be immediately forwarded to the Agent if an Event of Default has occurred and remains outstanding) upon accepting returns or granting allowances.

3.6 Revolving Loan Account. The Agent, on behalf of the Lenders, shall maintain a separate account on its books in Revolving/LC Borrower’s name (a “Revolving Loan Account”) in which Revolving/LC Borrower will be charged with all Revolving Loans made by the Agent and the Lenders to Revolving/LC Borrower or for Revolving/LC Borrower’s account, and with any other Obligations (other than Letter of Credit Advances and interest thereon), including any and all Out-of-Pocket Expenses. The Revolving Loan Account will be credited with all amounts received by the Agent from any Depository Account or from others for Revolving/LC Borrower’s account, including, as set forth above, all amounts received by the Agent in payment of Accounts, and such amounts will be applied to payment of the Obligations (other than (i) the principal of the Term Loan (except as set forth in Section 4.5 of this Financing Agreement) and (ii) Letter of Credit Advances, Letter of Credit fees and expenses set forth in Section 8.3 of this Financing Agreement and the portion of the Line of Credit Fee allocable to the Letter of Credit Line) until paid in full and then transferred to the Letter of Credit Account to be applied to amounts therein. In no event shall prior recourse to any Accounts or other security granted to or by any Credit Party be a prerequisite to the Agent’s or the Lenders’ rights to demand payment of any of the Obligations. In addition, Revolving/LC Borrower agrees that neither the Agent nor any Lender shall have an obligation whatsoever to perform in any respect any of any Credit Party’s contracts or obligations relating to the Accounts.

3.7 Monthly Loan Statement. After the end of each month, the Agent shall promptly send to Revolving/LC Borrower and the Lenders a statement showing the accounting for the charges, loans, advances and other transactions occurring among the Agent, the Lenders and Revolving/LC Borrower during that month. Absent manifest error, any monthly statement shall be deemed correct and binding upon Revolving/LC Borrower and the Lenders, and shall constitute an account stated between Revolving/LC Borrower and each Lender, unless the Agent receives a written statement of the exception from Revolving/LC Borrower or any Lender within thirty (30) days of the date of such monthly statement.

3.8 Acceleration of Loans and Advances Exceeding Availability. If at any time (a) Revolving Availability of Revolving/LC Borrower is less than zero, or (b) Letter of Credit Availability of Revolving/LC Borrower is less than zero, the amount of the Obligations required to be repaid to make Revolving Availability or Letter of Credit Availability, as applicable, greater than zero, shall be immediately due and payable to the Agent, for the benefit of the Lenders and, to the extent Revolving Loans have been repaid in full and Letter of Credit

Availability remains less than zero, Revolving/LC Borrower shall cash collateralize outstanding Letters of Credit and/or repay Letter of Credit Advances in an amount necessary to make Letter of Credit Availability greater than zero.

3.9 Mandatory Prepayments. (a) If the Revolving/LC Borrower or any of its Subsidiaries (other than the Term Borrower) sells, leases, assigns, transfers or otherwise disposes of any Collateral other than in the ordinary course of business, the Revolving/LC Borrower shall, within five (5) Business Days of such event, use the net cash proceeds thereof to repay Obligations under this Financing Agreement (with the Revolving/LC Borrower designating the order in which Obligations are repaid and with no reduction of the Revolving Line of Credit or the Letter of Credit Line in the case of repayments of Revolving Loans or Letter of Credit Advances, as applicable).

(b) If the Term Borrower sells, leases, assigns, transfers or otherwise disposes of any Collateral other than in the ordinary course of business, the Term Borrower shall, within five (5) Business Days of such event, use the net cash proceeds thereof to prepay the Term Loan until paid in full and then to prepay Obligations under the Revolving Line of Credit (and permanently reduce commitments thereunder); provided, that to the extent such disposition was of Property, plant, equipment or other non-current assets, the Term Borrower may deliver a certificate to the Agent in such time period stating that the Term Borrower intends to use such net cash proceeds to make an investment in replacement Property, plant, equipment or other non-current assets that will be used or useful in the business of the Term Borrower (including expenditures for maintenance, repair or improvement of existing properties or assets) within 360 days; provided, further, that to the extent such net cash proceeds are not so used within such 360 day period, the Term Borrower shall, on such 360th day, apply such net cash proceeds as provided in the first clause of this section (b).

Section 4. TERM LOAN

4.1 General Terms. The Term Borrower hereby agrees to execute and deliver to each Term Lender a Promissory Note to evidence that portion of the Term Loan to be extended to the Term Borrower by such Term Lender.

4.2 Notes. Upon receipt of the Promissory Notes evidencing the Term Loan, each of the Term Lenders severally (and not jointly) agrees to make such Term Lender’s Pro Rata Percentage of the Term Loan to the Term Borrower.

4.3 Termination. In the event this Financing Agreement or the Revolving Line of Credit is terminated by either the Agent, the Lenders, or Borrowers for any reason whatsoever, all Term Loans, together with all accrued interest thereon, shall be due and payable in full on the effective date of such termination notwithstanding any provision to the contrary in the Promissory Notes or this Financing Agreement.

4.4 Prepayment. The Term Borrower, at its option, may prepay any Term Loan at any time, in whole or in part, provided that on the date of such prepayment, the Term Borrower shall pay (a) accrued interest on the principal so prepaid to the date of such prepayment and (b) the Prepayment Premium then due, if any. Each prepayment of the Term Loans (whether voluntary or mandatory) shall be applied to the last maturing installments of principal of the Term Loan until fully repaid.

4.5 Charges to Revolving Account. The Credit Parties hereby authorize the Agent to charge the Revolving Loan Account with all amounts due under this Section 4 as such amounts become due. Any amount charged to the Revolving Loan Account shall be deemed a Chase Bank Rate Loan hereunder and shall bear interest at the rate provided in Section 8.1 (or Section 8.2, if applicable) of this Financing Agreement. The Borrowers confirm that any charges which the Agent may make to the Revolving Loan Account as provided herein will be made as an accommodation to the Borrowers and solely at the Agent’s discretion.

Section 5. LETTERS OF CREDIT

In order to assist Revolving/LC Borrower in establishing or opening Letters of Credit with an Issuing Bank, Revolving/LC Borrower has requested that the Agent, on behalf of the Letter of Credit Lenders, join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of a Letter of Credit Guaranty, thereby lending the Letter of Credit Lenders’ credit to Revolving/LC Borrower, and the Agent and the Letter of Credit Lenders have agreed to do so. These arrangements shall be handled by the Agent subject to the terms and conditions set forth below.

5.1 Availability of Letters of Credit. Within the Revolving Line of Credit and subject to Letter of Credit Availability, the Letter of Credit Lenders (acting, through the Agent) shall assist Revolving/LC Borrower in obtaining Letters of Credit in an aggregate face amount outstanding at any time not to exceed the Letter of Credit Line and in no event shall (a) the Letter of Credit Obligations with respect to standby letters of credit exceed $3,000,000 at any time or (b) the Letter of Credit Obligations with respect to documentary letters of credit exceed $3,000,000 at any time. The Letter of Credit Lenders’ assistance for amounts in excess of the limitation set forth herein shall at all times and in all respects be in the Agent’s sole discretion. It is understood that the terms, conditions and purpose of each Letter of Credit (and any modifications thereof) shall be subject to the prior approval of the Agent in the exercise of its reasonable discretion. Notwithstanding anything herein to the contrary, upon the occurrence of a Default or an Event of Default, the Agent’s and the Letter of Credit Lenders’ assistance in connection with any Letter of Credit Guaranty shall be in the Agent’s sole discretion until such Default or Event of Default is waived.

5.2 Letter of Credit Advances; Charges to Revolving Loan Account. (a) The Agent may from time to time be required to make Letter of Credit Guaranty Payments. Revolving/LC Borrower hereby agrees to reimburse the Agent for each Letter of Credit Guaranty Payment on or prior to the Termination Date or such earlier date that this Financing Agreement terminates, and pending such reimbursement, each such reimbursement obligation shall be deemed a “Letter of Credit Advance” hereunder. The repayment of a Letter of Credit Advance will not reduce the amount of the Letter of Credit Line.

(b) The Agent shall have the right, without notice to Revolving/LC Borrower, to charge Revolving/LC Borrower’s Revolving Loan Account with the amount of any Letter of Credit

Advance at the earlier of (i) the occurrence of an Event of Default or (ii) the termination of the Revolving Line of Credit or this Financing Agreement. Any amount charged to Revolving/LC Borrower’s Revolving Loan Account shall be deemed a Chase Bank Loan hereunder and shall incur interest at the rate provided in Section 8.1 (or Section 8.2, if applicable) of this Financing Agreement.

5.3 Letter of Credit Participations. Immediately upon the issuance by Agent of any Letter of Credit, the Agent shall be deemed to have sold and transferred to each Letter of Credit Lender, and each Letter of Credit Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Agent, without recourse or warranty, an undivided interest and participation, to the extent of such Letter of Credit Lender’s pro rata share, in such Letter of Credit, each substitute Letter of Credit, each Letter of Credit Advance made thereunder and the obligations of the Revolving/LC Borrower under this Financing Agreement with respect thereto (although Letter of Credit fees shall be payable directly to the Agent for the account of the Letter of Credit Lender as provided in Section 8.3(a)), and any security therefor or guaranty pertaining thereto. Upon any change in the commitments of the Letter of Credit Lenders, it is hereby agreed that, with respect to all outstanding Letters of Credit and Letter of Credit Advances relating to Letters of Credit, there shall be an automatic adjustment pursuant to this Section 5.3 to reflect the new pro rata share of the assignor and assignee Letter of Credit Lender or of all Lenders with commitments, as the case may be.

5.4 Draws Upon Letter of Credit; Reimbursement Obligations. (a) In the event that the Agent makes any Letter of Credit Guaranty Payment that results in a Letter of Credit Advance to Revolving/LC Borrower or Revolving/LC Borrower shall not have reimbursed such amount in full to the Agent within one Business Day, the Agent shall promptly notify each Letter of Credit Lender of such event, and each such Letter of Credit Lender shall promptly and unconditionally pay for the account of the Agent, the amount of such Letter of Credit Lender’s applicable pro rata share of such Letter of Credit Guaranty Payment in same day funds.

(b) The obligations of the Letter of Credit Lenders to make payments to the Agent pursuant to clause (a) above shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Financing Agreement under all circumstances, including, without limitation, any of the following circumstances: (i) any lack of validity or enforceability of this Financing Agreement or any of the other Loan Documents; (ii) the existence of any claim, setoff, defense or other right which the Revolving/LC Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Letter of Credit Lender, or any other Person, whether in connection with this Financing Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Revolving/LC Borrower or any of its Subsidiaries and the beneficiary named in any such Letter of Credit); (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect to any statement therein being untrue or inaccurate in any respect; (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or (v) the occurrence of any Default or Event of Default.

5.5 Indemnity. Revolving/LC Borrower unconditionally indemnifies the Agent and the Letter of Credit Lenders against, and holds the Agent and the Letter of Credit Lenders harmless from, any and all loss, claim or liability incurred by the Agent or the Letter of Credit Lenders arising from any transactions or occurrences relating to Letters of Credit established or opened for Revolving/LC Borrower’s account, the collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss or claim due to any action taken by any Issuing Bank, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct by the Agent with respect to a Letter of Credit Guaranty. This indemnity shall survive the termination of this Financing Agreement and the repayment of the Obligations. Revolving/LC Borrower further agrees to hold the Agent and the Letter of Credit Lenders harmless from any errors or omission, negligence or misconduct by the Issuing Bank. Revolving/LC Borrower agrees that any charges incurred by the Agent for Revolving/LC Borrower’s account by the Issuing Bank shall be conclusive and binding upon Revolving/LC Borrower.

5.6 Disclaimer. Neither the Agent nor any Letter of Credit Lender shall be responsible for: (a) the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; (b) any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; (c) the validity, sufficiency or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) the time, place, manner or order in which shipment is made; (e) partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; (f) any deviation from instructions; (g) delay, default, or fraud by the shipper and/or anyone else in connection with the Collateral or the shipping thereof; or (h) any breach of contract between the shipper or vendors and Revolving/LC Borrower. Furthermore, without being limited by the foregoing, neither the Agent nor any Letter of Credit Lender shall be responsible for any act or omission with respect to or in connection with any Collateral.

5.7 Limitation on Liability; Agent’s Rights. Revolving/LC Borrower agrees that any action taken by the Agent or any Letter of Credit Lender, if taken in good faith, or any action taken by an Issuing Bank of whatever nature under or in connection with the Letters of Credit, the guarantees, the drafts or acceptances, or the Collateral, shall be binding on Revolving/LC Borrower and shall not put the Agent or any Letter of Credit Lender in any resulting liability to Revolving/LC Borrower. In furtherance thereof but subject to Section 5.6 below, the Agent shall have the full right and authority to: (a) clear and resolve any questions of non-compliance of documents; (b) give any instructions as to acceptance or rejection of any documents or goods; (c) execute any and all steamship or airways guaranties (and applications therefor), indemnities or delivery orders; (d) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and (e) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts of acceptances; all in the sole name of the Agent, on behalf of the Letter of Credit Lenders, and the Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from the Agent, all without any notice to or any consent from Revolving/LC Borrower.

5.8 Agent Consent Required. Without the Agent’s express written consent, Revolving/LC Borrower agrees: (a) not to (i) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, (ii) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents, or (iii) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; and (b) after the occurrence of an Event of Default which is not waived, not to (i) clear and resolve any questions of non-compliance of documents or (ii) give any instructions as to acceptances or rejection of any documents or goods.

5.9 Transportation of Collateral; Assumption of Liability. Revolving/LC Borrower agrees that any necessary import, export or other licenses or certificates for the import or handling of the Collateral will be promptly procured, that all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the Collateral or the financing thereof will be promptly and fully complied with, and that any certificates in that regard that the Agent may at any time request will be promptly furnished. Revolving/LC Borrower assumes all risk, liability and responsibility for, and agrees to pay and discharge, all present and future local, state, federal or foreign taxes, duties, or levies pertaining to the importation and delivery of the Collateral. Any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely Revolving/LC Borrower’s risk, liability and responsibility.

5.10 Subrogation Rights. Upon any payments made to the Issuing Bank under the Letter of Credit Guaranty, the Agent, for the benefit of the Letter of Credit Lenders, shall acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by Revolving/LC Borrower to the Issuing Bank in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to the Agent and apply in all respects to the Agent, for the benefit of the Letter of Credit Lenders, and shall be in addition to any rights, remedies, duties or obligations contained herein.

5.11 Letter of Credit Account. The Agent, on behalf of the Lenders, shall maintain a separate account on its books in Revolving/LC Borrower’s name (a “Letter of Credit Account”) in which Revolving/LC Borrower will be charged with all Letter of Credit Advances made by the Agent to Revolving/LC Borrower or for Revolving/LC Borrower’s account and any interest related thereto. The Letter of Credit Account will be credited with amounts received by Agent via Revolving Loans directed by Revolving/LC Borrower to be credited to such account or from the Revolving Loan Account pursuant to the terms of Section 3.6 or 5.2(b) of this Financing Agreement, and such amounts will be applied to payment of the Obligations in the Letter of Credit Account. In no event shall prior recourse to any Accounts or other security granted to or by any Credit Party be a prerequisite to the Agent’s or the Lender’s rights to demand payment of the Obligations.

Section 6. COLLATERAL

6.1 Grant of Lien. As security for the prompt payment in full of all Obligations, the Borrowers hereby pledge and grant to the Agent, for the benefit of the Lenders, a continuing general lien upon and security interest in all of their respective Collateral, whether now existing or hereafter acquired.

6.2 Description of Security Interest. The security interests granted hereunder shall extend and attach to:

(a) All Collateral which is presently in existence and which is owned by either Borrower or in which either Borrower has any interest, whether held by such Borrower or by others for such Borrower’s account; and

(b) All Inventory and any portion thereof which may be returned, rejected, reclaimed or repossessed by either the Agent or the Credit Parties from the Credit Parties’ customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products manufactured or processed by the Credit Parties, or to the sale, promotion or shipment thereof.

6.3 Treatment of Inventory. The Borrowers agree to, and cause their Subsidiaries to, safeguard, protect and hold all Inventory for the account of the Agent, on behalf of the Lenders, and make no disposition thereof except for sales and shipments of Inventory to customers of the Credit Parties in the ordinary course of the Credit Parties’ businesses, on open account and on commercially reasonable terms consistent with the Credit Parties’ past practices, provided that all proceeds of all sales (including cash, accounts receivable, checks, notes, instruments for the payment of money and similar proceeds) are forthwith transferred, endorsed, and turned over and delivered to the Agent by deposit in the Depository Account. The Agent shall have the right to withdraw this permission at any time upon the occurrence of an Event of Default and until such time as such Event of Default is waived, in which event no further disposition shall be made of the Inventory by the Credit Parties without the Agent’s prior written approval. Cash sales, consignment sales or sales of Inventory in which a lien upon, or security interest in, Inventory is retained by the Credit Parties shall be made by the Credit Parties only with the approval of the Agent, and the proceeds of such sales or sales of Inventory for cash shall not be commingled with the Credit Parties’ other property, but shall be segregated, held by the Credit Parties in trust for the Agent, on behalf of the Lenders, as the Lenders’ exclusive property, and shall be delivered immediately by the Credit Parties to the Agent in the identical form received by the Credit Parties by deposit to the Depository Account. Upon the sale, exchange, or other disposition of Inventory, as herein provided, the security interest in the Inventory provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all, proceeds, including any instruments for the payment of money, accounts receivable, contract rights, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sale, exchange or disposition. As to any such sale, exchange or other disposition, the Agent shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation.

6.4 Continuation of Security Interest. The rights and security interests granted hereunder to the Agent, for the benefit of the Lenders, shall continue in full force and effect, notwithstanding the termination of this Financing Agreement or the fact that Revolving Loan Account of Revolving/LC Borrower may from time to time be temporarily in a credit position, until the final payment in full to the Agent and the Lenders of all Obligations and the termination of this Financing Agreement.

6.5 Determination of Rights and Remedies. To the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral or by, the guarantee, endorsement, assets or property of any other person, the Agent and the Lenders shall have the right in their sole discretion to determine which rights, security, liens, security, interests or remedies the Agent and the Lenders shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of them or any of the Agent’s or the Lenders’ rights hereunder.

6.6 Satisfaction of Obligations. Any reserves or balances to the credit of the Credit Parties and any other property or assets of the Credit Parties in the possession of the Agent may be held by the Agent, for the benefit of the Lenders, as security for any Obligations, and applied in whole or partial satisfaction of such Obligations when due, subject to the terms of this Financing Agreement. The liens and security interests granted herein and any other lien or security interest which the Agent may have in any other assets of the Credit Parties shall secure payment and performance of all now existing and future Obligations. The Agent may in its discretion charge any or all of the Obligations to Revolving/LC Borrower’s Revolving Loan Account when due.

6.7 Maintenance of Rights in General Intangibles; Notice of Additional Rights. The Credit Parties agree to maintain their rights in, and the value of, all General Intangibles necessary for the Credit Parties to operate its business, and shall make when due all payments required with respect to any licensed rights. The Credit Parties shall provide the Agent with adequate notice of the acquisition of rights with respect to any additional Patents, Trademarks and Copyrights so that the Agent may, to the extent permitted under the documentation granting such rights or applicable law, perfect the security interests of the Agent, for the benefit of the Lenders, in such rights in a timely manner.

6.8 Reference to Loan Documents. This Financing Agreement and the obligation of the Credit Parties to perform all of its covenants and obligations hereunder are further secured by certain of the other Loan Documents.

6.9 Commercial Tort Claims. Each Borrower represents and warrants that it holds no interest in any commercial tort claim (as defined in the UCC) (other than those claims arising from the use, sale, lease or other disposition of the Equipment or Real Property of Revolving/LC Borrower), other than the claims described on Schedule 6.9 attached hereto. If a Borrower shall at any time hold or acquire a commercial tort claim, such Borrower shall immediately notify the Agent in a writing signed by such Borrower of the brief details thereof and grant to the Agent in such writing a security interest therein and in the proceeds thereof for the benefit of the Lenders, all upon the terms of this Agreement, with such writing to be in form arid substance satisfactory to the Agent.

6.10 Notification of Beneficiary Status Under Letter of Credit. If a Borrower is or becomes a beneficiary under a letter of credit now or hereafter issued for the benefit of such Borrower, such Borrower shall promptly notify the Agent, unless the letter of credit consists of proceeds of Equipment or Real Property of Revolving/LC Borrower or its Subsidiaries other than Term Borrower. Upon request by the Agent, such Borrower shall, pursuant to an agreement in form and substance satisfactory to the Agent, either (a) cause the issuer of such letter of credit to consent to the assignment of the proceeds of such letter of credit to the Agent or (b) cause the issuer of such letter of credit to name the Agent as the transferee beneficiary of such letter of credit.

Section 7. REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Affirmative Covenants. Each Borrower hereby warrants and represents and covenants that:

(a) as of the date hereof, the fair value of the Credit Parties’ consolidated assets exceeds the consolidated book value of their liabilities;

(b) the Credit Parties are generally able to pay their debts as they become due and payable;

(c) as of the date hereof, the Credit Parties do not have unreasonably small capital to carry on its business as currently conducted absent extraordinary and unforeseen circumstances;

(d) all financial statements of such Borrower heretofore furnished to the Agent present fairly, in all material respects, the financial condition of such Borrower as of the date of such financial statements;

(e) it is a corporation, duly organized and validly existing under the laws of its jurisdiction of incorporation, and is qualified to do business in each State where the failure to so qualify would have a Material Adverse Effect;

(f) Schedule 7.1(f) attached hereto correctly and completely sets forth (i) each Credit Party’s type of organization, organization identification number (if any) and the address of it’s chief executive office, and (ii) all of the Collateral locations and all tradenames (if any) used by each Credit Party;

(g) the execution and delivery of this Financing Agreement and the other Loan Documents by the Credit Parties and the consummation of the transactions contemplated hereby, (i) are within each Credit Party’s corporate power; (ii) have been duly authorized by all necessary corporate action; (iii) do not violate or conflict with any term, provision or covenant contained in the organizational documents of such Credit Party (such as the articles of incorporation, by-laws or operating agreement); (iv) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by any term, provision, covenant or representation contained in any loan agreement, lease, indenture, mortgage, deed of trust, note, security agreement or pledge agreement to which such Credit Party is a signatory or by which such Credit Party or any of such Credit Party’s assets are bound, including without limitation the Senior Secured Notes

Documents; (v) do not violate any law or regulation, or any order or decree, of any court or governmental authority; (vi) do not result in the creation or imposition of any lien upon any property of any Credit Party other than those in favor of the Agent and the Lenders pursuant to the Loan Documents or of the type described in clause (c) of the definition of the term “Permitted Encumbrances”; and (vii) do not require the consent or approval of any governmental authority or any other person, firm, entity or corporation except those referred to in Schedule 7.1(g) attached hereto, all of which will have been duly obtained, made or complied with prior to the Closing Date. Each of the Loan Documents has been duly executed and delivered by each applicable Credit Party and constitutes the legal, valid and binding obligations of such Credit Party enforceable against it in accordance with its terms;

(h) except for the Permitted Encumbrances, the security interests granted to the Agent, for the benefit of the Lenders, herein constitute and shall at all times constitute first priority liens on the Collateral;

(i) except for the Permitted Encumbrances, each Credit Party is or will be, at the time additional Collateral is acquired by it, the absolute owner of the Collateral with full right to pledge, sell, transfer and create a security interest therein, free and clear of any and all claims or liens in favor of others;

(j) each Credit Party will at its expense forever warrant and, at the Agent’s request, defend the Collateral from any and all claims and demands of any other person other than the Permitted Encumbrances;

(k) no Credit Party will grant, create or permit to exist, any lien upon or security interest in the Collateral, nor any proceeds thereof, in favor of any other person other than the holders of the Permitted Encumbrances;

(1) each Credit Party possesses all General Intangibles and other rights necessary to conduct its business as presently conducted.

7.2 Maintenance and Inspection of Books and Records. Each Borrower will and will cause its Subsidiaries to maintain books and records pertaining to the Collateral in such detail, form and scope as the Agent shall reasonably require. Each Borrower agrees, on behalf of itself and its Subsidiaries, that the Agent and/or its designated agents, accompanied by any Lender and/or such Lender’s designated agents (at such Lender’s expense), may enter upon such Borrower’s or Subsidiary’s premises at any time during normal business hours, and from time to time, in order to (a) examine and inspect the books and records of such Borrower or Subsidiary, and make copies thereof and take extracts therefrom, and (b) verify, inspect and perform physical counts and other valuations of the Collateral and any and all records pertaining thereto. Each Borrower irrevocably authorizes, on behalf of itself and its Subsidiaries, all accountants and third parties to disclose and deliver directly to the Agent, at the Revolving/LC Borrower’s expense, all financial statements and information, books, records, work papers and management reports generated by them or in their possession regarding each Borrower and its Subsidiaries or the Collateral. All costs, fees and expenses incurred by the Agent in connection with such examinations, inspections, appraisals, physical counts and other valuations shall constitute Out-of-Pocket Expenses for purposes of this Financing Agreement.

7.3 [Reserved].

7.4 Appraisals. From time to time upon the request of the Agent, each Borrower will to and will cause its Subsidiaries to provide to the Agent, at its sole cost and expense, (i) a “desktop” appraisal of such Borrower’s or its Subsidiary’s Inventory in form and substance satisfactory to the Agent from an inventory appraiser acceptable to the Agent not more than once in any three-month period prior to the occurrence of an Event of Default (and as often as reasonably requested if an Event of Default has occurred and remains outstanding), (ii) a full appraisal of such Borrower’s or its Subsidiary’s Inventory in form and substance satisfactory to the Agent from an inventory appraiser acceptable to the Agent not more than once in any twelve month period prior to the occurrence of an Event of Default (and as often as reasonably requested if an Event of Default has occurred and remains outstanding) and (iii) at anytime that an Event of Default has occurred and remains outstanding, at the Agent’s discretion, a “desktop” or full appraisals of such Collateral as the Agent may request.

7.5 Perfection of Security Interest. Each Borrower will and will cause its Subsidiaries to comply with the requirements of all state and federal laws in order to grant to the Agent, for the benefit of the Lenders, valid and perfected first priority security interests in the Collateral, subject only to the Permitted Encumbrances. The Agent is hereby authorized by each Borrower on behalf of itself and each of its Subsidiaries to file any financing statements covering the Collateral without such Borrower’s or such Subsidiary’s signature in accordance with the UCC. Each Borrower will and will cause its Subsidiaries to do whatever the Agent reasonably may request from time to time, by way of (a) filing notices of liens, financing statements, amendments, renewals and continuations thereof, (b) cooperating with the Agent’s designated agents and employees, (c) keeping Collateral records, (d) transferring proceeds of Collateral to the Agent’s possession in accordance with the terms hereof; and (e) performing such further acts as the Agent reasonably may require in order to effect the purposes of this Financing Agreement, including the execution of control agreements with respect to deposit accounts.

7.6 Insurance. (a) Each Borrower will and will cause its Subsidiaries to maintain insurance on the Collateral under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to the Agent (the “Required Insurance”). All policies covering the Collateral are, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent, to be made payable to the Agent, for the benefit of the Lenders, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other, provisions as the Agent reasonably may require to fully protect the Agent’s and the Lenders’ interests in the Collateral to any payments to be made under such policies. All original policies or true copies thereof are to be delivered to the Agent, premium prepaid, with the loss payable endorsement in favor of the Agent, for the benefit of the Lenders, and shall provide for not less than thirty (30) days prior written notice to the Agent of the exercise of any right of cancellation. Upon the occurrence of an Event of Default which is not waived, the Agent shall, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent, have the sole right, in the name of the Agent or any Borrower or any Subsidiary, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(b) Unless the Credit Parties provide the Agent with evidence of the Required Insurance in the manner set forth in paragraph (a) above, the Agent may purchase insurance at the Credit Parties’ expense to protect the interests of the Agent and the Lenders in the Collateral. The insurance purchased by the Agent may, but need not, protect the Credit Parties’ interests in the Collateral, and therefore such insurance may not pay any claim which the Credit Parties make or any claim which is made against the Credit Parties in connection with the Collateral. The Credit Parties may later request that the Agent cancel any insurance purchased by the Agent, but only after providing the Agent with satisfactory evidence that such Credit Party has the Required Insurance. If the Agent, on behalf of the Lenders, purchases insurance covering all or any portion of the Collateral, the Credit Parties shall be responsible for the costs of such insurance, including interest (at the applicable rate set forth hereunder) and other charges accruing on the purchase price therefor, until the effective date of the cancellation or the expiration of the insurance, and the Agent may charge all of such costs, interest and other charges to the Revolving Loan Account. The costs of the premiums of any insurance purchased by the Agent may exceed the costs of insurance which the Credit Parties may be able to purchase on their own. In the event that the Agent purchases insurance, the Agent will notify the Credit Parties of such purchase within thirty (30) days after the date of such purchase. If, within thirty (30) days of the date of such notice, the Credit Parties provide the Agent with proof that the Credit Parties had the Required Insurance as of the date on which the Agent purchased insurance and the Credit Parties have continued at all times thereafter to have the Required Insurance, then the Agent agrees to cancel the insurance purchased by the Agent and credit the Revolving Loan Account by the amount of all costs, interest and other charges associated with such insurance previously charged to the Revolving Loan Account.

(c) (i) In the event of any loss or damage by condemnation, fire or other casualty, insurance proceeds relating to (y) Collateral of Revolving/LC Borrower or any Other Obligor shall reduce the Revolving Loan until paid in full, then to reduce Letter of Credit Advances and cash collateralize outstanding Letters of Credit and (z) Collateral of Term Borrower shall reduce the Term Loan.

(ii) Each Credit Party agrees to pay any reasonable costs, fees or expenses which the Agent may reasonably incur in connection herewith.

7.7 Taxes. Each Credit Party will and will cause its Subsidiaries to pay, when due, all Taxes lawfully levied or assessed upon the Credit Parties or the Collateral, including, without limitation, all sales taxes collected by the Credit Parties on behalf of the Credit Parties’ customers in connection with sales of Inventory. If any Taxes remain unpaid after such date and the lien, if any, securing such Taxes is not a Permitted Encumbrance, then the Agent may, at its election and without curing any Event of Default which may arise as a result thereof, (a) establish an Availability Reserve in the amount of such Taxes or (b) pay such taxes on behalf of the Credit Parties, and the amount paid by the Agent shall become an Obligation which is due and payable on demand by the Agent.

7.8 Compliance with Laws. (a) Each Credit Party will and will cause its Subsidiaries to comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official, if the failure to so comply would have a Material Adverse Effect, provided that such Credit Party may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in the Agent’s reasonable opinion, materially and adversely effect the Agent’s or the Lenders’ rights or priorities in the Collateral.

(b) Without limiting the generality of paragraph (a) above, each Credit Party will and will cause its Subsidiaries to comply with all environmental statutes, acts, rules, regulations or orders, as presently existing or as adopted or amended in the future, applicable to the ownership and/or use of its Real Property and operation of its business, if the failure to so comply would have a Material Adverse Effect. No Credit Party shall be deemed to have breached any provision of this Section 7.8 if (i) the failure to comply with the requirements of this Section 7.8 resulted from good faith error or innocent omission, (ii) such Credit Party promptly commences and diligently pursues a cure of such breach and (iii) such failure is cured within thirty (30) days following such Credit Party’s receipt of notice of such failure.

(c) Each Borrower represents and warrants to the Agent and the Lenders that (i) none of the operations of any Credit Party are the subject of any federal, state or local investigation to determine whether any remedial action is needed to address the presence or disposal of any environmental pollution, hazardous material or environmental clean-up of the Real Property, (ii) no Credit Party has any known contingent liability with respect to any release of any environmental pollution or hazardous material, (iii) each Credit Party presently is in compliance with all environmental statutes, acts, rules, regulations or orders applicable to such Credit Party’s Real Property or the operation of such Credit Party’s business, except where the failure to be in such compliance would not have a Material Adverse Effect, (iv) no enforcement proceeding, complaint, summons, citation, notice, order, claim, litigation, investigation, letter or other communication from a federal, state or local authority has been filed against or delivered to any Credit Party, regarding or involving any release of any environmental pollution or hazardous material on any Real Property now or previously owned or leased by any Credit Party, and (v) each Credit Party has obtained and maintains all permits, approvals, authorizations and licenses, if any, required by applicable environmental statutes, acts, rules, regulations and orders, except where the failure to have such permits, approvals, authorizations or licenses would not have a Material Adverse Effect.

7.9 Financial Reporting. Until termination of the Financing Agreement and payment and satisfaction of all Obligations due hereunder, the Revolving/LC Borrower agrees that, unless the Agent and the Required Lenders shall have otherwise consented in writing, the Revolving/LC Borrower will furnish:

(a) to the Agent, upon the creation of Accounts and the purchase or acquisition of Inventory, solely for the Agent’s convenience in maintaining records of Collateral, such confirmatory schedules of Accounts and Inventory (in form and substance satisfactory to the Agent) as the Agent reasonably may request, including, without limitation, weekly schedules of Accounts and monthly schedules of Inventory, all in form and substance satisfactory to the Agent, and such other appropriate reports designating, identifying and describing the Accounts and Inventory as the Agent reasonably may request, provided that the Agent may, from time to time upon reasonable notice, request schedules of Accounts or Inventory more frequently;

(b) to the Agent, copies of agreements with, or purchase orders from, the Credit Parties’ customers, and copies of invoices to customers, proof of shipment or delivery, access to its computers, electronic media and software programs associated therewith (including any electronic records, contracts and signatures) and such other documentation and information relating to said Accounts and other Collateral as the Agent reasonably may require;

(c) (i) in the collateral schedules provided to the Agent pursuant to Sections 7.9(a) above, a disclosure of (x) all matters adversely affecting the value, enforceability or collectibility of the Accounts, (y) all customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods and (z) all matters adversely effecting the value of the Inventory, all in such detail and format as the Agent reasonably may require; and (ii) as to any such matters with respect to the Accounts and/or the Inventory that may have a Material Adverse Effect, the Revolving/LC Borrower shall promptly notify the Agent;

(d) to the Agent, in such detail as the Agent shall reasonably require, (i) at least once each week (but more frequently upon the Agent’s reasonable request), a borrowing base certificate in form and substance satisfactory to the Agent, certified by the treasurer or chief financial officer of Revolving/LC Borrower (or any other authorized officer satisfactory to the Agent), and (ii) on or before the fifteenth (15th) day of each month, an aged trial balance of all Accounts existing as of the last day of the preceding month and a summary of Inventory as of the last day of the preceding month, certified by the treasurer or the chief financial officer of each Borrower (or any other authorized officer satisfactory to the Agent).

(e) to the Agent and the Lenders, within ninety (90) days after the end of each fiscal year of the Revolving/LC Borrower, a consolidated balance sheet of the Revolving/LC Borrower and its subsidiaries and a Balance Sheet, in each case as at the close of such year, and consolidated and consolidating statements of profit and loss and cash flow for such year, audited by independent public accountants selected by Revolving/LC Borrower and satisfactory to the Agent, together with the unqualified opinion of the accountants preparing such financial statements;

(f) to the Agent and the Lenders, within thirty (30) days after the end of each month, a consolidated balance sheet of Revolving/LC Borrower and its subsidiaries and a Balance Sheet, in each case as at the end of such month, and consolidated and consolidating statements of profit and loss and cash flow of such Borrower for such month and for the period commencing on the first day of the current fiscal year through the end of such month, certified by the treasurer or chief financial officer of Revolving/LC Borrower (or any other authorized officer satisfactory to the Agent);

(g) to the Agent and the Lenders, no later than thirty (30) days prior to the beginning of each fiscal year of Revolving/LC Borrower, monthly projections of the consolidated balance sheet of Revolving/LC Borrower and its subsidiaries, the Balance Sheet and the consolidated and consolidating statements of profits and loss and cash flow of Revolving/LC Borrower, as well as projected Revolving Availability for Revolving/LC Borrower for such fiscal year;

(h) to the Agent, prior written notice of any change in the location of any Collateral and any material change in type, quantity, quality or mix of the Inventory; and

(i) from time to time, such further information regarding the business affairs and financial condition of the Revolving/LC Borrower as the Agent and the Lenders reasonably may request.

Each financial statement which the Revolving/LC Borrower is required to submit pursuant to Sections 7.9(e) and 7.9(f) hereof must be accompanied by an officer’s certificate, signed by the treasurer or chief financial officer of Revolving/LC Borrower (or any other authorized officer satisfactory to the Agent), as appropriate, pursuant to which such officer must certify that: (i) the financial statement(s) fairly and accurately Revolving/LC Borrower’s financial condition at the end of the particular accounting period, as well as Revolving/LC Borrower’s operating results during such accounting period, subject to year-end audit adjustments; (ii) during-the particular accounting period (x), there has occurred no Default or Event of Default under this Financing Agreement, or, if any such officer has knowledge that any such Default or Event of Default has occurred during such period, the existence of and a detailed description of same shall be set forth in such officer’s certificate, and (y) Revolving/LC Borrower has not received any notice of cancellation with respect to its property insurance policies; and (iii) the exhibits attached to such financial statement(s) constitute detailed calculations showing compliance with all financial covenants contained in this Financing Agreement.

Revolving/LC Borrower’s failure to promptly deliver to the Agent or the Lenders any schedule, report, statement or other information set forth in this Section 7.9 shall not affect, diminish, modify or otherwise limit the Agent’s security interests in the Collateral.

7.10 Negative Covenants. Until termination of this Financing Agreement and payment and satisfaction of all Obligations due hereunder, each Borrower agrees that, without the prior written consent of the Required Lenders, except as otherwise herein provided, the Borrowers will not, and will not permit any Subsidiary of either Borrower to:

(a) Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment, (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of its assets or goods, whether real, personal or mixed, whether now owned or hereafter acquired, except for the Permitted Encumbrances (and liens incurred in connection with a Permitted Refinancing of Permitted Indebtedness of the type described in clauses (d) and (h) thereof);

(b) Incur or create any Indebtedness other than the Permitted Indebtedness;

(c) Borrow any money on the security of the Collateral from sources other than the Agent and the Lenders (other than the Indebtedness arising under the Senior Secured Notes Documents);

(d) Sell, lease, assign, transfer or otherwise dispose of (i) Collateral, except as otherwise specifically permitted by this Financing Agreement, or (ii) either all or any substantial part of its assets, if any, which do not constitute Collateral; provided that nothing in this subsection (d)(ii) shall prevent the Collateral Agent or Indenture Trustee from exercising its rights and remedies with respect to its collateral under the Senior Secured Notes Documents or any remedies with respect thereto otherwise available at law or in equity; provided that the Term Loan Borrower may exchange the property know as 125 E. Morrow, Sand Springs, OK 74063 for a comparable property usable for the same purposes as such exchanged property (the “New Property”) if on or prior to the date of such exchange, the Term Loan Borrower provides to the Agent a mortgage in substantially the form as the mortgage executed on the Closing Date by the Term Borrower, title insurance of the type described in Section 2.1(h), a survey of the New Property of the type described in Section 2.1(i), an opinion as to the enforceability of such mortgage from local Oklahoma counsel and such other agreements and certificates as the Agent may reasonably request;

(e) (i) Merge or consolidate with any other entity, (ii) change its name or principal place of business, (iii) change its structure or organizational form, reincorporate or reorganize in a new jurisdiction, or (iv) enter into or engage in any operation or activity materially different from that presently being conducted by such Borrower, or any Subsidiary of such Borrower, as the case may be;

(f) Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except (i) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, or (ii) the Senior Secured Notes or any Permitted Refinancing thereof;

(g) Except as other expressly permitted under the Loan Documents, declare or pay any dividend or distribution of any kind on, or purchase, acquire, redeem or retire, any of its equity interests or funded indebtedness (of any class or type whatsoever), whether now or hereafter issued and outstanding except that dividends and distributions from the Term Borrower to Revolving/LC Borrower shall be permitted;

(h) (i) create any new Subsidiary, or (ii) make any advance or loan to, or any investment in, any Person or (iii) acquire all or substantially all of the assets of, or any capital stock or any equity interests in, any Person other than current investments in existing subsidiaries of the Borrower and investments permitted pursuant to clause (i);

(i) make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that (i) Borrowers may hold investments comprised of notes payable, or stock or other securities issued by account debtors to any Borrower pursuant to negotiated agreements with respect to settlement of such account debtor’s accounts in the ordinary course of business consistent with past priorities; (ii) each Credit Party may maintain its existing investments in its Subsidiaries as of the Closing Date; (iii) each Credit Party may make intercompany advances to the extent such intercompany advances constitute Permitted Indebtedness; (iv) (A) Revolving/LC Borrower may maintain deposits in its operating and disbursement accounts not to exceed $2,500,000 in the aggregate at any time and (B) Term Borrower may maintain deposits in its operating and disbursement accounts not to exceed $50,000 more in the aggregate than the amount Term Borrower reasonably determines is necessary for its ordinary course operation of its business; provided, that in each case, the applicable Credit Party may exceed such limits to the extent that the deposit accounts in which such deposits are maintained are subject to tri-party control agreements acceptable to the Agent; (v) so long as there are no outstanding Revolving Loans or Letter of Credit Advances, Borrowers may make investments in Cash Equivalents; provided that, at all times after the dated thirty (30) days following the Closing Date, the Agent has been granted a perfected security interest in such Cash Equivalents pursuant to a tri-party control agreement acceptable to the Agent; and (vi) the Revolving/LC Borrower may deposit with the trustee of the Old Senior Secured Notes funds sufficient to redeem all of the Old Senior Secured Notes and apply such funds to such redemption and to satisfy and discharge such notes and the indenture with respect thereto provided such deposit is made with a portion of the proceeds of the Senior Secured Notes.

(j) Create, acquire or suffer to exist any Unrestricted Subsidiary; or

(k) Make payments of principal or interest on the Senior Secured Notes except (a) regularly scheduled principal payments, (b) regularly scheduled interest payments, (c) mandatory prepayments made in accordance with the terms of Section 4.10 (Asset Sales) or 4.22 (Change of Control) of the Indenture and (d) so long as no Default or Event of Default exists or would result therefrom, mandatory prepayments made in accordance with the terms of Section 4.23 (Excess Cash Flow) of the Indenture. In addition to the payments and prepayments permitted by clauses (k)(a)-(d) above, additional principal payments on and/or redemptions (the “Additional Principal Payments”) of the Senior Secured Notes may be made by Revolving/LC Borrower, commencing after the receipt by the Agent of the Borrowers’ interim unaudited financial statements for the Borrowers’ fiscal quarter ending October 31, 2004, provided that (i) no Default or Event of Default exists or would be created by such payment; (ii) no Revolving Loans or Letter of Credit Advances are outstanding or would be outstanding after giving effect to such Additional Principal Payment; (iii) the Borrowers’ accounts payable are then current in accordance with the Borrowers’ usual business practices; and (iv) with respect to any Additional Principal Payments made on or before the date the Agent receives the Borrowers’ audited financial statements for the Borrowers’ fiscal year ending April 30, 2005, after giving effect to such Additional Principal Payments, the Credit Parties shall have not less than $5,000,000 of cash and Cash Equivalents on hand; and provided further that the aggregate amount of Additional Principal Payments made by the Revolving/LC Borrower in any fiscal year, when added to the aggregate amount of additional and unscheduled principal payments of each Credit Party’s other Indebtedness in such fiscal year, shall not exceed 75% of Revolving/LC Borrower’s Excess Cash Flow (as defined in the Indenture) for Revolving/LC Borrower’s preceding fiscal year, as reflected in Revolving/LC Borrower’s audited financial statements for such preceding fiscal year.

7.11 Lease Restrictions. Unless otherwise consented to by the Required Lenders, the Borrowers and their Subsidiaries will not: (a) enter into any Operating Lease if after giving effect thereto the aggregate obligations with respect to Operating Leases during any fiscal year would exceed $5,000,000; or (b) contract for, purchase, make expenditures for, lease pursuant to a Capital Lease or otherwise incur obligations with respect to Capital Expenditures (whether subject to a security interest or otherwise) during any fiscal year in the aggregate amount in excess of:

(i)	$6,500,000	for the fiscal year ending April 30, 2005 (excluding amounts otherwise constituting Capital Expenditures in connection with the purchase of a reheat furnace on or before September 30, 2004);

(ii)	$10,000,000	for the fiscal year ending April 30, 2006; and
(iii)	$6,000,000	for the fiscal year ending April 30, 2007 and for each fiscal year thereafter.

7.12 Free Cash Flow. Unless otherwise consented to by the Required Lenders, the Revolving/LC Borrower agrees to maintain Free Cash Flow, calculated for each of the periods set forth below, of not less than:

Fiscal Period	Free Cash Flow
12-month period ending July 31, 2004	$2,000,000
12-month period ending October 31, 2004	$2,000,000
12-month period ending January 31, 2005	$2,000,000
12-month period ending April 30, 2005	$2,000,000
12-month period ending July 31, 2005 and on the last day of each quarter thereafter	$2,000,000

7.13 Environmental Matters. Each Credit Party agrees to and to cause its Subsidiaries to: (a) advise the Agent in writing of (i) all expenditures (actual or anticipated) in excess of $500,000 for (x) environmental clean-up, (y) environmental compliance (except operating costs related to maintenance of compliance undertaken in the ordinary course of business, which costs may exceed $500,000, or (z) environmental testing and the impact of said expenses on the affected Credit Party’s working capital, and (ii) any notices that any Credit Party receives from any local, state or federal authority advising such Credit Party of any environmental liability (real or potential) reasonably likely to exceed $500,000 arising from such Credit Party’s operations, its premises, its waste disposal practices, or waste disposal sites used by such Credit Party; and (b) provide the Agent with copies of all such notices if so required.

7.14 Environmental Indemnity. Each Credit Party hereby indemnifies the Agent and the Lenders, and agrees to defend and hold the Agent and the Lenders harmless, from and against any and all loss, damage, claim, liability, injury or expense which the Agent or the Lenders may sustain or incur in connection with any claim or expense asserted against the Agent or the Lenders as a result of any environmental pollution, hazardous material or environmental clean-up of the Real Property, or any claim or expense which results from any Credit Party’s operations (including, but not limited to, each Credit Party’s off-site disposal practices). This indemnification shall survive the termination of this Financing Agreement and the repayment of the Obligations. The Agent may establish an Availability Reserve with respect to this indemnity as the Agent may deem advisable in its reasonable business judgment, and upon any termination of this Agreement, may hold such reserve as a cash reserve to cover any such indemnity rights.

7.15 Transactions with Affiliates. Without the prior written consent of the Required Lenders, each Credit Party agrees that it will not and will not allow its Subsidiaries to enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property, with any person or entity affiliated with any Credit Party or Subsidiary or affiliated with any shareholder, parent or subsidiary (direct or indirect) of such Credit Party or Subsidiary, unless such transaction otherwise complies with the provisions of this Financing Agreement and is on arms-length terms.

7.16 Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. Revolving/LC Borrower will not, and will not permit any of its Subsidiaries to: (i) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due) any Indebtedness that is either subordinate or junior in right of payment to the Obligations or any Indebtedness under the Senior Secured Note Documents other than pursuant to a Permitted Refinancing or as permitted pursuant to Section 7.10(k); (ii) amend, terminate or modify, or permit the amendment, termination or modification of, any provision of any documents governing the Indebtedness described in clause (i) above other than pursuant to a Permitted Refinancing; (iii) amend, modify or change in any way adverse to the interests of the Lenders, its organizational documents (including, without limitation, by filing or modification of any certificate of designation) or by-laws, or any agreement entered into by it, with respect to its capital stock (including any shareholders’ agreement), or enter into any new agreement with respect to its capital stock which in any way could be adverse to the interests of the Lenders; or (iv) issue any class of capital stock other than non-redeemable common stock.

Section 8. INTEREST, FEES AND EXPENSES

8.1 Interest Generally. Interest on the outstanding principal balance of the Revolving Loans, Letter of Credit Advances or Term Loans that are Chase Bank Rate Loans shall be payable monthly on the first day of each month and shall accrue at a rate per annum equal to one-half of one percent (0.5%) plus the Chase Bank Rate on the average net principal balance of the Revolving Loans, Letter of Credit Advances or Term Loans at the close of each day during the immediately preceding month. Letter of Credit Advances shall not be entitled to be converted to LIBOR Loans. On Revolving Loans or Term Loans that are LIBOR Loans, interest shall be payable monthly on the first day of each month and shall accrue at a rate per annum equal to three percent (3.0%) plus the applicable LIBOR on the average principal balance of all such LIBOR Loans outstanding during the immediately preceding month. In the event of any change in said Chase Bank Rate, the rate set forth in the first sentence of this Section 8.1 shall change, effective as of the date of such change, so as to remain one-half of one percent (0.5%) above the Chase Bank Rate. All interest rates shall be calculated based on a 360-day year and actual days elapsed.

8.2 Default Rate of Interest. Upon the occurrence of an Event of Default, all Obligations shall, at the Agent’s election at any time thereafter, bear interest at the Default Rate of Interest until such Event of Default is waived.

8.3 Letter of Credit Fees and Expenses. (a) In consideration of the issuance of any Letter of Credit Guaranty by the Agent or other assistance of the Agent in obtaining Letters of Credit pursuant to Section 5 hereof, Revolving/LC Borrower shall pay to the Agent, for the benefit of the Letter of Credit Lenders, a Letter of Credit Guaranty Fee equal to two and one-half percent (2.5%) per annum on the face amount of each Letter of Credit, payable monthly on the first day of each month.

(b) Any and all charges, fees, commissions, costs and expenses charged to the Agent for Revolving/LC Borrower’s account by an Issuing Bank in connection with, or arising out of, Letters of Credit or out of transactions relating thereto will be charged to Revolving/LC Borrower’s Revolving Loan Account in full when charged to, or paid by the Agent, or as may be due upon any termination of this Financing Agreement hereof.

8.4 Out-of-Pocket Expenses and Documentation Fees. The Borrowers jointly and severally agree to reimburse or pay the Agent and the Lenders on demand for all Out-of-Pocket Expenses and all Documentation Fees.

8.5 Line of Credit Fee. On the first day of each month, commencing on September 1, 2004, the Revolving/LC Borrower shall pay to the Agent, for the benefit of the Lenders, the Line of Credit Fee, and the Agent, for the benefit of the Lenders, shall charge the Borrowers for interest at the rate set forth in Section 8.1 (or Section 8.2, if applicable) above on the Collection Days for the immediately preceding month.

8.6 Restructuring Fee and Loan Facility Fee. To induce the Agent and the Lenders to enter into this Financing Agreement and to extend to Revolving/LC Borrower the Revolving Line of Credit and the Letter of Credit Line and the Term Borrower the Term Loan, (i) the Borrowers shall pay to the Agent, for the ratable benefit of the lenders under the Existing Financing Agreement (including the Departing Lender), a restructuring fee in the amount of $500,000, (ii) the Revolving/LC Borrower shall pay to the Agent, for the benefit of the Lenders, a loan facility fee in the amount of $52,500 and (iii) the Term Borrower shall pay to the Agent, for the benefit of the Lenders, a loan facility fee in the amount of $7,500, each of which shall be fully earned upon execution of this Financing Agreement by the Agent and the Borrowers.

8.7 Administrative Management Fee. On the Closing Date and on each anniversary of the Closing Date thereafter, Revolving/LC Borrower shall pay in advance to the Agent, for its own account, the Administrative Management Fee, which shall be fully earned when paid

8.8 Charges to Revolving/LC Borrower’s Account. The Borrowers hereby authorizes the Agent to charge Revolving/LC Borrower’s Revolving Loan Account with the amount of all payments due hereunder as such payments become due. Any amount charged to Revolving/LC Borrower’s Revolving Loan Account shall be deemed a Chase Bank Loan hereunder and shall bear interest at the rate provided in Section 8.1 (or Section 8.2, if applicable) of this Financing Agreement. The Borrowers confirm that any charges which the Agent may make to Revolving/LC Borrower’s Revolving Loan Account as provided herein will be made as an accommodation to Revolving/LC Borrower and solely at the Agent’s discretion.

8.9 LIBOR Loans. (a) Borrowers may elect to (i) use LIBOR as to any Revolving Loans or Term Loans, (ii) convert any Chase Bank Rate Loan (other than a Letter of Credit Advance) to a new LIBOR Loan or (iii) continue any existing LIBOR Loan as a new LIBOR Loan on the last day of the Interest Period with respect to such existing LIBOR Loan, so long as (x) there exists no Default or Event of Default on the date on which such new LIBOR Loan is requested and on the first day of the Interest Period for such new LIBOR Loan, (y) such Borrower requests the new LIBOR Loan no later than three (3) Business Days preceding the first day of the Interest Period for such new LIBOR Loan (or three (3) Business Days prior to the expiration of any Interest Period, in the case of a continuation of an existing LIBOR Loan) and (z) the requested Interest Period for such LIBOR Loan is available in accordance with the provisions hereof. Any LIBOR election must be for at least $1,000,000 and if greater, in integral multiples of $100,000, and there shall be no more than four (4) LIBOR Loans outstanding at one time. Elections for LIBOR Loans shall be irrevocable once made. Absent a timely election by the applicable Borrower to use LIBOR for any loan, such loan shall be made to such Borrower as a Chase Bank Loan (and any existing LIBOR Loan automatically shall become a Chase Bank Loan at the end of the Interest Period with respect thereto).

(b) Upon demand by Lenders, the Borrowers shall pay to the Agent, for the benefit of the Lenders, such amount or amounts as shall compensate the Lenders for any loss, costs or expenses incurred by the Lenders (as reasonably determined by the Lenders) as a result of (i) any payment or prepayment on a date other than the last day of an Interest Period for such LIBOR Loan, (ii) any failure of any Borrower to borrow a LIBOR Loan on the date for such borrowing specified in the relevant notice to the Agent and (iii) any failure of any Borrower to pay to the Agent the principal of, or interest on, any LIBOR Loan when due, including, without limitation, any interest or fees payable by any Lender to Lenders of funds obtained by such Lender in order to make or maintain any LIBOR Loans under this Financing Agreement. The determination by the Lenders of the amount of any such loss or expense, when set forth in a written notice to the applicable Borrower containing the Lenders’ calculations thereof in reasonable detail, shall be conclusive and binding upon the Borrowers, in the absence of manifest error. Calculation of all amounts payable to the Lenders under this paragraph with regard to LIBOR Loans shall be made as though each Lender had actually funded the LIBOR Loans through the purchase of deposits in the relevant market and currency, as the case may be, bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant interest period, provided that the Lenders may fund each of the LIBOR Loans in any manner the Lenders see fit and the foregoing assumption shall be used only for calculation of amounts payable under this Section 8.9(b).

(c) Notwithstanding any other provision of this Financing Agreement to the contrary, so long as no Event of Default has occurred and remains outstanding, the Agent agrees to apply all proceeds of Collateral, including the Accounts and all other amounts received by the Agent from or on behalf of the Borrowers initially to Chase Bank Rate Loans and then to LIBOR Loans, provided that in the event Revolving Availability is less than zero or any other applicable limit set forth herein is not satisfied, the Agent may apply all proceeds of Collateral received by the Agent to the payment of the Obligations in such manner and in such order as the Agent may elect in its reasonable business judgment. In the event that any proceeds of Collateral are applied to loans that are LIBOR Loans, such application shall be treated as a prepayment of such loans and the Lenders shall be entitled to indemnification hereunder. This indemnification shall survive the termination of this Financing Agreement and the repayment of the Obligations.

(d) Notwithstanding any other provision of this Financing Agreement to the contrary, if any law, regulation, treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for the Agent or any Lender to make or maintain LIBOR Loans as contemplated herein, the then outstanding LIBOR Loans so affected, if any, shall be converted automatically to loans accruing interest at the Chase Bank Rate at the end of the applicable Interest Period or such earlier date as may be required by such law, regulation, treaty or directive. The Borrowers hereby jointly and severally agree to pay to the Agent, for the benefit of the Lenders, on demand, any additional amounts necessary to compensate the Lenders for any costs incurred by the Lenders in making any conversion in accordance with this Section 8.9(d), including, without limitation, any interest or fees payable by any Lender to lenders of funds obtained by such Lender in order to make or maintain any LIBOR Loans under this Financing Agreement.

(e) Notwithstanding any other provision of this Financing Agreement to the contrary, in the event that, by reason of any Regulatory Change (for purposes hereof “Regulatory Change” shall mean, with respect to any Lender, any change after the date of this Agreement in United States Federal, State or foreign law or regulations, or the adoption or making after such date of any interpretation, directive or request applying to a class of lenders including any Lender, whether or not having the force of law and whether or not failure to comply therewith would be unlawful), any Lender becomes subject to any material restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Lender so elects by notice to Revolving/LC Borrower, the obligation of such to make or continue LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect.

Section 9. POWERS

9.1 Appointment of Attorney-in-Fact; Powers. Each of the Borrowers hereby constitute the Agent, on behalf of the Lenders, or any person, or agent which the Agent may designate, as its attorney-in-fact, at the Borrowers’ cost and expense, to exercise all of the following powers, which being coupled with an interest, shall be irrevocable until all of the Obligations have been paid in full:

(a) To receive, take, endorse, sign, assign and deliver, all in the name of the Agent or such Borrower, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

(b) To receive, open and dispose of all mail addressed to such Borrower and to notify postal authorities to change the address for delivery thereof to such address as the Agent may designate;

(c) To request from customers indebted on Accounts at any time, in the name of the Agent, or such Borrower, any certified public accounting firm designated by the Agent or any other designee of the Agent, information concerning the amounts owing on the Accounts;

(d) To transmit to customers indebted on Accounts notice of the Agent’s and the Lenders’ interests therein and to notify customers indebted on Accounts to make payment directly to the Agent, on behalf of the Lenders, for such Borrower’s account; and

(e) To take or bring, in the name of the Agent, the Lenders and/or such Borrower, all steps, actions, suits or proceedings deemed by the Agent necessary or desirable to enforce or effect collection of the Accounts.

9.2 Restrictions on Powers of Attorney-in-Fact. Notwithstanding any other provision of this Financing Agreement to the contrary, the powers set forth in Sections 9.1(b) and (e) may only be exercised after the occurrence of an Event of Default and until such time as such Event of Default is waived.

Section 10. EVENTS OF DEFAULT AND REMEDIES

10.1 Events of Default. Notwithstanding any other provision of this Financing Agreement to the contrary, the Required Lenders (acting through the Agent) may terminate this Financing Agreement immediately upon the occurrence of any of the following events (herein “Events of Default”):

(a) cessation of the business of any Credit Party, or the calling of a meeting of the creditors of any Credit Party for purposes of compromising the debts and obligations of such Credit Party;

(b) the failure of any Credit Party to generally meet its debts as those debts mature;

(c) (i) the commencement by any Credit Party of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law; (ii) the commencement against any Credit Party of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any federal or state law by creditors of such Credit Party, but only if such proceeding is not contested by the affected Credit Party within twenty (20) days and not dismissed and vacated within sixty (60) days of commencement, or any of the actions or relief sought in any such proceeding shall occur or be authorized by such Credit Party;

(d) breach by any Credit Party of any warranty, representation or covenant contained herein (other than those referred to in Section 10.1(e) below), provided that such breach by any Credit Party of any of the warranties, representations or covenants referred in this Section 10.1 (d) shall not be deemed to be an Event of Default unless and until such breach shall remain unremedied to the Agent’s satisfaction for a period of twenty (20) days from the date of such breach;

(e) breach by any Credit Party of any warranty, representation or covenant contained in Sections 3.3, 3.4 and 3.5, Section 6.3, and Sections 7.1(a)-(d) or (g)-(j), 7.4, 7.6, 7.7, 7.9 through 7.12, inclusive, 7.14 and 7.15;

(f) failure of any Credit Party to pay any of the Obligations on the due date thereof, provided that nothing contained herein shall prohibit the Agent from charging such amounts to Revolving/LC Borrower’s Revolving Loan Account on the due date thereof;

(g) any Credit Party shall (i) engage in any “prohibited transaction” as defined in ERISA, (ii) incur any “accumulated funding deficiency” as defined in ERISA, (iii) incur any “reportable event” as defined in ERISA, (iv) terminate any Plan, as defined in ERISA or (v) engage in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any Plan, as defined in ERISA; and with respect to this Section 10.1 (g) such event or condition (x) remains uncured for a period of thirty (30) days from date of occurrence and (y) could, in the reasonable opinion of the Agent, subject such Credit Party to any tax, penalty or other liability having a Material Adverse Effect;

(h) an event of default (after giving effect to any applicable grace or cure period) shall occur under any of the other Loan Documents;

(i) the occurrence of any default or event of default (after giving effect to any applicable grace or cure period) under any instrument or agreement evidencing Indebtedness of the Credit Parties, having a principal amount in excess of $1,000,000, other than a default or event of default under the Senior Secured Notes Documents;

(j) the occurrence of a Change of Control; or

(k) the occurrence and continuance, uncured and unwaived, of any “Event of Default” under the Indenture, as such tern is defined therein.

10.2 Remedies with Respect to Revolving Loans, Advances and Obligations. Upon the occurrence of a Default or an Event of Default, at the option of the Agent and the Required Lenders, all loans, advances and extensions of credit provided for in Sections 3 and 5 of this Financing Agreement thereafter shall be made in the Agent’s and the Lenders sole discretion, and the obligation of the Agent and the Lenders to make Revolving Loans and assist Revolving/LC Borrower in opening Letters of Credit shall cease unless such Default is cured to the Agent’s satisfaction or such Event of Default is waived. In addition, upon the occurrence of an Event of Default, the Agent may, at its option, and the Agent shall, upon the request of the Required Lenders, (a) declare all Obligations immediately due and payable; (b) charge the Borrowers the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Section 8.1 of this Financing Agreement; and (c) immediately terminate this Financing Agreement upon notice to the Borrowers, provided that this Financing Agreement automatically shall terminate and all Obligations shall become due and payable immediately without any declaration, notice or demand by the Agent, upon the occurrence of an Event of Default listed in Section 10.1(c). The exercise of any option is not exclusive of any other option which may be exercised at any time by the Agent or the Lenders.

10.3 Remedies with Respect to Collateral. Immediately after the occurrence of an Event of Default, the Agent may, at its option, and the Agent shall, upon the request of the Required Lenders, to the extent permitted by applicable law: (a) remove from any premises where same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including electronic records, contracts and signatures pertaining thereto), documents, instruments and files containing same, relating to the Accounts, or the Agent may use, at the Borrowers’ expense, such of the Credit Parties’ personnel, supplies or space at the Borrowers’ places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of any Credit Party or the Agent, on behalf of the Lenders, and generally shall have all other rights respecting said Accounts, including, without limitation, the right to (i) accelerate or extend the time of payment, (ii) settle, compromise, release in whole or in part any amounts owing on any Accounts and (iii) issue credits in the name of Credit Parties’ or the Agent, on behalf of the Lenders; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at the Agent’s sole option and discretion, and the Agent may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Borrowers; (d) foreclose its security interests in the Collateral by any available judicial procedure, or take possession of any or all of the Inventory and/or Other Collateral without judicial process, and to enter any premises where any Inventory and/or Other Collateral may be located for the purpose of taking possession of or removing the same, and (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise. The Agent shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, in the name of any Credit Party or the Agent, on behalf of the Lenders, or in the name of such other party as the Agent may designate, either at public or private sale or at any broker’s board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as the Agent in its sole discretion may deem advisable, and the Agent, on behalf of the Lenders, shall have the right to purchase at any such sale. If any Inventory shall require rebuilding, repairing, maintenance or preparation, the Agent shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory in such saleable form as the Agent shall deem appropriate. The Borrowers agree, at the request of the Agent, to assemble the Inventory and to make it available to the Agent at premises of the Revolving/LC Borrower or elsewhere and to make available to the Agent at the premises and facilities of the Credit Parties for the purpose of the Agent’s taking possession of, removing or putting the Inventory in saleable form. However, if notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from the Agent’s exercise of any of the foregoing rights, (after deducting all charges, costs and expenses, including reasonable attorneys’ fees) shall be applied by the Agent to the payment of the Obligations, whether due or to become due, in such order as the Agent and the Lenders may elect, and the Borrowers shall remain liable to the Agent and the Lenders for any deficiencies, and the Agent, on behalf of the Lenders, in turn agrees to remit to the Borrowers or their successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.

10.4 Indemnity Relating to Remedies. The Borrowers jointly and severally agree to indemnify the Agent and the Lenders and hold the Agent and the Lenders harmless from and against any and all costs, expenses (including Out-of-Pocket Expenses), claims and liabilities incurred by or imposed against the Agent or the Lenders by reason of the Agent’s exercise of any of the Agent’s rights and remedies hereunder, including, without limitation, (a) any sale of the Collateral, (b) the preservation, maintenance or securing of any Collateral, and (c) the defense of the Agent’s interests in the Collateral (including the defense of claims brought by any Credit Party, as a debtor-in-possession or otherwise, any secured or unsecured creditors of any Credit Party, or any trustee or receiver in bankruptcy), provided that the Agent’s conduct in connection with the exercise of such rights and remedies does not constitute gross negligence or willful misconduct, as determined by a court of competent jurisdiction. This indemnification shall survive the termination of this Financing Agreement and the repayment of the Obligations. The Agent may establish an Availability Reserve with respect to this indemnity as the Agent may deem advisable in its sole business judgment, and upon any termination of this Agreement, may hold such reserve as a cash reserve to cover any such indemnity rights.

Section 11. TERMINATION

This Financing Agreement shall terminate on the Termination Date. In addition, (a) the Required Lenders (acting through the Agent) may terminate the Financing Agreement immediately upon the occurrence of an Event of Default, provided that in the case of an Event of Default listed in Section 10.1(c) hereof, the Agent and the Lenders may regard the Financing Agreement as terminated and notice to that effect is not required, and (b) the Borrowers may terminate this Financing Agreement, the Term Loan, the Letter of Credit Line and the Revolving Line of Credit prior to any applicable Termination Date upon sixty (60) days’ prior written notice to the Agent, provided that the Borrowers pay to the Agent, for the benefit of the Lenders, immediately on demand, any applicable Early Termination Fee. All Obligations shall become due and payable as of any termination hereunder or under Section 10 hereof and, pending a final accounting, the Agent may withhold any balances in Revolving/LC Borrower’s Revolving Loan Account (unless supplied with an indemnity satisfactory to the Agent) to cover all of the Obligations, whether absolute or contingent, including (without limitation) an amount equal to 110% of the face amount of any outstanding Letters of Credit. All of the Agent’s and the Lenders’ rights, liens and security interests shall continue after any termination until all Obligations have been paid and satisfied in full.

Section 12. MISCELLANEOUS

12.1 Waiver. Each of the Borrowers hereby waive diligence, demand, presentment, protest and any notices thereof as well as notices of nonpayment and acceleration. No waiver of any Event of Default by the Lenders shall be effective unless such waiver is in writing and signed by an officer of each of the Required Lenders. No delay or, failure by the Agent or the Lenders to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or remedy, or shall operate as a waiver of such right or remedy, or as a waiver of such Event of Default. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No single or partial exercise by the Agent or the Lenders of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

12.2 Entire Agreement; Amendment. This Financing Agreement and the Loan Documents: (a) constitute the entire agreement among the Borrowers, the Agent and the Lenders; (b) supersede any prior agreements; (c) subject to the provisions of Section 14.10 hereof, may be amended only by a writing signed by the Borrowers and the Required Lenders; and (d) shall bind and benefit the Borrowers, the Agent, the Lenders and their respective successors and assigns.

12.3 Usury. In no event shall any Borrower, upon demand by the Agent for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, the Agent and the Lenders shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law. If the Agent or any Lender ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such. If as a result, principal is paid in full, any remaining excess shall be refunded to the applicable Borrower. This Section 12.3 shall control every other provision hereof and of any Loan Document.

12.4 Severability. If any provision hereof or of any other Loan Document is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

12.5 WAIVER OF JURY TRIAL DISCLAIMER. EACH OF THE BORROWERS, THE AGENT AND THE LENDERS EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS FINANCING AGREEMENT. EACH OF THE BORROWERS HEREBY IRREVOCABLY WAIVE PERSONAL SERVICE OF PROCESS AND CONSENT TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN NO EVENT WILL THE AGENT OR THE LENDERS BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

12.6 Notices. Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing (messages sent by e-mail or other electronic transmission (other than by telecopier) shall not constitute a writing, however any signature on a document or other writing that is transmitted by telecopier shall constitute a valid signature for purposes hereof), and shall be deemed to have been validly served, given or delivered when received by the recipient if hand delivered, sent by commercial overnight courier or sent by facsimile, or three (3) Business Days after deposit in the United States mail, with proper first class postage prepaid and addressed to the party to be notified as follows:

(a) if to the Agent, at:

The CIT Group/Business Credit, Inc.

10 South LaSalle Street, 22nd Floor

Chicago, Illinois 60603

Attn: Regional Credit Manager

Telecopier No.: (312) 424-9740;

(b) if to any Borrower at:

Sheffield Steel Corporation

220 North Jefferson

Sand Springs, OK 74063

Attn: Stephen R. Johnson, Chief Financial Officer

Telecopier No.: (918) 241-6596;

with a copy to:

Palmer & Dodge LLP

111 Huntington Ave. at Prudential Center

Boston, MA 02199

Attn: George Ticknor

Telecopier No.: (617) 227-4420

(c) if to any Lender, at its address set forth below its signature to this Financing Agreement or its address specified in the Assignment and Transfer Agreement executed by such Lender; or

(d) to such other address as any party may designate for itself by like notice.

12.7 GOVERNING LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS.

Section 13. AGREEMENTS REGARDING THE LENDERS

13.1 Disbursements and Collections. (a) The Agent, on behalf of the Lenders, shall disburse all loans and advances to the Borrowers and shall handle all collections of Collateral and repayment of all Obligations. It is understood that for purposes of advances to the Borrowers and for purposes of this Section 13, the Agent will be using the funds of the Agent.

(b) Unless the Agent shall have been notified in writing by any Lender prior to any advance to the Borrowers that such Lender will not make the amount which would constitute its pro rata share of the borrowing on such date available to the Agent, the Agent may assume that such Lender shall make such amount available to the Agent on a Settlement Date, and in reliance upon such assumption, the Agent may make available to the Borrowers a corresponding amount. A certificate of the Agent submitted to any Lender with respect to any amount owing under this subsection shall be conclusive, absent manifest error. If such Lender’s pro rata share of such borrowing is not in fact made available to the Agent by such Lender on the Settlement Date, the Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to Chase Bank Loans hereunder, on demand, from the Borrowers, without prejudice to any rights which the Agent may have against such Lender hereunder. Nothing contained in this subsection shall relieve any Lender which has failed to make available its pro rata share of any borrowing hereunder from its obligation to do so in accordance with the terms hereof. In addition, nothing contained herein shall be deemed to obligate the Agent to make available to the Borrowers the full amount of a requested advance when the Agent has any notice (written or otherwise) that any of the Lenders will not advance its pro rata share thereof.

13.2 Settlement Date Remittances. On each Settlement Date, the Agent and the Lenders shall each remit to the other, in immediately available funds, all amounts necessary so as to ensure that, as of the Settlement Date, the Lenders shall have advanced their respective pro rata shares of all outstanding Obligations.

13.3 Monthly Loan Statement. The Agent shall forward to each Lender, at the end of each month, a copy of the account statement rendered by the Agent to the Borrowers.

13.4 Remittance of Fees and Interest. After the Agent’s receipt of any interest and fees earned under this Financing Agreement, the Agent promptly will remit to the Lenders (a) their pro rata share of all fees to which the Lenders are entitled hereunder and (b) interest computed at the rate and as provided for in Section 8 of this Financing Agreement on all outstanding amounts advanced by the Lenders on each Settlement Date, prior to adjustment, that are subsequent to the last remittance by the Agent to the Lenders of the Borrowers’ interest.

13.5 Participations and Assignments. (a) The Lenders may, with the prior written consent of the Agent, which consent will not unreasonably be withheld or delayed, sell to one or more commercial banks, commercial finance lenders or other financial institutions, participations in the loans and extensions of credit made and to be made to the Borrowers hereunder. Such participant shall have no rights as a Lender hereunder, and notwithstanding the sale of any participation by a Lender, such Lender shall remain solely responsible to the other parties hereto for the performance of its obligations hereunder, and the Borrowers, the Agent and the Lenders may continue to deal solely with such Lender with respect to all matters relating to this Financing Agreement and the transactions contemplated hereby. In addition, all amounts payable under this Financing Agreement to any Lender which sells a participation in accordance with this paragraph shall continue to be paid directly to such Lender and shall be determined as if such Lender had not sold any such participation.

(b) The Lenders may also, with the prior written consent of the Agent, and, so long as no Event of Default exists and is continuing, with the prior written consent of the Borrowers (which consent will not be unreasonably withheld or delayed and shall not be required for assignment to existing Lenders or their Affiliates), assign to one or more commercial banks, commercial finance lenders or other financial institutions, all or a portion of their rights and obligations under this Financing Agreement (including, without limitation, its obligations under the Revolving Line of Credit and the Letter of Credit Line and Term Loan). Any such assignment shall (i) apply to the same pro rata share of such Lender’s commitments and interests in the Revolving Loans and Letter of Credit Line and Term Loan and (ii) if such assignment is a partial assignment, be in a minimum principal amount of $1,000,000 and in integral multiples of $1,000,000 in excess thereof. Upon execution of an Assignment and Transfer Agreement, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment, have the rights and obligations of the assigning Lender as the case may be hereunder and (ii) the assigning Lender shall, to the extent that rights, and obligations hereunder have been assigned by such Lender pursuant to such assignment, relinquish such Lender’s rights and be released from its obligations under this Financing Agreement. If necessary, the Borrowers agree to execute any documents reasonably required to effectuate and acknowledge the assignments.

(c) Subject to the provisions of Section 13.9, the Borrowers authorize each Lender to disclose to any participant or purchasing lender any and all financial information in such Lender’s possession concerning the Borrowers and their affiliates which has been delivered to such Lender by or on behalf of the Borrowers pursuant to this Financing Agreement or which has been delivered to such Lender by or on behalf of the Borrowers in connection with such Lender’s credit evaluation of the Borrowers and their affiliates prior to entering into this Financing Agreement.

13.6 No Obligation to Fund. The Borrowers hereby agree that each Lender is solely responsible for funding its pro rata share of the Term Loan and the Revolving Line of Credit and Letter of Credit Line and that neither the Agent nor any Lender shall be responsible for, nor assume any obligations for the failure of any Lender to make available, its pro rata share of the Term Loan, the Revolving Line of Credit or the Letter of Credit Line. Further, should any Lender refuse to make available its pro rata share of the Term Loan, the Revolving Line of Credit or Letter of Credit Line, then any other Lender may, but without obligation to do so, increase, unilaterally, its pro rata share of the Term Loan, Revolving Line of Credit or Letter of Credit Line, as applicable, in which event Term Borrower or Revolving/LC Borrower shall be obligated to that other Lender.

13.7 Lawsuits. In the event that the Agent, the Lenders or any one of them is sued or threatened with suit by any Credit Party, or by any receiver, trustee, creditor or any committee of creditors on account of any preference, voidable transfer or lender liability issue, alleged to have occurred or been received as a result of, or during the transactions contemplated under this Financing Agreement, then in such event any money paid in satisfaction or compromise of such suit, action, claim or demand and any expenses, costs and attorneys’ fees paid or incurred in connection therewith, whether by the Agent, the Lenders or any one of them, shall be shared proportionately by the Lenders. In addition, any costs, expenses, fees or disbursements incurred by outside agencies or attorneys retained by the Agent to effect collection or enforcement of any rights in the Collateral, including enforcing, preserving or maintaining rights under this Financing Agreement shall be shared pro rata among the Lenders to the extent not reimbursed by the Borrowers or from the proceeds of Collateral. The provisions of this paragraph shall not apply to any suits, actions, proceedings or claims that (a) predate the date of this Financing Agreement or (b) are based on transactions, actions or omissions that predate the date of this Financing Agreement.

13.8 Right of Set Off. Each of the Borrowers authorizes each Lender, and each Lender shall have the right, without notice, after the occurrence of an Event of Default, to set off and apply against any and all Collateral held by, or in the possession of such Lender, any of the Obligations owed to such Lender. Any Lender exercising a right to set off shall, promptly after such exercise, purchase for cash (and the other Lenders shall sell) interests in each other Lender’s pro rata share of the Obligations as would be necessary to cause such Lender to share the amount of the property set off with the other Lenders based on each Lender’s pro rata share of the Revolving Line of Credit. Each of the Borrowers agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of such Lender’s pro rata share of the Obligations and upon doing so shall deliver such excess to Agent, for distribution to the other Lenders in settlement of the participation purchases described above in this Section 13.8.

13.9 Confidentiality. For the purposes of this Section 13.9, “Confidential Information” means all financial projections and all other information delivered to the Agent or any Lender by or on behalf of the Borrowers in connection with the transactions contemplated by or otherwise pursuant to this Financing Agreement that is proprietary in nature and that is clearly marked or labeled or otherwise adequately identified as being confidential information of the Borrowers, provided that such term does not include information that (a) was publicly known or otherwise known to the Agent or the Lenders prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the Agent or the Lenders or any person acting on their behalf, (c) otherwise becomes known to the Agent or the Lenders other than through disclosure by any Borrower or (d) constitutes financial statements delivered under Section 7.9 that are otherwise publicly available. The Agent and the Lenders will maintain the confidentiality of such Confidential Information in accordance with commercially reasonable procedures adopted by the Agent and the Lenders in good faith to protect confidential information of third parties delivered to them, provided that the Agent and the Lenders may deliver or disclose Confidential Information to (a) their respective directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the Term Loan, the Revolving Line of Credit or the Letter of Credit Line), (b) their respective financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 13.9, (c) any other Lender, (d) any bank or other commercial lender to which the Agent or a Lender sells or offers to sell a portion of their rights and obligations under this Financing Agreement or any participation therein (if such person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 13.9), or (e) any other person (including bank auditors and other regulatory officials) to which such delivery or disclosure may be necessary or appropriate (i) to comply with compliance with any applicable law, rule, regulation or order, (ii) in response to any subpoena or other legal process, (iii) in connection with any litigation to which the Agent or a Lender is a party or (iv) if an Event of Default has occurred and is continuing, to the extent the Agent may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under this Financing Agreement. Each Lender becoming a Lender subsequent to the initial execution and delivery of this Financing Agreement, by its execution and delivery of an Assignment and Transfer Agreement, will be deemed to have agreed to be bound by, and to be entitled to the benefits of, this Section 13.9.

Section 14. AGENCY

14.1 Designation of Agent. Each Lender hereby irrevocably designates and appoints CIT to act as the Agent for the Lenders under this Financing Agreement and any ancillary loan documents (including the Intercreditor Agreement), and irrevocably authorizes CIT, as Agent for such Lender, to take such action on its behalf under the provisions of this Financing Agreement and such ancillary documents, and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Financing Agreement and such ancillary documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Financing Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Financing Agreement and the ancillary documents or otherwise exist against the Agent.

14.2 Execution of Duties. The Agent may execute any of its duties under this Financing Agreement and all ancillary documents by or through agents or attorneys-in-fact and shall be entitled to the advice of counsel concerning all matters pertaining to such duties.

14.3 Disclaimer of Agent Liability. Neither the Agent nor any of its officers, directors, employees, agents, or attorneys-in-fact shall be (a) liable to any Lender for any action lawfully taken or omitted to be taken by the Agent or such person under or in connection with the Financing Agreement and all ancillary documents (except for its or such person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for (i) any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Financing Agreement or in any ancillary document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Financing Agreement, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Financing Agreement or any other Loan Document or (iii) any failure of any Borrower to perform its obligations hereunder or under any other Loan Document. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Financing Agreement or any ancillary document, or to inspect the properties, books or records of any Borrower.

14.4 Reliance and Action by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by the Agent to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Financing Agreement and all ancillary documents unless the Agent (a) shall first receive such advice or concurrence of the Lenders or the Required Lenders, as the case may be, as the Agent deems appropriate, or (b) shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by the Agent by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Financing Agreement and all ancillary documents in accordance with a request of all Lenders or the Required Lenders, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

14.5 Notice of Default or Event of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or the Borrowers describing such Default or Event of Default. In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders or Required Lenders, as the case may be; provided that unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) in the interim take such action, or refrain from taking such action, with respect to such Default or Event of Default as the Agent shall deem advisable and in the best interests of the Lenders.

14.6 Independence of Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents or attorneys-in-fact has made any representations or warranties to such Lender, and agrees that no act by the Agent hereinafter taken, including any review of the affairs of the Borrowers, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that such Lender has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as such Lender has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and made its own decision to enter into this Financing Agreement. Each Lender also represents to the Agent that such Lender will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as such Lender shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Financing Agreement and to make such investigation as such Lender deems necessary to inform itself as to the business, operations, property, financial and other condition or creditworthiness of the Borrowers. The Agent, however, agrees to provide the Lenders with copies of all financial statements, projections and business plans which come into the possession of the Agent.

14.7 Indemnification of Agent. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of (a) this Financing Agreement or any ancillary document, or any documents contemplated by or referred to herein, (b) the transactions contemplated hereby or (c) any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent’s gross negligence or willful misconduct. The agreements of the Lenders set forth in this paragraph shall survive the termination of this Financing Agreement and the repayment of the Obligations.

14.8 Agent as Lender. The Agent may make loans to, and generally engage in any kind of business with any Borrower as though the Agent were not the Agent hereunder. With respect to loans made or renewed by the Agent, or loan obligations hereunder as Lender, the Agent shall have the same rights and powers, duties and liabilities under this Financing Agreement as any Lender and may exercise the same as though it was not the Agent, and the terms “Lender” and “Lenders” shall include the Agent in its individual capacities.

14.9 Resignation and Successor Agent. The Agent may resign as the Agent upon 30 days’ notice to the Lenders and such resignation shall be effective upon the appointment of a successor Agent. If the Agent shall resign as Agent, then the Lenders promptly shall appoint a successor to the Agent, whereupon such successor shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor effective upon its appointment. Upon such appointment, the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Financing Agreement. After any Agent’s resignation hereunder, the provisions of this Section 14 shall inure to its benefit as to any actions taken or omitted to be taken by it while acting as the Agent.

14.10 Amendment; Release of Collateral; Overadvances. Notwithstanding anything contained in this Financing Agreement to the contrary, the Agent will not, without the prior written consent of all Lenders: (a) amend the Financing Agreement, to (i) increase the Revolving Line of Credit or the commitment of any Lender with respect thereto, (ii) reduce the interest rates, (iii) reduce or waive (x) any fees in which the Lenders share hereunder or (y) the repayment of any Obligations due the Lenders, (iv) extend the maturity of the Obligations or the due date of any payment of principal, interest or fees hereunder, or (v) alter or amend x) this Section 14.10 or y) the definitions of “Availability Reserve”, “Borrowing Base”, “Eligible Accounts Receivable”, “Eligible Inventory,” “Letter of Credit Availability,” or “Required Lenders” or “Revolving Availability”; (b) release x) all of substantially all of the Collateral or y) any guarantor of all of any part of the Obligations; or (c) intentionally make any Revolving Loan or assist in opening any Letter of Credit hereunder, if after giving effect thereto either x) the aggregate amount of Revolving Loans and the face amount of all outstanding Letters of Credit made or issued hereunder would exceed one hundred and ten percent (110%) of the Borrowing Base of the Borrowers or y) result in Overadvances outstanding hereunder for more than 60 consecutive days or more than 90 days in the most recent 180-day period. In all other respects the Agent is authorized to take or to refrain from taking any action which the Agent, in its reasonable discretion, deems to be advisable and in the best interest of the Lenders (including, without limitation, the making of an Overadvance or the termination of the Financing Agreement upon the occurrence of an Event of Default), unless this Financing Agreement specifically requires the Borrowers or the Agent to obtain the consent of, or act at the direction of, the Required Lenders. Without limiting the generality of the foregoing sentence, and notwithstanding any other provision of this Financing Agreement to the contrary, the Agent shall have the right in its sole discretion to (i) determine whether the requirements for eligibility set forth in the definitions of “Eligible Accounts Receivable” and “Eligible Inventory” are satisfied, and (ii) establish, adjust and release the amount of reserves provided for in the definitions of “Availability Reserve”, “Eligible Accounts Receivable” and “Eligible Inventory”.

14.11 Lender Failure to Respond. In the event any Lender’s consent is required pursuant to the provisions of this Financing Agreement and such Lender does not respond to any request by the Agent for such consent within 10 days after such request is made to such Lender, such failure to respond shall be deemed a consent. In addition, in the event that any Lender declines to give its consent to any request for consent to a course of action requiring the consent of all Lenders, the Lenders hereby mutually agree that the Agent and/or any other Lender shall have the right (but not the obligation) to purchase such Lender’s pro rata share of the Obligations for the full amount thereof as of the date of such purchase.

14.12 Amendment and Restatement of Existing Financing Agreement. Subject to the conditions set forth in Section 2.1 hereof, the Borrowers, the Agent and the Departing Lender agree that the Existing Financing Agreement (including all Exhibits and Schedules thereto) is hereby amended and restated, effective as of the Closing Date, to read in its entirety as set forth herein. On the Closing Date, upon the effectiveness of this Financing Agreement, (i) the existing Revolving Loans under and as defined in the Existing Financing Agreement shall be deemed to be Revolving Loans under this Agreement; and (ii) each outstanding Letter of Credit under and as defined in the Existing Financing Agreement shall be deemed to be a Letter of Credit issued under this Financing Agreement. This Agreement does not evidence a novation or a repayment and reborrowing of the existing Obligations as defined in the Existing Financing Agreement.

The Borrowers shall: (i) cause all LIBOR Loans (as defined in the Existing Loan Agreement) outstanding immediately prior to the Closing Date to be Chase Bank Rate Loans (as defined in the Existing Loan Agreement) and (ii) pay all other Obligations (as defined in the Existing Loan Agreement) accrued to and including the Closing Date, regardless of whether such amounts would then be due under the terms of the Existing Financing Agreement, including all commitment and other fees, interests and costs, but excluding the outstanding Letters of Credit.

14.13 Effective Date Loans and Assignments. On and as of the Closing Date, subject to the conditions set forth in Section 2.1 hereof, Fleet Capital Corporation (the “Departing Lender”) shall, pursuant to Section 13.5(b) of the Existing Financing Agreement, sell, assign and transfer, or purchase and assume, as the case may be, such interests in (i) the Revolving Loans (as defined in the Existing Financing Agreement) (the “Existing Loans”) and (ii) the participations in the outstanding Letters of Credit, in each case, outstanding immediately prior to the Closing Date, as shall be necessary in order that, after giving effect to all such assignments and purchases, the Existing Loans and the participations in the outstanding Letters of Credit will be held by the Agent, in its capacity as a Lender. The assignments and purchases provided for in this Section 14.13 shall be without recourse, warranty or representation, except that Departing Lender shall be deemed to have represented that it is the legal and beneficial owner of the interests assigned by it and that such interests are free and clear of any adverse claim, and the purchase price for each such assignment and purchase shall equal the principal amount of the Revolving Loans purchased. Concurrently with the effectiveness of the assignments and purchases provided for above, the Departing Lender shall cease to be party to the Existing Financing Agreement and shall be released from all further obligations thereunder and shall have no further rights to or interest in any of the Collateral (as defined in the Existing Financing Agreement); provided, however, that the Departing Lenders shall continue to be entitled to the benefits of the expense reimbursement and indemnity provisions of the Existing Financing Agreement as in effect immediately prior to the Closing Date. On the Closing Date, (i) Agent shall pay the purchase price for the interests purchased by it pursuant to by wire transfer of immediately available funds to the Departing Lender not later than 4:00 p.m. (Chicago time). Each of the parties hereto hereby consents to the assignments and purchases provided for in this Section and agrees that (i) Agent is the assignee of the Departing Lenders and (ii) Agent shall have all the rights and obligations of a Lender under this Agreement with respect to the interests purchased by it pursuant to this Section.

Section 15. CROSS-GUARANTY

15.1 Cross-Guaranty. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent, for the benefit of the Lenders and their successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Lenders by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 15 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 15 shall be absolute and unconditional, irrespective of, and unaffected by,

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Financing Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

(b) the absence of any action to enforce this Financing Agreement (including this Section 15) or any other Loan Document or the waiver or consent by the Agent with respect to any of the provisions thereof;

(c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any such security);

(d) the insolvency of any Borrower; or

(e) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

15.2 Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent of the Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Borrower, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, the Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Financing Agreement and the other Loan Documents and that, but for the provisions of this Section 15 and such waivers, the Agent and the Lenders would decline to enter into this Financing Agreement.

15.3 Benefit of Guaranty. Each Borrower agrees that the provisions of this Section 15 are for the benefit of the Agent, the Lenders and their successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any Borrower and the Lenders, the obligations of such other Borrower under the Loan Documents.

15.4 Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 15.7, each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash. Each Borrower acknowledges and agrees that this subordination is intended to benefit the Agent and the Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 15, and that the Agent, the Lenders and their successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 15.4.

15.5 Election of Remedies. If the Agent or the Lenders may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving the Agent of the Lenders a lien upon any Collateral, whether owned by either Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, the Agent may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 15. If, in the exercise of any of its rights and remedies, the Agent shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against either Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by the Agent and waives any claim based upon such action, even if such action by the Agent shall result in a full or partial loss of any rights of subrogation which each Borrower might otherwise have had but for such action by the Agent. Any election of remedies which results in the denial or impairment of the right of the Agent to seek a deficiency judgment against any Borrower shall not impair the other Borrower’s obligation to pay the full amount of the Obligations. In the event the Agent shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, the Agent may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by the Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether the Agent or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 12, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which the Agent might otherwise be entitled but for such bidding at any such sale.

15.6 Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 15 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Sections 3 or 4) shall be limited to an amount not to exceed as of any date of determination the greater of:

(a) the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

(b) the amount which could be claimed by the Agent from such Borrower under this Section 15 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from the other Borrower under Section 15.7.

15.7 Contribution with Respect to Guaranty Obligations.

(a) To the extent that any Borrower shall make a payment under this Section 15 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount which such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Revolving Line of Credit, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, the other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim which could then be recovered from such Borrower under this Section 15 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 15.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 15.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 15.1. Nothing contained in this Section 15.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Borrower against the other Borrower under this Section 15.7 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Revolving Line of Credit.

15.8 Liability Cumulative. The liability of Borrowers under this Section 15 is in addition to and shall be cumulative with all liabilities of each Borrower to the Agent and the Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be executed, agreed to accepted and delivered in Chicago, Illinois by their proper and duly authorized officers as of the date set forth above.

THE CIT GROUP/BUSINESS CREDIT, INC., as the Agent and a Lender

/s/ GLENN P. BARTLEY
By:	Glenn P. Bartley
Its:	Vice President

SHEFFIELD STEEL CORPORATION, as Revolving/LC Borrower

/s/ STEPHEN R. JOHNSON
By:	Stephen R. Johnson
Its:	Vice President and Chief Financial Officer

SAND SPRINGS RAILWAY COMPANY, as Term Borrower

/s/ STEPHEN R. JOHNSON
By:	Stephen R. Johnson
Its:	Vice President and Chief Financial Officer

Solely for purposes of Sections 8.6, 14.12 and 14.13
FLEET CAPITAL CORPORATION, as the Departing Lender

/s/ THOMAS F. KARLOV
By:	Thomas F. Karlov
Its:	S.V.P.

EXHIBIT A -1

REVOLVING NOTE

$15,000,000.00	August 12, 2004
Chicago, Illinois

FOR VALUE RECEIVED, the undersigned, SHEFFIELD STEEL CORPORATION, a Delaware corporation (the “Revolving/LC Borrower”), promises to pay to the order of THE CIT GROUP/BUSINESS CREDIT, INC., as the Agent on behalf of the Lenders (the “Agent”), at its office located at 10 South LaSalle Street, Chicago, Illinois 60603, or at such other place as the Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the principal amount of FIFTEEN MILLION DOLLARS ($15,000,000.00), or such lesser amount as has been advanced to the Revolving/LC Borrower and remains unpaid under the Revolving Line of Credit under the Financing Agreement (as defined below), on the Termination Date.

The Revolving/LC Borrower further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time from the date hereof on the date and at the rate specified in Sections 8.1 or 8.2, as applicable, of the Financing Agreement of even date herewith among the Revolving/LC Borrower, Sand Springs Railway company, the Agent and the Lenders (the “Financing Agreement”). Capitalized terms used herein and defined in the Financing Agreement shall have the same meanings as set forth therein unless otherwise specifically defined herein.

If any payment on this Revolving Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

This Revolving Note is the Revolving Note referred to in the Financing Agreement, evidences the Revolving Loan made to the Revolving/LC Borrower thereunder, and is subject to, and entitled to, all provisions and benefits thereof and is subject to optional and mandatory prepayment, in whole or in part, as provided therein.

Upon the occurrence of any one or more of the Events of Default specified in the Financing Agreement or upon termination of the Financing Agreement, all amounts then remaining unpaid on this Revolving Note may become, or be declared to be, at the election of the Agent or the Required Lenders, immediately due and payable as provided in the Financing Agreement.

Time is of the essence with respect to this Revolving Note. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Revolving/LC Borrower. Except as provided in the Financing Agreement, this Revolving Note may not be assigned by Agent or a Lender to any Person.

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE.

This Revolving Note is delivered at Chicago, Illinois, as of the date first above written.

SHEFFIELD STEEL CORPORATION

By:
Its:

2

EXHIBIT A -2

TERM NOTE

$3,000,000.00	August 12, 2004
Chicago, Illinois

FOR VALUE RECEIVED, the undersigned, SAND SPRINGS RAILWAY COMPANY, a Oklahoma corporation (the “Term Borrower”), promises to pay to the order of THE CIT GROUP/BUSINESS CREDIT, INC., as the Agent on behalf of the Lenders (the “Agent”), at its office located at 10 South LaSalle Street, Chicago, Illinois 60603, or at such other place as the Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of THREE MILLION DOLLARS ($3,000,000.00), or such lesser amount as has been advanced to the Term Borrower and remains unpaid under the Term Loan under the Financing Agreement (as defined below), on the Termination Date.

The Term Borrower further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time from the date hereof on the date and at the rate specified in Sections 8.1 or 8.2, as applicable, of the Financing Agreement of even date herewith among Sheffield Steel Corporation, the Term Borrower, the Agent and the Lenders (the “Financing Agreement”). Capitalized terms used herein and defined in the Financing Agreement shall have the same meanings as set forth therein unless otherwise specifically defined herein.

If any payment on this Term Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

This Term Note is the Term Note referred to in the Financing Agreement, evidences the Term Loan made to the Term Borrower thereunder, and is subject to, and entitled to, all provisions and benefits thereof and is subject to optional and mandatory prepayment, in whole or in part, as provided therein.

Upon the occurrence of any one or more of the Events of Default specified in the Financing Agreement or upon termination of the Financing Agreement, all amounts then remaining unpaid on this Term Note may become, or be declared to be, at the election of the Agent or the Required Lenders, immediately due and payable as provided in the Financing Agreement.

Time is of the essence with respect to this Term Note. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Term Borrower. Except as provided in the Financing Agreement, this Term Note may not be assigned by Agent or a Lender to any Person.

THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE.

This Term Note is delivered at Chicago, Illinois, as of the date first above written.

SAND SPRINGS RAILWAY COMPANY

By:
Its:

2

EXHIBIT A -3

LETTER OF CREDIT NOTE

$6,000,000.00	August 12, 2004
Chicago, Illinois

FOR VALUE RECEIVED, the undersigned, SHEFFIELD STEEL CORPORATION, a Delaware corporation (the “Revolving/LC Borrower”), promises to pay to the order of THE CIT GROUP/BUSINESS CREDIT, INC., as the Agent on behalf of the Lenders (the “Agent”), at its office located at 10 South LaSalle Street, Chicago, Illinois 60603, or at such other place as the Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the principal amount of SIX MILLION DOLLARS ($6,000,000.00), or such lesser amount as has been advanced to the Revolving/LC Borrower and remains unpaid under the Letter of Credit Line under the Financing Agreement (as defined below), on the Termination Date.

The Revolving/LC Borrower further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time from the date hereof on the date and at the rate specified in Section 8.1 or 8.2, as applicable, of the Financing Agreement of even date herewith among the Revolving/LC Borrower, Sand Springs Railway Company, the Agent and the Lenders (the “Financing Agreement”). Capitalized terms used herein and defined in the Financing Agreement shall have the same meanings as set forth therein unless otherwise specifically defined herein.

If any payment on this Letter of Credit Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

This Letter of Credit Note is the Letter of Credit Note referred to in the Financing Agreement, evidences the Letter of Credit Advance made to the Revolving/LC Borrower thereunder, and is subject to, and entitled to, all provisions and benefits thereof and is subject to optional and mandatory prepayment, in whole or in part, as provided therein.

Upon the occurrence of any one or more of the Events of Default specified in the Financing Agreement or upon termination of the Financing Agreement, all amounts then remaining unpaid on this Letter of Credit Note may become, or be declared to be, at the election of the Agent or the Required Lenders, immediately due and payable as provided in the Financing Agreement.

Time is of the essence with respect to this Letter of Credit Note. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Revolving/LC Borrower. Except as provided in the Financing Agreement, this Letter of Credit Note may not be assigned by Agent or a Lender to any Person.

THIS LETTER OF CREDIT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE.

This Letter of Credit Note is delivered at Chicago, Illinois, as of the date first above written.

SHEFFIELD STEEL CORPORATION

By:
Its:

2

EXHIBIT B

FORM OF ASSIGNMENT AND TRANSFER AGREEMENT

Dated:

Reference is made to the Financing Agreement dated as of August     , 2004 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Financing Agreement”), among Sheffield Steel Corporation, a Delaware corporation (“Revolving/LC Borrower”), Sand Springs Railway Company, a Delaware corporation (the “Term Borrower” and together with Revolving/LC Borrower, the “Borrowers”), the financial institutions from time to time party thereto, as lenders (collectively, the “Lenders” and, individually, each a “Lender”), and The CIT Group/Business Credit, Inc., a New York corporation, as agent for the Lenders (in such capacity, the “Agent”). Capitalized terms used in this Assignment and Transfer Agreement (this “Agreement”) and not otherwise defined have the meanings assigned to such terms in the Financing Agreement. This Agreement, between the Assignor (as defined and set forth on the attached Schedule 1, which is made a part of this Agreement) and the Assignee (as defined and set forth on the attached Schedule 1) is dated as of Effective Date (as set forth on Schedule 1).

1. The Assignor hereby irrevocably sells and assigns to the Assignee, without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor, without recourse to the Assignor, as of the Effective Date, an undivided interest (the “Assigned Interest”) in and to all the Assignor’s rights and obligations under the Financing Agreement respecting those, and only those, financing facilities contained in the Financing Agreement as are set forth on the attached Schedule 1 (collectively, the “Assigned Facilities” and individually, an “Assigned Facility”), in a principal amount for each Assigned Facility as set forth on the attached Schedule 1.

2. The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Financing Agreement or any other instrument, document or agreement executed in conjunction therewith (collectively the “Ancillary Documents”) or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Agreement, any Collateral thereunder or any of the Ancillary Documents furnished pursuant thereto, other than a representation and warranty that the Assignor is the legal and beneficial owner of the interest being assigned by the Assignor hereunder and that such interest is free and clear of any adverse claim and (ii) makes no representation or warranty and assumes no responsibility with respect to the respective financial conditions of the Borrowers or any guarantor or the performance or observance by the Borrowers or any guarantor of their any of its respective obligations under the Financing Agreement or any of the Ancillary Documents furnished pursuant thereto.

3. The Assignee (i) represents and warrants that it is legally authorized to enter into this Agreement, (ii) confirms that it has received a copy of the Financing Agreement, together with the copies of the most recent financial statements of the Borrowers, and such other documents and information as the Assignee has deemed appropriate to make its own credit analysis, (iii) agrees that the Assignee will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Agreement, (iv) appoints and authorizes the Agent to take such action as agent on the Assignee’s behalf and to exercise such powers under the Financing Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (v) agrees that it will be bound by the provisions of the Financing Agreement and will perform in accordance with its terms all the obligations which by the terms of the Financing Agreement are required to be performed by it as Lender and (vi) if the Assignee is organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Financing Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.

4. Following the execution of this Agreement, such agreement will be delivered to the Agent for acceptance by the Agent and the Borrowers, effective as of the Effective Date.

5. Upon such acceptance, from and after the Effective Date, the Agent shall make all payments in respect of the assigned interest (including payments of principal, interest, fees and other amounts due to the Lenders) to the Assignee, whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date made by the Agent or with respect to the making of this assignment directly between themselves.

6. From and after the Effective Date, (i) the Assignee shall be a party to the Financing Agreement and, to the extent provided in this Agreement, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Agreement, relinquish its rights and be released from its obligations under the Financing Agreement.

7. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers on Schedule 1 hereto.

2

Schedule 1

to Assignment and Transfer Agreement

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Assigned Facilities	Principal Amount (or, with respect to Letters of Credit, face amount) Assigned		Percentage Assigned (Shown as a percentage of aggregate original principal amount or, with respect to Letters of Credit, amount of all Lenders[1]
Revolving Loans	$	_______________	_____	%
Letters of Credit and Letters of Credit Advances	$	_______________	_____	%
Term Loans	$	_______________	_____	%
Total:	$	_______________

ASSIGNOR:	ASSIGNEE:

By:	By:
Title:	Title:

CONSENTED TO BY BORROWERS:

SHEFFIELD STEEL CORPORATION:

By:
Title:

SAND SPRINGS RAILWAY COMPANY: [2]

By:
Title:

[1]	Must be the same percentage for all three Assigned Facilities.

[2]	Not required for assignments to existing Lenders or if an Event of Default exists and is continuing.

EXHIBIT C

LIST OF MATTERS TO BE COVERED BY LEGAL OPINION

•	Each Borrower’s due incorporation, existence and good-standing in its jurisdiction of organization and its due qualification.

•	Each Borrower’s power and authority to execute, deliver and perform the Loan Documents and due authorization and execution of the same.

•	The Loan Documents are the legal, valid, binding and enforceable obligations of each Borrower, subject to customary exceptions.

•	Execution, delivery and performance of the Loan Documents will not conflict with or violate or constitute a default under (i) each Borrower’s constitutive documents, (ii) any order, judgment award, decree, license or authorization of any court or governmental instrumentality, authority, bureau or agency binding on each Borrower, (iii) any material agreement of each Borrower or (iv) any provisions of applicable law.

•	No consents of third parties or governmental approvals are required by each Borrower except those specifically referenced.

•	The validity and perfection of the security interests granted by the Loan Documents.

•	Each financing statement and fixture filing is in proper form for filing.

•	No knowledge of any litigation or proceedings that (i) relate to the transactions contemplated by the Loan Documents or (ii) if adversely determined would have a material adverse effect on each Borrower.

•	Neither Borrower is an “investment company” or a company “controlled by” an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

•	Neither Borrower is a “holding company” or a “subsidiary” of a “holding company” or an “affiliate” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935.

•	The transactions contemplated by the Loan Documents do not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

•	Such other opinions as are customary for financing transactions of the type contemplated by the Loan Documents and as are otherwise requested by the Agent.

EXHIBIT D

INTERCREDITOR COLLATERAL SUBORDINATION AGREEMENT

This Intercreditor Collateral Subordination Agreement, made as of              (this “Agreement”), is among the Borrowers, the Collateral Agent and the Financing Agent (each as defined below) and the Other Obligors who may become parties to this Agreement from time to time pursuant to and in accordance with Section 27 of this Agreement. The Collateral Agent and the Financing Agent are sometimes referred to herein collectively as the “Agents” and individually as an “Agent”. Capitalized terms used in this Agreement and not otherwise defined have the meanings assigned to such terms in the Indenture (as in effect on the date hereof).

PRELIMINARY STATEMENTS

1.    In connection with that certain Financing Agreement dated as of August 14, 2002 (as the same has been amended, restated, modified or supplemented prior to the date hereof, the “Existing Financing Agreement”) among Sheffield Steel Corporation, a Delaware corporation (the “Revolving/LC Borrower”), the lenders party thereto (the “Financing Lenders”) and the CIT Group/Business Credit, Inc. as agent for the Financing Lenders (the “Financing Agent”), the Revolving/LC Borrower has become indebted to the Financing Agent and the Financing Lenders, which indebtedness is secured by a security interest in all of the Revolving/LC Borrower’s present and future Accounts, Inventory, General Intangibles, Copyrights, Patents, Trademarks, Documents, Chattel Paper, instruments (excluding the Revolving/LC Borrower’s equity interests in any of its subsidiaries), letter-of-credit rights (as defined in the UCC) (other than those arising from the use, sale, lease or other disposition of the Equipment or Real Property at any time), Investment Property (excluding the Revolving/LC Borrower’s equity interests in any of its subsidiaries) and the Other Collateral (all as defined in and described in more particularity in the Amended and Restated Pledge and Security Agreement dated as of the date hereof among the Revolving/LC Borrower and the Financing Agent (as in effect on the date hereof; such agreement as amended, restated, modified or supplemented, the “Revolving/LC Borrower Security Agreement”) (collectively, the “Revolving/LC Borrower A&I Collateral”).

2.    The Revolving/LC Borrower has requested, and the Financing Agent and the Financing Lenders have agreed to, amend and restate the Existing Financing Agreement pursuant to that certain Amended and Restated Financing Agreement dated as of the date hereof (as the same may be amended, restated, modified or supplemented, the “Financing Agreement”) by and among the Revolving/LC Borrower, Sand Springs Railway Company, an Oklahoma corporation (“Term Borrower” and together with Revolving/LC Borrower, the “Borrowers”), the Financing Agent and the Financing Lenders, and the Obligations (as defined in the Financing Agreement) of the Revolving/LC Borrower thereunder (the “Revolving/LC Borrower Financing Agreement Obligations”) will continue to be secured by the Revolving/LC Borrower A&I Collateral and will also be secured by all of the real and personal property of Term Borrower (the “Term Borrower Collateral”) and the Obligations (as defined in the Financing Agreement) of the Term Borrower under the Financing Agreement (the “Term Borrower Financing Agreement Obligations”) will be secured by the Revolving/LC Borrower A&I Collateral and the Term Borrower Collateral.

3.    In connection with the Financing Agreement, all of the Revolving/LC Borrower’s future Restricted Subsidiaries (the “Other Obligors” and together with the Borrowers, the “Credit

Parties”) will be required to guaranty the Obligations (as defined in the Financing Agreement) under the Financing Agreement (the “Financing Agreement Guaranty Obligations” and together with the Revolving/LC Borrower Financing Agreement Obligations and the Term Borrower Financing Agreement Obligations, the “Financing Agreement Obligations”) and to secure such obligations with the grant of a security interest in all of the Other Obligors’ present and future Accounts, Inventory, General Intangibles, Copyrights, Patents, Trademarks, Documents, Chattel Paper, Instruments (excluding such Other Obligor’s equity interests in any of its subsidiaries), letter-of-credit rights (as defined in the UCC) (other than those arising from the use, sale, lease or other disposition of the Equipment or Real Property at any time), Investment Property (excluding such Other Obligor’s equity interests in any of its subsidiaries) and the Other Collateral (all as defined in and described in more particularity in the Revolving/LC Borrower Security Agreement as in effect on the date hereof but with such changes as are necessary to make such definitions applicable to the Other Obligors) (collectively, the “Other Obligor A&I Collateral” and together with the Revolving/LC Borrower A&I Collateral, the “A&I Collateral”). The A&I Collateral and the Term Borrower Collateral are collectively referred to herein as the “Financing Agreement Collateral”.

4.    In connection with that certain Indenture dated as of the date hereof (as the same may be amended, restated, modified or supplemented, the “Indenture”), among the Revolving/LC Borrower, as issuer, the Term Borrower and the Other Obligors that become party thereto, as guarantors, and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity the “Collateral Agent”) for the Trustee and the holders (the “Noteholders”) of the Borrower’s 1l-3/8% Senior Secured Notes due 2011 (together with any notes exchanged thereunder therefor, the “Notes”) issued thereunder, (a) the Revolving/LC Borrower is issuing the Notes, (b) the Term Borrower and the Obligors are guaranteeing the repayment thereof, (c) the Borrower has granted security interests to secure its obligations (such obligations, whether for (i) principal, (ii) interest (including, without limitation, interest accruing after the filing of a petition initiating any Insolvency Proceeding, whether or not allowed as a claim in such proceeding), (iii) fees, (iv) costs and expenses (including, without limitation, attorneys’ fees and disbursements), and (v) otherwise, the “Indenture Obligations” and, together with the Financing Agreement Obligations, the “Secured Obligations”) under the Notes, the Indenture and the Collateral Agreements (as defined in the Indenture) (collectively, the “Indenture Debt Documentation” and together with the Financing Agreement and the other Loan Documents, the “Secured Agreements”), and (d) the Term Borrower and the Other Obligors will grant security interests to secure the Indenture Obligations under the Indenture Debt Documentation (including, without limitation, their guarantees thereunder in respect of the indenture Obligations of the Borrower) in substantially all of their respective present and future real and personal property, whether tangible or intangible (including, without limitation, the Financing Agreement Collateral) (collectively, the “Collateral” and the Collateral, other than the Financing Agreement Collateral, is referred to herein as the “PP&E Collateral”) pursuant to certain of the Indenture Debt Documentation.

5.    The execution and delivery of this Agreement is a condition precedent to the effectiveness of the Financing Agreement and the Financing Agent and the Financing Lenders are unwilling to extend any credit to the Credit Parties under the Financing Agreement absent the subordination of the Collateral Agent’s security interest in the Financing Agreement Collateral to the Financing Agent’s security interest in the Financing Agreement Collateral under the terms of this Agreement.

6.    To fulfill such condition precedent under the Financing Agreement and to induce the Financing Agent and the Financing Lenders to extend credit now and hereafter under the Financing Agreement, the Credit Parties have requested that the Collateral Agent, for itself and on behalf of the Trustee and the Noteholders, as authorized and directed by the Indenture Debt Documentation enter into this Agreement, and the Credit Parties desire to enter into this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties to this Agreement agree as follows:

1.    Acknowledgment of Security Interest and Lien; Subordination of Liens. (A) The Collateral Agent acknowledges that, pursuant to the Financing Agreement and the other Loan Documents (as defined in the Financing Agreement), the Revolving/LC Borrower has granted the Financing Agent a valid and perfected lien in and against the Revolving/LC Borrower A&I Collateral, the Term Borrower is required to grant the Financing Agent a valid and perfected lien in and against the Term Borrower Collateral and the Other Obligors are required to grant the Financing Agent a valid and perfected lien in and against the Other Obligor A&I Collateral, which liens secure the full, prompt and complete payment of the Financing Agreement Obligations. Notwithstanding any understanding between the Collateral Agent and the Credit Parties, the order or time of creation, acquisition, attachment, or the order, time, or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a security interest or lien on and against any of the Financing Agreement Collateral or other assets of any of the Credit Parties, the Collateral Agent agrees that any lien or security interest now or hereafter existing in and to the Financing Agreement Collateral in favor of the Collateral Agent for the benefit of itself and the Trustee and the Noteholders shall be and at all times remain subject and subordinate in all respects to any lien or security interest which may now or hereafter at any time or from time to time be granted to the Financing Agent on or in any or all of the Financing Agreement Collateral as security for the Financing Agreement Obligations; provided, however that such liens and security interests of the Collateral Agent shall only remain subject and subordinate in all respects to the liens and security interests of the Financing Agent as security for the Financing Agreement Obligations, in each case, in the Financing Agreement Collateral, to the extent that (v) the principal amount of the revolving loans made under the Financing Agreement does not exceed $15,000,000, (w) the aggregate amount of all undrawn amounts in respect of letters of credit issued under the Financing Agreement and all drawn and unreimubursed amounts in respect of such letters of credit (and advances deemed made under the Financing Agreement in respect of such unreimbursed amounts) does not exceed $6,000,000, (x) the principal amount of the term loan made under the Financing Agreement does not exceed $3,000,000, (y) the principal amount of Protective Advances (as defined in the Indenture as in effect on the date hereof) under the Financing Agreement does not exceed $1,000,000 and (z) the sum of (1) aggregate principal amount of all other revolving loans, term loans and Protective Advances, (2) all other undrawn amounts in respect of letters of credit issued under the Financing Agreement and all drawn and unreimubursed amounts in respect of such letters of credit (and advances deemed made under the Financing Agreement in respect of such unreimbursed amounts) and (3) the aggregate principal amount of all other Indebtedness, in each case made under the Financing Agreement and other Loan Documents, does not exceed the lesser of $5,000,000 in the aggregate and the aggregate amount of indebtedness permitted (at the time incurred) pursuant to clause (16) of the definition of “Permitted Indebtedness” under the Indenture as in effect on the date hereof (it being understood and agreed that (i) any excess principal and any undrawn and unreimbursed amounts (and any interest or fees attributable thereto) over the amounts described in clauses (v) through (z) of this sentence, but only such excess (the “Excess Financing Agreement Obligations”) shall be paid from proceeds of the Financing Agreement Collateral only after payment in full of the Indenture Obligations as set forth in Section 18 and (ii) the existence of Excess Financing Obligations shall not affect the terms of this Agreement except to the extent such Excess Financing Obligations are specifically referenced herein).

(B)    The Financing Agent acknowledges that, pursuant to the Indenture Documentation, the Credit Parties are required to grant the Collateral Agent a valid and perfected lien in and against the Indenture Collateral, which liens secure the full, prompt and complete payment of the Indenture Obligations. The Financing Agent acknowledges and agrees that it does not have and shall not prior to the institution of an Insolvency Proceeding take or be granted a lien or security interest in any PP&E Collateral prior to the payment in full of the Indenture Obligations. Notwithstanding any understanding between the Financing Agent and the Credit Parties, the order or time of creation, acquisition, attachment, or the order, time, or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a security interest or lien on and against any of the Indenture Collateral or other assets of any of the Credit Parties, the Financing Agent agrees that any lien or security interest now or hereafter existing in and to the PP&E Collateral in favor of the Financing Agent shall be and at all times remain subject and subordinate in all respects to any lien or security interest which may now or hereafter at any time or from time to time be granted to the Collateral Agent on or in any or all of the PP&E Collateral as security for the Indenture Obligations.

2.    In Furtherance of Subordination. (A) Upon any distribution of all or any of the assets of the Credit Parties to creditors of the Credit Parties upon the commencement of: (i) any case or proceeding with respect to the Revolving/LC Borrower, the Term Borrower or any of the Other Obligors under the U.S. Bankruptcy Code, any other federal, state or provincial bankruptcy, insolvency, reorganization or other law affecting creditors’ rights generally or any other or similar proceedings of any other jurisdiction or otherwise seeking any stay, reorganization, arrangement, liquidation, dissolution, composition or readjustment of the obligations and indebtedness of the Revolving/LC Borrower, the Term Borrower or any of the Other Obligors or (ii) any proceeding seeking the appointment of any receiver, administrative receiver, receiver and manager, examiner, judicial custodian, trustee, liquidator, official manager, administrator or similar official for the Revolving/LC Borrower, the Term Borrower or any of the Other Obligors or any material part of its properties or (iii) any proceedings for liquidation, dissolution or other winding up of the business of the Revolving/LC Borrower, the Term Borrower or any of the Other Obligors or (iv) any assignment for the benefit of creditors or any marshaling of assets and liabilities of the Revolving/LC Borrower, the Term Borrower or any Other Obligor or otherwise (any such proceeding described in (i)-(iv) above is referred to hereinafter as an “Insolvency Proceeding”), any payment or distribution of any kind of any Collateral or proceeds of the sale or liquidation thereof (whether in cash, property or securities) which otherwise would be payable or deliverable upon or with respect to the Secured Obligations will be paid or delivered directly to the applicable Agent for application (in the case of cash) to or as collateral (in the case of noncash property or securities) for the payment or prepayment of the Secured Obligations (in all cases as set forth in Section 18).

(B)    The Financing Agent (for itself and for the Financing Lenders) and the Collateral Agent (for itself, the Trustee and the Noteholders) shall each be entitled to vote its respective claim in any Insolvency Proceeding, so long as neither of them (nor any Financing Lender or the Trustee or any Noteholder) (i) challenges any liens of the Financing Agent in respect of the Financing Agreement Collateral, (ii) challenges any liens of the Collateral Agent in respect of the Collateral or (iii) challenges or disputes the validity of this Agreement; provided that, if an Insolvency Proceeding is commenced by or against the Revolving/LC Borrower, the Term Borrower or any of the Other Obligors and any Financing Agreement Obligations (other than Excess Financing Agreement Obligations) remain unpaid and the Collateral Agent is not diligently pursuing its rights and remedies against the Revolving/LC Borrower, the Term Borrower or any of the Other Obligors with respect to the Financing Agreement Collateral, the Collateral Agent will duly and promptly take such actions as the Financing Agent may reasonably request, at the cost of the Financing Agent, to (i) enforce claims with respect to the Financing Agreement Collateral and (ii) collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Financing Agreement Collateral.

(C)    (1)    All payments or distributions upon or with respect to the sale or other distribution of the Financing Agreement Collateral not in the ordinary course of business which are received by the Collateral Agent contrary to the provisions of this Agreement are received in trust for the benefit of the Financing Agent, will be segregated from other funds and property held by the Collateral Agent and will be immediately paid over to the Financing Agent in the same form as so received (with any necessary indorsement) to be applied (in the case of cash) to or held as collateral (in the case of noncash property or securities) for the payment or prepayment of the Secured Obligations in accordance with Section 18 and the terms of the Financing Agreement.

(2)    All payments or distributions upon or with respect to the sale or other distribution of the PP&E Collateral not in the ordinary course of business which are received by the Financing Agent contrary to the provisions of this Agreement are received in trust for the benefit of the Collateral Agent, will be segregated from other funds and property held by the Financing Agent and will be immediately paid over to the Collateral Agent in the same form as so received (with any necessary indorsement) to be applied (in the case of cash) to or held as collateral (in the case of noncash property or securities) for the payment or prepayment of the Indenture Obligations in accordance with Section 18 and the terms of the Indenture Debt Documentation.

(D)    (1)    The Financing Agent is authorized to demand specific performance of this Agreement, whether or not any Credit Party has complied with any of the provisions of this Agreement applicable to it, at any time when the Collateral Agent has failed to comply with any provision of this Agreement applicable to it.

(2)    The Collateral Agent is authorized to demand specific performance of this Agreement, whether or not any Credit Party has complied with any of the provisions of this Agreement applicable to it, at any time when the Financing Agent has failed to comply with any provision of this Agreement applicable to it.

(E)    (1)    The Collateral Agent consents and agrees that the Financing Agent is under no obligation to marshal any collateral or any other assets of any Credit Party or any other Person in favor of the Collateral Agent, the Trustee or the Noteholders or otherwise in connection with obtaining payment of any or all of the Financing Agreement Obligations from any Person or source and hereby waives any right that it may now or in the future have to the fullest extent permitted by applicable law to any such marshalling of assets or similar relief.

(2)    The Financing Agent consents and agrees that the Collateral Agent is under no obligation to marshal any collateral or any other assets of any Credit Party or any other Person in favor of the Financing Agent or the Financing Lenders or otherwise in connection with obtaining payment of any or all of the Indenture Obligations from any Person or source and hereby waives any right that it may now or in the future have to the fullest extent permitted by applicable law to any such marshalling of assets or similar relief.

3.    No Exercise of Remedies. (A) The Collateral Agent agrees that, so long as any of the Financing Agreement Obligations (other than Excess Financing Agreement Obligations) have not been paid in full, it will refrain from exercising any and all remedies available to it under the applicable security documents and any and all remedies otherwise permitted by applicable law with respect to the Financing Agreement Collateral, it being agreed and understood, however, that the Collateral Agent may exercise any and all rights and remedies available to it under the Indenture so long as such remedies do not relate to the enforcement of the Collateral Agent’s security interest in the Financing Agreement Collateral; provided, that following the 90th day after receipt by Revolving Agent of the notice pursuant to Section 17 by Collateral Agent, the Collateral Agent may (i) enforce its liens with respect to any Term Borrower Collateral until such time as the Revolving Agent is diligently pursuing its rights and remedies with respect to such Term Borrower Collateral and (ii) collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to such Term Borrower Collateral, subject to application of such payments or distributions in accordance with Section 18 hereof. This agreement shall not restrict the rights of the Trustee, the Noteholders or the Collateral Agent to accelerate the Indenture Obligations and to bring action against the Credit Parties, including the initiation of an Insolvency Proceeding, (but not an action against the Financing Agreement Collateral) to collect such Indenture Obligations after the occurrence and during the continuance of an “Event of Default” (as such term is defined in the Indenture) under the Indenture. Notwithstanding the foregoing, the Collateral Agent agrees that it shall not exercise any remedies available to it under the applicable security documents or any other remedies otherwise permitted by applicable law with respect to the PP&E Collateral during (a) any Liquidation Period (as defined in Section 19) or (b) any period commencing on the date of the receipt by the Financing Agent of a written notice from the Collateral Agent pursuant to Section 17 and ending ninety (90) days thereafter. In the event of a sale or other disposition of the Financing Agreement Collateral, other than in the ordinary course of business, in conformity with the Loan Documents and to which the Financing Agent has agreed, subject to compliance with the Trust Indenture Act of 1939 (the “TIA”), the Collateral Agent agrees that, notwithstanding any modification of the Indenture Debt Documentation, no default or event of default under the Indenture Debt Documentation will be deemed to exist solely as a result of such sale or other disposition to the extent that the proceeds of such sale are used by the Credit Parties in a manner permitted under Section 4.10 of the Indenture (as in effect on the date hereof).

(B)    The Collateral Agent will give the Financing Agent notice of its intent to enforce any lien upon the Indenture Collateral or any portion thereof. The notice required by this Section 3(B): (i) shall be required to be given by the Collateral Agent only if it intends to deliver to a Credit Party written notice of its intent to enforce a lien in full or partial satisfaction of any obligation secured thereby, commence legal action against any Credit Party for foreclosure or replevin or other enforcement of a lien; or take possession of or title to, or deliver to any third party possession of or title to, any real or personal property of any Credit Party; (ii) shall not be required in any other instance or as to any other action or event (including, for purposes of illustration and not by way of limitation, any incurrence, payment or acceleration of any of the Indenture Obligations or any amendment or waiver of the terms thereof, any exercise of a right of setoff, any notification to account debtors to make payment directly to the secured party or any other exercise of collection rights or the institution of any other legal proceedings, including suit to collect any debt or claim or the commencement of any bankruptcy case, receivership or insolvency proceeding); (iii) need only state that it is given pursuant to the provisions of this Agreement and that lien enforcement action may be taken by Collateral Agent, and need not disclose or describe the action to be taken; (iv) shall be given at least five (5) business days prior to the date on which any enforcement action described above is taken, except that the Collateral Agent may give such notice promptly after taking such enforcement action if it in good faith believes that immediate enforcement action is or may be required to protect its interest in the property subject to its liens.

(C)    The Financing Agent will give the Collateral Agent notice of its intent to enforce any Lien upon the Term Lender Collateral. The notice required by this Section 3(C): (i) shall be required to be given by the Financing Agent only if it intends to deliver to a Credit Party written notice of its intent to enforce a lien in full or partial satisfaction of any obligation secured thereby, commence legal action against any Credit Party for foreclosure or replevin or other enforcement of a lien; or take possession of or title to, or deliver to any third party possession of or title to, any real or personal property of any Credit Party; (ii) shall not be required in any other instance or as to any other action or event (including, for purposes of illustration and not by way of limitation, any incurrence, payment or acceleration of any of the Financing Agreement Obligations or any amendment or waiver of the terms thereof, any exercise of a right of setoff, any notification to account debtors to make payment directly to the secured party or any other exercise of collection rights or the institution of any other legal proceedings, including suit to collect any debt or claim or the commencement of any bankruptcy case, receivership or insolvency proceeding); (iii) need only state that it is given pursuant to the provisions of this Agreement and that lien enforcement action may be taken by Financing Agent, and need not disclose or describe the action to be taken; (iv) shall be given at least five (5) business days prior to the date on which any enforcement action described above is taken, except that the Financing Agent may give such notice promptly after taking such enforcement action if it in good faith believes that immediate enforcement action is or may be required to protect its interest in the property subject to its liens. The Financing Agent agrees that it shall not exercise any remedies available to it under the applicable security documents or any other remedies otherwise permitted by applicable law with respect to the Term Borrower Collateral (other than the collection of outstanding accounts receivable in the ordinary course of business) during any period commencing on the date of the receipt by the Collateral Agent of a written notice from the Financing Agent pursuant to this Section 3(C) and ending sixty (60) days thereafter.

4.    Rights of Subrogation. (A) The Collateral Agent agrees that no payment or distribution to the Financing Agent made or required to be made by the Collateral Agent or otherwise on behalf of the Trustee or the Noteholders with respect to the Financing Agreement Collateral under the provisions of this Agreement entitles the Collateral Agent, the Trustee or the Noteholders to exercise any rights of subrogation in respect of such payments or distributions until the Financing Agreement Obligations (other than the Excess Financing Agreement Obligations) have been paid in full.

(B)    The Financing Agent agrees that no payment or distribution to the Collateral Agent made or required to be made by the Financing Agent or otherwise on behalf of the Financing Lenders with respect to the Financing Agreement Collateral under the provisions of this Agreement entitles the Financing Agent or the Financing Lenders to exercise any rights of subrogation in respect of such payments or distributions until the Indenture Obligations have been paid in full.

5.    Further Assurances. The Collateral Agent and the Credit Parties will, at the Credit Parties’ expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Financing Agent or the Collateral Agent may reasonably request, in order to protect any right or interest granted or purported to be granted by this Agreement or to enable the Financing Agent or the Collateral Agent to exercise and enforce its rights and remedies under this Agreement.

6.    Restrictions on Assignment or Transfer of Liens. Each Agent agrees that it shall not assign or otherwise transfer any lien or security interest now or hereafter existing in and to the Financing Agreement Collateral in favor of such Agent, absent an agreement, executed and delivered to the other Agent in form reasonably satisfactory to such other Agent, by which such assignee or transferee shall expressly assume the performance of every covenant and obligation of such assigning or transferring Agent under this Agreement.

7.    Administration of Collateral. (A) Subject to the provisions of Section 3, the Financing Agent shall, until the Financing Agreement Obligations (other than any Excess Financing Agreement Obligations) have been paid in full, have complete and sole discretion in, and shall not be liable to the Collateral Agent for, determining how, when and in what manner the Financing Agent administers the Financing Agreement Obligations or forecloses or otherwise realizes upon the Financing Agreement Collateral or exercises any rights or remedies of a secured party or lien creditor or any other rights with respect to the Financing Agreement Collateral or otherwise takes any action with respect thereto. Without in any way limiting the foregoing, the Collateral Agent specifically acknowledges and agrees that the Financing Agent may, subject to the provisions of Section 3, take such action as it deems appropriate to enforce the Financing Agreement Obligations and its lien on and security interest in the Financing Agreement Collateral, whether or not such action is beneficial to the Collateral Agent’s interest.

Also without in any way limiting the foregoing, the Collateral Agent for itself and for all who may claim through or under it, hereby expressly waives and releases any and all rights to have the Financing Agreement Collateral or any part thereof marshaled upon any foreclosure, sale or other realization thereon by the Financing Agent. In order for the Financing Agent to enforce its rights in the Financing Agreement Collateral, there shall be no obligation on the part of the Financing Agent, at any time, to resort for payment of the Financing Agreement Obligations to any obligor thereon or any guarantor thereof, or to any other person or corporation, their properties or estates, or to resort to any other rights or remedies whatsoever, and the Financing Agent shall have the right, subject to the provisions of Section 3, to foreclose or otherwise realize upon the Financing Agreement Collateral upon which it has a security interest irrespective of whether or not other proceedings or steps are pending seeking resort to or realization upon or from any of the foregoing.

If the Financing Agent or any Financing Lender becomes the owner of any Patent, Trademark, Copyright or other intellectual property of any Credit Party as a result of the exercise of remedies by the Financing Agent or such Financing Lender with respect to its Lien on such Patent, Trademark, Copyright or other intellectual property, then upon request of the Collateral Agent, the Financing Agent or such Financing Lender shall grant to the Collateral Agent a 90 day limited, nonexclusive royalty-free license (a “Disposition License”) to use any such Patent, Trademark or Copyright to the extent necessary to enforce any Lien held by the Collateral Agent upon any of the PP&E Collateral, and to the extent appropriate, in the good faith opinion of the Collateral Agent, to process, collect, ship, product, store, complete, supply, lease, sell or otherwise dispose of any PP&E Collateral in any lawful manner (any such actions or activities taken by the Financing Agent shall be at the expense of the Collateral Agent). Any license so granted by the Financing Agent or the applicable Financing Lender shall be binding on its successors and assigns. Furthermore, to the extent the Financing Agent or any Financing Lender becomes the owner of any patent, trademark or proprietary information of any Credit Party as a result of the exercise of remedies by such Financing Agent or Financing Lender with respect to its lien on such patent, trademark or proprietary information, the Financing Agent or such Financing Lender shall not make any subsequent sale or transfer of such patent, trademark or proprietary information unless the purchaser or transferee thereof agrees in writing to provide a Disposition License to the Collateral Agent upon request.

(B)    Subject to the provisions of Section 3, the Collateral Agent shall have complete and sole discretion in, and shall not be liable to the Financing Agent for, determining how, when and in what manner the Collateral Agent administers the Indenture Obligations or forecloses or otherwise realizes upon the indenture Collateral or exercises any rights or remedies of a secured party or lien creditor or any other rights with respect to the Indenture Collateral or otherwise takes any action with respect thereto. Without in any way limiting the foregoing, the Financing Agent specifically acknowledges and agrees that the Collateral Agent may, subject to the provisions of Section 3, take such action as it deems appropriate to enforce the Indenture Obligations and its lien on and security interest in the Financing Agreement Collateral, whether or not such action is beneficial to the Financing Agent’s interest. Also without in any way limiting the foregoing, the Financing Agent for itself and for all who may claim through or under it, hereby expressly waives and releases any and all rights to have the Indenture Collateral or any part thereof marshaled upon any foreclosure, sale or other realization thereon by the Collateral Agent. In order for the Collateral Agent to enforce its rights in the Indenture Collateral, there shall be no obligation on the part of the Collateral Agent, at any time, to resort for payment of the Indenture Obligations to any obligor thereon or any guarantor thereof, or to any other person or corporation, their properties or estates, or to resort to any other rights or remedies whatsoever, and the Collateral Agent shall, subject to the provisions of Section 3, have the right to foreclose or otherwise realize upon the Indenture Collateral upon which it has a security interest irrespective of whether or not other proceedings or steps are pending seeking resort to or realization upon or from any of the foregoing.

8.    Sale of Assets; Allocation of Proceeds. Notwithstanding anything herein to the contrary, if the Financing Agreement Collateral is sold or disposed of, other than in the ordinary course of business, as a part of a sale of the business of any Credit Party as a going concern or otherwise as part of a sale or disposition of substantially all of the assets of any Credit Party, and immediately after giving effect to the transaction or series of transactions effecting such sale or disposition, the Secured Obligations are not satisfied in full, the Credit Parties, the Financing Agent and the Collateral Agent agree that they are not bound by any allocation of the sale price to the Financing Agreement Collateral set forth in the documentation for such sale or other disposition, but instead, for purposes of this Agreement, will value the Financing Agreement Collateral pursuant to an appraisal or other valuation method reasonably acceptable to the Financing Agent and the Collateral Agent.

9.    Delivery of Proceeds of Collateral; Insurance Proceeds. Until all Financing Agreement Obligations (other than Excess Financing Obligations) have been paid in full, the Collateral Agent will without demand or request being made upon it deliver any parts or proceeds, including insurance proceeds of the Financing Agreement Collateral which shall come into its possession, control or custody to the Financing Agent for application as set forth in Section 18. The Financing Agent will, without demand or request being made upon it, promptly deliver any insurance proceeds not arising from the Financing Agreement Collateral to or upon the direction of the Collateral Agent.

10.    Agreement Not to Contest. The Collateral Agent shall not contest the validity, perfection, priority or enforceability of any security interest or lien in the Financing Collateral granted to the Financing Agent by any Credit Party under the Financing Agreement or the other Loan Documents. The Financing Agent shall not contest the validity, perfection, priority or enforceability of any security interest or lien in the PP&E Collateral granted to the Collateral Agent by any Credit Party under the Indenture Debt Documentation.

11.    Release of Collateral. (A) The Collateral Agent agrees that in the event the Financing Agent shall come into the possession, custody and control of any Financing Agreement Collateral of any Credit Party as the result of any security interest granted to secure the Financing Agreement Obligations, the Financing Agent may, to the extent the Financing Agent does not apply the same to the payment or partial payment of the Secured Obligations, in accordance with Section 18, release the same to or upon the order of such Credit Party, without notice, or accounting for the same, to the Collateral Agent or any other person, firm or corporation whomsoever, it being specifically understood and agreed that any property so released shall remain subject to all claims of the Collateral Agent and the Financing Agent thereto in accordance herewith and under the Indenture Debt Documentation. Without limiting the foregoing, the Collateral Agent acknowledges and agrees that the Financing Agent in the course of administering credit extensions to the Borrowers may from time to time in its discretion release proceeds of the Financing Agreement Collateral in which the Financing Agent has a security interest to the Borrowers or the other Credit Parties or otherwise deal with the Financing Agreement Collateral in which the Financing Agent has a security interest, without any notice or accounting to the Collateral Agent whatsoever.

(B)    Notwithstanding the foregoing, if the Financing Agent has received a notice from the Collateral Agent that an “Event of Default” as defined under the Indenture exists and is continuing, to the extent that the Financing Agent comes into the possession, custody and control of any Financing Agreement Collateral of any Credit Party as the result of any security interest granted to secure the Financing Agreement Obligations, but does not apply the same to the payment or partial payment of the Secured Obligations in accordance with Section 18 within five (5) business days (in the case of cash, including holding such cash as cash collateral for outstanding letters of credit) or hold the same as collateral for the Financing Agreement Obligations (in the case of noncash property or securities), the Financing Agent shall be deemed to have received such Financing Agreement Collateral in trust for the benefit of the Collateral Agent, and will segregate such Financing Agreement Collateral from other funds and property held by the Financing Agent and will promptly pay over to the Collateral Agent such Financing Agreement Collateral in the same form as so received (with any necessary indorsement) to be applied (in the case of cash) to or held as collateral (in the case of noncash property or securities) for the payment or prepayment of the Indenture Obligations in accordance with Section 18 and the terms of the Indenture; provided, however, that if the Financing Agent is prohibited by law from applying such Financing Agreement Collateral or holding such Financing Agreement Collateral, as applicable, such five (5) business day period shall commence on the date that the Financing Agent is first permitted to so apply or hold such assets.

12.    Release of Security Interest. No consent or approval by the Collateral Agent, the Trustee or any Noteholder to any sale, transfer or other disposition of any of the Financing Agreement Collateral by the Financing Agent (or by any Credit Party with the approval of the Financing Agent to the extent the proceeds thereof are used by the Credit Parties in a manner permitted under Section 4.10 of the Indenture (as in effect on the date hereof)) shall be required, and the Financing Agent may, without the consent of the Collateral Agent, the Trustee or the Noteholders, release the Collateral Agent’s lien on any Financing Agreement Collateral so sold, transferred or disposed of (and the Collateral Agent, for itself and on behalf of the Trustee and the Noteholders, hereby irrevocably constitutes and appoints the Financing Agent and any officer or agent of the Financing Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority to place and stead of the Collateral Agent or such holder or in the Financing Agent’s own name, from time to time in the Financing Agent’s discretion, for purposes of carrying out the terms of this Section 12, to take any and all appropriate action and to execute and record any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section 12, including, without limitation, any financing statements, endorsements or other instruments or transfer or release), and notwithstanding anything to the contrary contained in any of the Indenture Debt Documentation, the Collateral Agent, the Trustee and the Noteholders shall be deemed to have consented to the release of the Collateral Agent’s lien on such Financing Agreement Collateral (but not the Collateral Agent’s lien on the proceeds of such sale, which lien shall remain subordinate to that of the Financing Agent until the Financing Agreement Obligations (other than

Excess Financing Agreement Obligations) have been paid in full), except that, in connection with any sale of Financing Agreement Collateral not in the ordinary course of business by a Credit Party with the approval of the Financing Agent, and the release of the lien of the Collateral Agent, to the extent that Section 314 of the TIA may be applicable to such sale or release, the deemed consent of the Collateral Agent, the Trustee and the Noteholders is subject only to (i) the receipt by the Collateral Agent of such certificates and opinions as may be required under Section 314(d) of the TIA, if any, and (ii) if required under the Indenture, the receipt by the Collateral Agent of a request from the Revolving/LC Borrower for such consent, together with the written approval thereof by the Financing Agent, and a certificate from officers of the Revolving/LC Borrower and an opinion of counsel to the Revolving/LC Borrower that the conditions precedent to such release provided for in the Indenture as in effect on the date hereof have been satisfied and therefore such release is in accordance with the terms of the Indenture. The Collateral Agent (for itself and on behalf of the Trustee and the Noteholders) agrees to execute and deliver to the Financing Agent such instruments or other documents as the Financing Agent may reasonably request to release the liens of the Collateral Agent, the Trustee and the Noteholders on any Financing Agreement Collateral so sold, transferred or disposed of at the direction of the Financing Agent and with the deemed consent of the Collateral Agent, the Trustee and the Noteholders.

13.    Agreement by the Credit Parties. The Credit Parties agree that they will not take any action in contravention of the provisions of this Agreement.

14.    Obligations under this Agreement Not Affected. (A) (1) All rights and interests of the Financing Agent under this Agreement, and all agreements, and obligations of the Collateral Agent and the Credit Parties under this Agreement, remain in full force and effect irrespective of:

(i)    any lack of validity or enforceability of the Financing Agreement or the other Loan Documents;

(ii)    any increase or decrease in the amount of the Financing Agreement Obligations or the commitments therefor, any increase or decrease in the interest rates applicable to the Financing Agreement Obligations, any change in the time, manner or place of payment of, or in any other term of, all or any of the Financing Agreement Obligations, or any other amendment or waiver of or any consent to or departure from the Financing Agreement or the other Loan Documents;

(iii)    any exchange, release or nonperfection of any collateral granted by any Credit Party under the Loan Documents, or any release or amendment or waiver of or consent to or departure from any guaranty, for all or any of the Financing Agreement Obligations; or

(iv)    any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Credit Party in respect of the Financing Agreement Obligations or the Collateral Agent in respect of this Agreement.

(2)    All rights and interests of the Collateral Agent under this Agreement, and all agreements, and obligations of the Financing Agent and the Credit Parties under this Agreement, remain in full force and effect irrespective of:

(i)    any lack of validity or enforceability of the Indenture Debt Documentation;

(ii)    any increase or decrease in the amount of the Indenture Obligations or the commitments therefor, any increase or decrease in the interest rates applicable to the Indenture Obligations, any change in the time, manner or place of payment of, or in any other term of, all or any of the Indenture Obligations, or any other amendment or waiver of or any consent to or departure from the Indenture Debt Documentation;

(iii)    any exchange, release or nonperfection of any collateral granted by any Credit Party under the Indenture Debt Documentation, or any release or amendment or waiver of or consent to or departure from any guaranty, for all or any of the Indenture Obligations; or

(iv)    any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Credit Party in respect of the Indenture Obligations or the Financing Agent in respect of this Agreement.

(B)    (1)    To the extent that the Borrowers, any Other Obligor or any guarantor of or provider of collateral for the Financing Agreement Obligations makes any payment on the Financing Agreement Obligations (other than the Excess Financing Agreement Obligations) that is subsequently invalidated, declared to be a fraudulent or preferential transfer, conveyance or set aside or is required to be repaid to any Credit Party as a debtor in possession, a collateral agent, receiver or any other party under any bankruptcy, insolvency or reorganization act, state or federal law, common law or equitable cause (such payment being hereinafter referred to as a “Voided Payment”), then to the extent of such Voided Payment, that portion of such Financing Agreement Obligations that had been previously satisfied by such Voided Payment will be revived and continue in full force and effect as if such Voided Payment had never been made. If any such Voided Payment is recovered from the Financing Agent or any Financing Lender, an event of default will be deemed to have occurred and to be continuing under the Financing Agreement from the date of the initial receipt of such Voided Payment by the Financing Agent or such Financing Lender, as the case may be, until the full amount of such Voided Payment is restored to the Financing Agent or such Financing Lender, as the case may be. During any continuance of any such event of default, this Agreement remains in full force and effect with respect to the Indenture Obligations. To the extent that the Collateral Agent, the Trustee or the Noteholders have received any payments, consisting of proceeds of the sale or other distribution of the Financing Agreement Collateral other than in the ordinary course of business, subsequent to the date of the initial receipt of such Voided Payment by the Financing Agent or such Financing Lender and such payments have not been invalidated, declared to be a fraudulent or preferential transfer, conveyance or set aside or are required to be repaid to any Credit Party as a debtor in possession, a trustee, receiver, or any other party under any bankruptcy, insolvency or reorganization act, state or federal law, common law or equitable cause, the Collateral Agent, the Trustee or the Noteholders, as the case may be, will be obligated and agrees that any such payment so made or received will be deemed to have been received in trust for the benefit of the Financing Agent or such Financing Lender, as the case may be, and the Collateral Agent, the Trustee or such Noteholder, as the case may be, agree to pay to the Financing Agent for the benefit of itself or such Financing Lender, as the case may be, upon demand, the full amount so received by the Collateral Agent, the Trustee or such Noteholder, as the case may be, during such period of time to the extent necessary fully to restore to the Financing Agent the amount of such Voided Payment.

(2)    To the extent that the Borrowers, any Other Obligor or any guarantor of or provider of collateral for the Indenture Obligations makes any Voided Payment on the Indenture Obligations, then to the extent of such Voided Payment, that portion of such Indenture Obligations that had been previously satisfied by such Voided Payment will be revived and continue in full force and effect as if such Voided Payment had never been made. If any such Voided Payment is recovered from the Collateral Agent, the Trustee or any Noteholder, an event of default will be deemed to have occurred and to be continuing under the Indenture Debt Documentation from the date of the initial receipt of such Voided Payment by the Collateral Agent, the Trustee or such Noteholder, as the case may be, until the full amount of such Voided Payment is restored to the Collateral Agent, the Trustee or such Noteholder, as the case may be. During any continuance of any such event of default, this Agreement remains in full force and effect with respect to the Financing Agreement Obligations. To the extent that the Financing Agent or any Financing Lender receives any payments, consisting of proceeds of the sale or other distribution of (x) the Financing Agreement Collateral following payment in full of the Financing Agreement Obligations (other than the Excess Financing Agreement Obligations) or (y) PP&E Collateral other than in the ordinary course of business, subsequent to the date of the initial receipt of such Voided Payment by the Collateral Agent, the Trustee or such Noteholder and such payments have not been invalidated, declared to be a fraudulent or preferential transfer, conveyance or set aside or are required to be repaid to any Credit Party as a debtor in possession, a trustee, receiver, or any other party under any bankruptcy, insolvency or reorganization act, state or federal law, common law or equitable cause, the Financing Agent or such Financing Lender, as the case may be, will be obligated and agrees that any such payment so made or received will be deemed to have been received in trust for the benefit of the Collateral Agent, the Trustee or such Noteholder, as the case may be, and the Financing Agent or such Financing Lender, as the case may be, agrees to pay to the Collateral Agent for the benefit of itself, the Trustee or such Noteholder, as the case may be, upon demand, the full amount so received by the Financing Agent or such Financing Lender, as the case may be, during such period of time to the extent necessary fully to restore to the Financing Agent the amount of such Voided Payment.

(C)    Except as specifically described in this Agreement, nothing contained in this Agreement or in any instrument evidencing any Indenture Obligations is intended to or impairs, as between the Credit Parties, their creditors other than the Financing Agent and the Financing Lenders, on the one hand, and the Collateral Agent, the Trustee and the Noteholders, on the other, the obligations of the Credit Parties, which are absolute and unconditional, to pay to the Collateral Agent, the Trustee and the Noteholders the Indenture Obligations as and when such obligations become due and payable in accordance with the terms of such obligations. Except as specifically described in this Agreement, nothing contained in this Agreement or in any instrument evidencing any Indenture Obligations is intended to or affects the relative rights of the Collateral Agent, the Trustee, the Noteholders and creditors of the Credit Parties other than the Financing Agent. As between the Credit Parties, their creditors other than the Financing Agent, the Financing Lenders, the Noteholders, the Trustee and the Collateral Agent, no payments or distributions otherwise payable or deliverable in respect of the Indenture Obligations, which are paid or delivered to the Financing Agent under this Agreement, are deemed to be a payment by the Credit Parties on account of the Indenture Obligations.

15.    Information Concerning Financial Condition of the Credit Parties. The Collateral Agent and the Financing Agent each assumes responsibility for keeping itself informed of the financial condition of the Credit Parties and of all other circumstances bearing upon the risk of nonpayment of the Indenture Obligations or the Financing Agreement Obligations or any part of the Indenture Obligations or the Financing Agreement Obligations. The Collateral Agent and the Financing Agent each agrees that the other has no duty to advise it of information known to the other regarding such condition or any such circumstance. In the event that the Financing Agent or the Collateral Agent in its sole discretion undertakes at any time or from time to time to provide any such information to the other, such party is under no obligation (i) to undertake any investigation, (ii) to disclose any information which it wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to other party.

16.    Agents’ and Credit Parties’ Waivers. (A) Each Agent and the Credit Parties expressly waive all notice of the acceptance by the other Agent of the subordination and other provisions of this Agreement and all other notices not specifically required under the terms of this Agreement whatsoever, and each Agent and the Credit Parties expressly consent to reliance by such other Agent upon the subordination and other agreements as provided in this Agreement.

(B)    Each Agent agrees that the other Agent:

(i)    has made no warranties or representations with respect to the due execution, legality, validity, completeness or enforceability of any of the Secured Agreements evidencing the Secured Obligations in respect of which it has been granted a lien or security interest by a Credit Party or the collectibility of such Secured Obligations;

(ii)    is entitled to manage and supervise the extensions of credit made to the Credit Parties in accordance with applicable law and the terms of such Secured Agreements and without regard to the existence of any rights that the other Agent may now or in the future have in or to any of the Collateral of the Credit Parties;

(iii)    subject to Sections 3 and 18, has no liability to the other Agent for, and such other Agent waives and releases such Agent from any and all liability with respect to, any claim which such other Agent may now or in the future have against such Agent arising out of (a) any and all actions which such Agent takes or omits to take in connection with such Secured Obligations (including, without limitation, actions with respect to the creation, perfection or continuation of liens or security interests in collateral and other security for such Secured Obligations), (b) any and all actions with respect to the occurrence of an event of default under such Secured Agreements, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any Collateral, (c) any and all actions with respect to the collection of any claim securing all or any part of the Secured Obligations from any account debtor, guarantor or any other party with respect to such Secured Agreements or the collection of such Secured Obligations or the valuation, use, protection or release of collateral or other security for such Secured Obligations; and

(iv)    may elect, in any bankruptcy proceeding, of the application of section 1111(b)(2) of the United States Bankruptcy Code, 11 U.S.C. §1111(b)(2).

17.    Notices of Default and Acceleration. The Financing Agent shall give to the Collateral Agent (for itself and the Trustee and the Noteholders), and the Collateral Agent shall give to the Financing Agent for itself and the Financing Lenders, concurrently with the giving thereof to either Borrower, a copy of any written notice of either (a) a default or an event of default under the Financing Agreement or the Indenture Debt Documentation, as applicable, or (b) written notice of demand for payment made to any Credit Party, provided that the failure of any party to give any such notice to the other shall not affect the relative priorities of Financing Agent’s and Collateral Agent’s respective liens as provided herein or the validity or effectiveness of any such notice as against any Credit Party. Each Credit Party hereby authorizes the Financing Agent and the Collateral Agent to send any such notices to each other and to provide any information with respect to the Credit Parties to each other.

18.    Application of Payments. (A) The Collateral Agent for itself and on behalf of the Trustee and the Noteholders and the Financing Agent for itself and on behalf of the Financing Lenders, each irrevocably agrees that payments received by such Agent, the Trustee, any Noteholder or any Financing Lender consisting of proceeds of the sale, collection or other realization of the Financing Agreement Collateral other than in the ordinary course of business will be applied in the following order, unless a court of competent jurisdiction otherwise directs:

FIRST, to the payment of the costs and expenses of such sale, collection or other realization, including reasonable fees to the Financing Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Financing Agent in connection therewith and all amounts for which the Financing Agent is entitled to indemnification hereunder, and to the payment of all costs and expenses paid or incurred by the Financing Agent in connection with the exercise of any right or remedy under the Financing Agreement, any other the Loan Documents or hereunder;

SECOND, to the payment in full of the Financing Agreement Obligations (including without limitation cash collateralization of outstanding letters of credit at 100% of the aggregate undrawn amount thereof) other than the Excess Financing Agreement Obligations for the ratable benefit of the holders thereof;

THIRD, only after payment in full of all Financing Agreement Obligations other than Excess Financing Agreement Obligations, to the payment of Indenture Obligations in accordance with Section 6.10 of the Indenture;

FOURTH, after payment in full of all Financing Agreement Obligations other than Excess Financing Agreement Obligations and of all Indenture Obligations, to the

payment of Excess Financing Agreement Obligations for the ratable benefit of the holders thereof; and

FIFTH, after payment in full of all Financing Agreement Obligations and Indenture Obligations, to the applicable Credit Party, or its successors or assigns, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

(B)    The Collateral Agent for itself and on behalf of the Trustee and the Noteholders and the Financing Agent for itself and on behalf of the Financing Lenders, each irrevocably agrees that payments received by such Agent, the Trustee, any Noteholder or any Financing Lender consisting of proceeds of the sale, collection or other realization of the PP&E Collateral other than in the ordinary course of business will be applied in the following order, unless a court of competent jurisdiction otherwise directs:

FIRST, to the payment of the costs and expenses of such sale, collection or other realization, including reasonable fees to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and, all amounts for which the Collateral Agent is entitled to indemnification hereunder, and to the payment of all costs and expenses paid or incurred by the Collateral Agent in connection with the exercise of any right or remedy under any Indenture Debt Documentation or hereunder;

SECOND, to the payment of Indenture Obligations in accordance with Section 6.10 of the Indenture; and

THIRD, after payment in full of all Indenture Obligations, to the applicable Credit Party, or its successors or assigns, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

19.    Access to PP&E Collateral. (A) Upon five days’ notice to the Collateral Agent following either (i) the occurrence of an action (a) to exercise or seek to exercise any rights or exercise and remedies with respect to any Financing Agreement Collateral or (b) to institute any action or proceeding with respect to such rights or remedies, including without limitation, any action of foreclosure with respect to all or any portion of the Financing Agreement Collateral by the Financing Agent with respect to the Financing Agreement Collateral or (ii) the receipt of notice by the Financing Agent pursuant to Section 3(B) that the Collateral Agent intends to take any action (a) to exercise or seek to exercise any rights or exercise and remedies with respect to any PP&E Collateral or (b) to institute any action or proceeding with respect to such rights or remedies, including without limitation, any action of foreclosure with respect to all or any portion of the PP&E Collateral by the Collateral Agent with respect to the PP&E Collateral, the Financing Agent may occupy and use the PP&E Collateral, for the purposes set out in Section 19(B), consisting of or located within the Credit Parties’ manufacturing facilities and each of the Credit Parties’ warehouse and distribution facilities for up to 90 days and thereafter, for 30-day periods as mutually agreed upon by the Financing Agent and the Collateral Agent (acting at the direction of the requisite Noteholders) (the “Liquidation Period”) provided, however, that if the Financing Agent is prevented by the Credit Parties from having access to the PP&E Collateral following such notice, the Liquidation Period shall commence upon the day on which the Financing Agent gains access, but not more than 30 days after such Liquidation Period would otherwise have begun; and provided, further, in the event the Financing Agent’s access to the PP&E Collateral is interrupted or stayed by an Insolvency Proceeding or other judicial proceeding, the Liquidation Period shall be extended by the number of days that the Financing Agent was denied access to the PP&E Collateral; provided further, that, the Financing Agent shall provide to the Collateral Agent a waiver of liability from and indemnification for any personal injury incurred in connection with any such occupation or use by the Financing Agent, any agents, brokers, appraisers, auctioneers or liquidators retained by the Financing Agent and any of their respective employees or agents, in form and substance reasonably satisfactory to the Collateral Agent. During the Liquidation Period, the Financing Agent may use and occupy the PP&E Collateral without force or process of law and without any obligation to pay rents, royalties or other fees to the Collateral Agent, the Trustee or any Noteholder, except for payment or reimbursement of costs and expenses as set forth in Section 19(D). The license to use and occupy the PP&E Collateral during the Liquidation Period shall apply to and for the benefit of the Financing Agent and any agents, brokers, appraisers, auctioneers or liquidators retained by the Financing Agent.

(B)    During the Liquidation Period, the Financing Agent shall have access to and use and occupancy of each of the Credit Parties’ manufacturing facilities and other PP&E Collateral located therein, in each case on an as is, where is basis to convert raw materials, to complete the manufacturing of work in process, and to package, ship, sell, liquidate or otherwise dispose of the Financing Agreement Collateral. During the Liquidation Period, the Financing Agent shall have access to and use and occupancy of each of the Credit Parties’ warehouse and distribution facilities and other PP&E Collateral located therein (and all material handling equipment comprising PP&E Collateral whether or not located therein) to package, ship, sell, liquidate or otherwise dispose of the Financing Agreement Collateral.

(C)    During the Liquidation Period, the Collateral Agent shall have access to the PP&E Collateral without limitation, to preserve, protect, appraise and evaluate the PP&E Collateral, to show it to potential purchasers and offer it for sale, and (ii) the Collateral Agent may sell some or all of the PP&E Collateral, provided that the purchasers of such PP&E Collateral shall have expressly agreed in writing to be bound by the obligations of the Collateral Agent, the Trustee and the Noteholders under this Section 19 with respect to the purchased PP&E Collateral until the expiration of the Liquidation Period and that the items purchased shall remain in place and shall remain subject to the rights of use and occupancy of the Financing Agent, in accordance with this Section 19 and to the extent so bound, such purchasers shall be entitled to the benefits and rights of the Collateral Agent, the Trustee and the Noteholders under this Section 19 with respect to such PP&E Collateral.

(D)    In the event that the Financing Agent elects to use some or all of the Credit Parties’ premises as set forth in this Section 19, to the extent and for so long as the Financing Agent occupies a manufacturing, warehouse or distribution facility owned by a Credit Party, the Financing Agent shall be responsible for all expenses with respect to heat, electricity, water and real property taxes with respect to any building so used or occupied, and payroll and related expenses for employees whose services are required by the Financing Agent for such use and operation of such facility, in each case for each month in which the Financing Agent occupied such facility, for all or any portion of such month. The Financing Agent shall promptly repair, at the Financing Agent’s expense, any physical damage to the PP&E Collateral caused by the Financing Agent or any other Person acting under its direction during the use and occupancy of the PP&E Collateral by or on behalf of the Financing Agent or any sale, removal or other disposition of the Financing Agreement Collateral (ordinary wear and tear excluded) and the PP&E Collateral so used or occupied shall be left in the same state of repair (ordinary wear and tear excluded) by the Financing Agent at the expiration of the Liquidation Period as existed on the commencement of the Liquidation Period. The Financing Agent shall not be liable for any diminution in value of the PP&E Collateral caused by the absence of Financing Agreement Collateral actually removed or by any necessity of replacing the Financing Agreement Collateral or, subject to the immediately preceding sentence for any other reason. The Financing Agent shall not have any duty or obligation to remove or dispose of any PP&E Collateral, or any other property left at the subject facility by the Credit Parties. None of the Collateral Agent, the Trustee or the Noteholders will be responsible for the condition of any of the PP&E Collateral, and shall have no duty to the Financing Agent or the Financing Lenders with respect to the adequacy of the PP&E Collateral for the purposes of the Financing Lenders or otherwise. The Collateral Agent agrees not to intentionally damage the PP&E Collateral (it being understood and agreed that such agreement shall not obligate the Collateral Agent in any way to maintain, insure or preserve the condition of any Collateral).

20.    Purchase Options Granted to Collateral Agent and the Noteholders. (A) Purchase Notice. The Noteholders shall have the option, exercisable (i) at any time that an Event of Default (as defined in the Financing Agreement) exists and is continuing for more than 90 days (whether or not notice thereof has been delivered pursuant to clause (a) of Section 17) or (ii) at any time after the Financing Agent has given notice to the Collateral Agent pursuant to Section 3(C), to purchase all of the Financing Agreement Obligations from the Financing Agent and the Financing Lenders subject to the terms of this Section 20. The intent to utilize such purchase option shall be evidenced by the delivery of a written notice from the Collateral Agent (signed by the relevant Noteholders) (the relevant Noteholders being referred to in this Section 20 as the “Purchasers”) to the Financing Agent (the “Purchase Notice”). The Purchase Notice shall be irrevocable. After receipt of the Purchase Notice, neither the Financing Agent nor any Financing Lender will make any additional extension of credit under the Financing Agreement (other than (x) the deemed making of advances under the Financing Agreement in respect of unreimbursed draws under letters of credit issued with the assistance of the Financing Agent prior to the date the Purchase Notice was given and (y) Protective Advances (to the extent the aggregate amount of such Protective Advances, together with all other Protective Advances made prior to such date and not previously reimbursed, does not exceed $1,000,000)) without the consent of the Purchasers.

(B)    Timing of Closing. On the date specified by the Collateral Agent in the Purchase Notice (which shall not be less than five (5) Business Days after the receipt by the Financing Agent of the Purchase Notice, but in no event more than 65 days after the earlier of (i) the receipt by Collateral Agent of the notice from Financing Agent pursuant to Section 3(C) referred to in clause (A)(ii) above and (ii) the date of delivery of the Purchase Notice), the Financing Lenders shall sell to the Purchasers, and the Purchasers shall purchase from the Financing Lenders, the Financing Agreement Obligations pursuant to documentation reasonably satisfactory to the

Purchasers and the Financing Lenders but in any event not inconsistent with the terms of this Section 20 including clause (D) hereof.

(C)    Purchase Price. Upon the date of such purchase and sale, the Purchasers shall (a) pay in cash to the Financing Agent, for the ratable benefit of the Financing Lenders, as the purchase price therefor the full amount of all the Financing Agreement Obligations then outstanding and unpaid (including principal, interest, fees and expenses (including reasonable attorneys’ fees and legal expenses)), (b) furnish cash collateral to the Financing Agent in such amounts as the Financing Agent in good faith determines is reasonably necessary to secure the Financing Agent in connection with any issued and outstanding letters of credit that the Financing Agent has arranged to be issued by third parties pursuant to the Financing Agreement (but in any event in an amount not greater than 100% of the aggregate undrawn amount of such letters of credit), (c) agree to reimburse the Financing Agent for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding letters of credit as described above and any checks or other payments provisionally credited to the Financing Agreement Obligations and/or as to which the Financing Agent has not yet received final payment. Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of the Financing Agent, as the Financing Agent may designate in writing to the Purchasers for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Purchasers to the bank account designated by Financing Agent are received in such bank account prior to 1:00 p.m., New York City time at such bank and interest shall be calculated to and including such Business Day if the amounts so paid by the Purchasers to the bank account designated by the Financing are received in such bank account later than such time.

(D)    Nature of Sale. Such purchase shall be expressly made without representation or warranty of any kind by the Financing Lenders as to the Financing Agreement Obligations or otherwise and without recourse to the Financing Agent or the Financing Lenders, except for representations and warranties as to the following: (a) the amount of the Financing Agreement Obligations being purchased (including, without limitation, as to the principal of and accrued and unpaid interest on such Financing Agreement Obligations and the fees and expenses thereof); (b) that the Financing Lenders own the Financing Agreement Obligations free and clear of any liens; (c) each of the Financing Lenders has the full right and power to assign the Financing Agreement Obligations owed to it, such assignment has been duly authorized and no approval of any governmental authority, other regulatory body or other Person is required in connection with such assignment; and (d) that the Financing Agent has not subordinated, or otherwise voluntarily relinquished the benefits of, its lien in any Financing Agreement Collateral to the lien, indebtedness or claim of any other creditor of any Borrower or any Other Obligor, other than the subordination of liens in Financing Agreement Collateral permitted by the terms of the Financing Agreement.

(E)    Effect of Purchase. Following the consummation of such purchase, the Purchasers shall be entitled to the benefits of, and be subject to the obligations under, this Agreement as if they were the Financing Agent and the Financing Lenders; provided, that the proviso to the last sentence of Section 1(A) and this Section 20 (other than this clause (E)) shall no longer be given any effect, and not in limitation but in furtherance thereof all liens and security interests in favor of the Purchasers in the Financing Agreement Collateral shall be senior to the liens and security interests in favor of the Collateral Agent for the benefit of itself, the Trustee and the Noteholders in the Financing Agreement Collateral without regard to the amount of the Financing Agreement Obligations secured thereby.

21.    Amendment; Waiver. No amendment, waiver or other modification of any provision of this Agreement is effective unless it is in writing and signed by the Collateral Agent and the Financing Agent; provided, that any amendment, waiver or other modification of this Agreement that directly and adversely affects a Credit Party shall require the written consent of such Credit Party.

22.    Expenses. The Credit Parties agree to pay, upon demand, to the Financing Agent, the Financing Lenders, the Collateral Agent, the Trustee or the Noteholders, as the case may be, the amount of any and all reasonable expenses, including the reasonable fees and expenses of attorneys and paralegals, for the Financing Agent, the Financing Lenders, the Collateral Agent, the Trustee and the Noteholders, as the case may be, which any of them may incur in connection with the exercise or enforcement of their respective rights or interests under this Agreement. All such amounts shall constitute part of the Financing Agreement Obligations or the Indenture Obligations, as the case may be.

23.    Addresses for Notices. All demands, notices and other communications provided for under this Agreement must be in writing (including facsimile communication) and mailed, sent by facsimile transmission or delivered to such party at the address specified on the signature page of this Agreement or at such other address as is designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 23. All such demands, notices and other communications are effective (i) three business days after deposited in the U.S. mails, postage prepaid, (ii) upon receipt of confirmation of transmission when sent by facsimile and (iii) upon delivery when delivered, as the case may be.

24.    No Waiver; Remedies. No failure on the part of the Financing Agent or the Collateral Agent to exercise, and no delay in exercising, any right under this Agreement operates as a waiver of such right, nor does any single or partial exercise of any right under this Agreement preclude any other or further exercise of such right or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

25.    Continuing Agreement; Transfer of Notes. This Agreement is a continuing agreement and (i) remains in full force and effect until the Financing Agreement Obligations have been paid in full, (ii) is binding upon the Collateral Agent, the Credit Parties, the Financing Agent and their respective successors, transferees, participants and assigns and (iii) inures to the benefit of and is enforceable by the Financing Agent and the Collateral Agent and their successors, transferees, participants and assigns. Without limiting the generality of clause (iii) above, the Financing Agent may, in accordance with the Financing Agreement, assign, participate or otherwise transfer the Financing Agreement Obligations to any other person or entity, which person or entity upon such transfer becomes vested with all the rights in respect of such Financing Agreement Obligations granted to the Financing Agent in this Agreement or otherwise.

26.    Bankruptcy. The Collateral Agent agrees that in the event bankruptcy proceedings are instituted by or against the Revolving/LC Borrower, the Financing Agent may consent to the use of up to $1,000,000 of cash collateral or provide up to $22,000,000 of postpetition financing under section 364 of the United States Bankruptcy Code, 11 U.S.C. § 364 (less the principal amount of Financing Agreement Obligations which are not rolled into such postpetition financing), to the Revolving/LC Borrower and the other Credit Parties on such terms and conditions as the Financing Agent, in its sole discretion, may decide. The Collateral Agent waives any rights it may have under applicable law to object to such use of such cash collateral or such postpetition financing so long as such postpetition financing is not secured (including as a result of any replacement liens) by any collateral other than the types of property that make up the Financing Agreement Collateral for the applicable Credit Party as adequate protection.

27.    Additional Credit Parties. Any Person which either (i) hereafter becomes a Restricted Subsidiary of the Revolving/LC Borrower or (ii) is a subsidiary of the Revolving/LC Borrower and becomes a guarantor of all or any portion of the Indenture Obligations shall become a party to this Agreement by execution of a supplement to this Agreement in form and substance acceptable to the Financing Agent.

28.    Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS. If any portion or provision of this Agreement is determined to be invalid or unenforceable, all other provisions of this Agreement remain in full force and effect and this Agreement remains binding between the parties to this Agreement with respect to such remaining provisions.

29.    Headings and Captions. Headings and captions used in this Agreement are for convenience only and do not affect the construction of this Agreement.

30.    CONSENT TO JURISDICTION; WAIVERS. EACH PARTY HERETO, IN CONNECTION WITH ANY LITIGATION ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT, CONSENTS TO THE JURISDICTION OF THE FEDERAL COURT OF THE NORTHERN DISTRICT OF ILLINOIS, OR, IF SUCH COURT LACKS JURISDICTION, THEN TO THE JURISDICTION OF THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, AND WANES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED MAIL DIRECTED TO SUCH PARTY AT THE ADDRESS STATED IN THIS AGREEMENT. EACH PARTY HERETO WAIVES TRIAL BY JURY, ANY OBJECTION BASED UPON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED UNDER THIS AGREEMENT.

31.    Control and Cash Collateral. (A) Subject to the terms and conditions of this Section 31, to the extent any Agent has possession, custody or control over any Financing Agreement Collateral of a type that requires a secured party to have possession, custody or control to be perfected (or an agent of such Agent has such possession, custody or control), such Agent agrees to act as agent for the other Agent for the sole purpose of perfecting the security interest granted by the Credit Parties in such Financing Agreement Collateral.

(B)    Neither Agent shall have any obligation whatsoever to the other Agent to assure that any such Financing Agreement Collateral is genuine or owned by any Credit Party or any other Person or to preserve rights or benefits of any Person.

(C)    The duties or responsibilities of each Agent under this Section 31 are and shall be limited solely to holding or maintaining control of such Financing Agreement Collateral for the other for purposes of perfecting the Lien of the Agent not in possession or control of such Financing Agreement Collateral in such Financing Agreement Collateral actually held by or under the control of the other Agent. Neither Agent is nor shall it be deemed to be a fiduciary of any kind for the other Agent and neither Agent shall have any right, cause of action or claim against the other Agent (all of which are hereby waived) should such other Agent fail to fulfill its duties or responsibilities under this Section 31, except that such Agent shall have the right to demand specific performance by such other Agent of any duty or obligation of such other Agent under clause (D) below to the extent such other Agent fails to fulfill any such duty or obligation.

(D)    Notwithstanding anything to the contrary in this Section 31, (i) prior to the payment in full of the Financing Agreement Obligations (other than the Excess Financing Agreement Obligations), the Collateral Agent shall, at the request and cost of the Financing Agent, take such actions as may reasonably be requested by the Financing Agent to cause the Financing Agent to have actual possession or control of such Financing Agreement Collateral, (ii) following the payment in full of the Financing Agreement Obligations (other than the Excess Financing Agreement Obligations), the Financing Agent shall, at the request and cost of the Collateral Agent, take such actions as may reasonably be requested by the Collateral Agent to cause the Collateral Agent to have actual possession or control of such Financing Agreement Collateral and (iii) following the payment in full of the Indenture Obligations, the Collateral Agent shall, at the request and cost of the Financing Agent, take such actions as may reasonably be requested by the Financing Agent to cause the Financing Agent to have actual possession or control of such Financing Agreement Collateral.

(E)    The provisions of this Section 31 are subject to the other provisions of this Agreement and to the extent there is a conflict with any other provision contained in this Agreement and this Section 31, such other provision shall govern.

* * * * *

[Remainder of page intentionally left blank]

Delivered as of the day and year first above written.

SHEFFIELD STEEL CORPORATION, as Revolving/LC Borrower

By: Title:

SANDS SPRING RAILWAY COMPANY, as Term Borrower

By: Title:

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By: Title:

THE CIT GROUP/BUSINESS, INC., as Financing Agent

By: Title:

Signature Page to Intercreditor Collateral Subordination Agreement